Exhibit 99.1
Business Segments
     We deliver our solutions through two business segments, Revenue Cycle Management (“RCM”) and Spend and Clinical Resource Management (“SCM”), which we previously referred to as our Spend Management Segment. Information about our business segments should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 1, 2011 and herein.
     Effective, January 1, 2011, we realigned our decision support services (“DSS”) and performance analytics business operations under our SCM segment from our RCM segment. We believe that this realignment will help us capitalize on the integration of our products and services, and to better focus on offering data-driven tools and services to help bridge our customers’ clinical and financial gaps so they can produce higher quality patient outcomes at a lower cost. As a result of this move, our results of operations, management’s discussion and analysis, and other applicable sections herein have been recast to reflect this change for all periods presented and DSS will be included within our SCM performance analytics offerings in subsequent periods.
Revenue Cycle Management Segment
     Our RCM segment provides a comprehensive suite of products and services that span what has traditionally been viewed as the hospital revenue cycle. Progressing from a traditional revenue cycle solution, we have expanded the scope of revenue cycle to include products and services that may help to enhance the effectiveness of certain clinical and administrative functions performed within a hospital. We combine our revenue cycle workflow solutions with business intelligence tools to increase financial improvement opportunities and regulatory compliance for our customers. Our suite of solutions provides us with significant flexibility in meeting customer needs. Some customers choose to actively manage their revenue cycle using internal resources that are supplemented with our solutions. Other customers have chosen a more comprehensive solution set that utilizes our full suite of products and services spanning the entire revenue cycle workflow. Regardless of the customer approach, we create timely, actionable information from the vast amount of data that exists in underlying customer information systems. In so doing, we enable financial improvement through successful process improvement, informed decision making, and implementation.
Revenue Cycle Technology and Services
     Hospitals face unique content, data management, business process and claims processing challenges and can utilize our solutions to address these issues in the following stages of the revenue cycle workflow:
•	Patient access and financial responsibility. The initial point of patient contact and data collection during the admissions process is critical for efficient and effective claim adjudication. Our patient bill estimation, patient access workflow manager and process improvement tools and services promote accurate information and data capture, facilitate communication across revenue cycle operations and assist customers in identifying a patient’s ability to pay and the subsequent collection of payment.
•	Charge capture and revenue integrity. Many hospitals need to have processes that ensure implementation of a defensible pricing strategy and compliance with third-party and government payor rules. Our charge integrity solutions help establish and sustain revenue integrity by identifying missed charges on billed claims. Our chargemaster and pricing solutions and workflow capabilities help hospitals accurately capture services rendered and present those services for billing with appropriate and compliant coding consistent with the hospital’s pricing methodology and payor rules.
•	Strategic pricing. We maintain a proprietary charge benchmark database that we estimate covers services resulting in over 95% of a hospital’s departmental gross revenues. Through our tools, hospitals are able to establish defensible pricing based on comparative charging benchmarks as well as hospital-specific costs to increase revenue while providing transparency to pricing strategies.
•	Case management, coding and documentation. Many hospitals need tools and processes to ensure accurate documentation and coding that adheres to complex and changing regulatory and payor requirements. For example, payors deploy reimbursement mechanisms that shift length-of-stay cost risk to providers, which necessitates tools and processes to help providers manage ongoing payor authorization and concurrent denials management while the patient is being treated. Our solutions help customers improve workflow and management of covered days and length of stay to prevent denied days and reduced reimbursement in order to negotiate the complexities of documentation and coding and streamline the payor authorization communication channel.
•	Claims processing. Following aggregation of all necessary claim data by a hospital’s patient accounting system, a hospital must deliver claims to payors electronically. Our claims processing tools enhance the process with comprehensive edits and workflow technology to correct non-compliant claims prior to submission. The efficiency that this tool provides expedites processing and, by extension, receipt of cash while reducing the resources required to adjudicate claims.
•	Denials management and reimbursement integrity. The collection of reimbursable dollars requires successful payor management and communication, and a proactive approach to managing the accuracy of payor reimbursement of claims. Our contract management and denial management solutions help providers hold payors accountable for contracted terms and rates, and identify all underpayments and denials to recover all net revenue owed to our customers for services rendered. We also target problem areas that affect the bottom line to improve collection of receivables due from payors. We have coupled this workflow with reporting that provides transparency into the reimbursable dollars management process.
•	Revenue cycle and supply chain integration. Our CrossWalk® and CrossWalk for Pharmacy solutions, integrate a hospital’s supply chain and revenue cycle to provide side-by-side visibility into supply charge and cost data and the corresponding charges in the hospital’s chargemaster to ensure that all chargeable supplies are accurately represented in the chargemaster. These tools use our proprietary master item file containing approximately four million different product types and models and our proprietary chargemaster containing over 180,000 distinct charges.
Revenue Cycle Services
     We employ our services and consulting expertise to help customers pinpoint the greatest areas to achieve operational improvements, and implement capabilities to deliver measurable and sustainable financial improvements in the following areas:
•	Revenue recovery and accounts receivable management. Our solutions help to ensure appropriate payment is received for the services provided. We help manage customers’ accounts receivable balance to accelerate payments and to increase net revenues. Our revenue recovery services collect additional cash by detecting inappropriate discounting and inaccurate payments by payors, including silent PPOs, recovering revenue from denied claims and providing Medicare RAC audit review and appeal services.
•	Comprehensive and outsourced services. Our senior consultants manage and drive the change process by developing a data-intensive assessment of revenue cycle performance and a customized plan for redesigning services and solutions. We then implement products and services to transform revenue cycle processes to help provide appropriate payment for services and generate improved margins and cash flow through operational efficiency.
Spend and Clinical Resource Management Segment
     Our SCM segment helps our customers manage a substantial portion of their high expense categories through a combination of group purchasing, medical device and clinical resource consulting (which includes implantable physician preference items, (“PPI”), utilization management and service line consulting), supply chain outsourcing and procurement services, capital equipment lifecycle management, lean process and workforce optimization solutions and sophisticated decision support and business intelligence tools.
Strategic Sourcing
     We focus on optimizing supply chain performance by identifying and delivering cost savings opportunities through a combination of technology and strategic contracting services to help build customized solutions encompassing the procurement of medical supplies, pharmaceuticals, food and nutrition items and capital equipment. Our strategic sourcing services help customers reduce total supply expense in their major spend areas as well as perform more efficiently and effectively.
•	Group purchasing. Our national portfolio of over 1,800 contracts with more than 1,150 manufacturers, distributors and other vendors provides our customers with access to a wide range of products and services, including: medical/surgical supplies; pharmaceuticals; laboratory supplies; capital equipment; information technology; food and nutritional products; and purchased services. We use our aggregate purchasing power to negotiate pricing discounts and improved contract terms with vendors.

Contracted vendors pay us administrative fees based on the purchase price of goods and services sold to our healthcare provider customers purchasing under the contracts we have negotiated.
Our contract portfolio is designed to offer our healthcare provider customers with both a flexible solution comprised of multi-sourced supplier contracts, as well as a core group of sole-sourced contracts that offer the best discounts. Our multi-sourced contracts include pricing tiers based on purchase volume and multiple sources for many products and services. Our sole-source supplier contracts require that our customers commit to a high percentage of purchase volume from the specified supplier contracts to access greater savings. We constantly evaluate the depth, breadth and competitiveness of our contract portfolio, and adopted this evolving, driven strategy because of the varying needs of our customers and the significant number of factors, including overall size, service mix, for-profit versus not-for-profit status, and the degree of integration between hospitals in a health system, that influence and dictate their needs.
•	Capital Equipment services. We help healthcare providers deploy the right equipment to gain the lower total cost of ownership. We offer a broad capital equipment contract portfolio, and can provide an assessment of equipment needs to gauge the lifespan of existing equipment, relative to service agreements, clinical utilization, technology trends and replacement/upgrade options. We also provide technology-driven equipment planning to help customers complete their construction or remodeling project on time and under budget.
•	Construction services. We offer an integrated approach to construction project planning that helps gain greater fiscal control of the building process. Our services include a comprehensive front-end, detailed design/build feasibility study to improve accuracy of budgeting processes for project financing, as well as an engineering/building process to minimize future maintenance and maintain customer aesthetics. Overall project management, tracking, monitoring and reporting is delivered through Web-based technology portal, and savings can be achieved from aggregating and coordinating projects scheduled to begin in similar time frames.
Spend and Clinical Resource Management Services
     Our SCM services use a combination of demonstrated best practices, leading-edge technology and experienced consultants to reduce clinical costs and increase operational efficiency. Our focus is on delivering significant and sustainable financial and operational improvement in the following areas:
•	PPI cost and utilization management. Implantable physician preference item costs represent approximately 40% of the total supply expense of a typical hospital. PPI includes expensive medical products and implantable devices (e.g., stents, catheters, heart valves, pacemakers, leads, total joint implants, spine implants and bone products) in the areas of cardiology, orthopedics, neurology, and other highly advanced and innovative service lines, as well as branded pharmaceuticals. We assist healthcare providers with PPI cost reduction by providing data and utilization analyses and pricing targets, and by facilitating the implementation and request for proposal processes for PPI in the following areas: cardiac rhythm management, cardiovascular surgery, orthopedic surgery, spine surgery and interventional procedures.
•	Outsourced services. We have over 400 professionals who oversee the supply chain spend for more than 100 hospitals through the direct management of the sourcing and contracting, purchasing, materials management and inventory management activities. Our teams of embedded employees work with hospital executives to set defined and measurable cost-reduction goals, leverage the most competitive supply contracts, use automation to streamline supply purchases, create new practices to accelerate distribution, and track performance to enable continuous improvement.
•	Procurement solutions. Through our National Procurement Center, this highly scalable operation handles the purchasing of supply chain products, consumable goods, purchased services and capital equipment for hospitals and other non-acute healthcare provider organizations. This service helps our customers increase efficiency and lower procurement-related expenses.
•	Workforce management. We help healthcare providers optimize internal and external clinical labor costs without sacrificing quality or service levels. We bring together a combination of our Web-based staff scheduling technology, agency nursing and allied healthcare sourcing, and vendor management services to optimize the staffing process and allow healthcare organizations to spend more time on providing patient care.

•	Process improvement consulting. Our teams of healthcare process improvement experts assess areas for improvement across all major departments and services in a healthcare organization, including the operating room, emergency department, pharmacy department, and nursing floors for example, and implement operational efficiency processes to increase throughput turnaround time.
•	Comprehensive service line improvement. We assist providers in evaluating their service lines and identifying areas for clinical resource improvement through a rigorous process that includes advanced data analysis of utilization, profitability and other operational metrics. Specific areas of our service line expertise include cardiac and vascular surgery, invasive cardiology and rhythm management, medical cardiology, orthopedic surgery, spine and neurology, and general surgery.
Performance Analytics, Data Management and Decision Support
     Our performance analytics and data management tools are an integral part of our SCM solutions. These tools provide transparency into expenses, identify performance deficiencies and areas for operational improvement, and allow for monitoring and measuring results. Key components include:
•	Service Line Analytics. We offer a Web-based solution, supported by consulting services, for the ongoing control and management of supply costs. Using data from a hospital’s information systems, including clinical, financial and supply-cost data reported by service lines and diagnostic-related groups, (“DRGs”), we identify opportunities for cost reduction and develop a management plan to achieve improved operational and financial performance results.
•	Spend analytics and strategic information services. Our Web-based, spend analytics tools identify saving opportunities by isolating purchases by facility, category, manufacturer or contract, and to also identify identical or similar products available on private or GPO contracts. In addition, we provide our customers with analytical services to help effectively manage pricing and pricing tiers, monitor market share and identify cost-saving alternatives.
•	E-Commerce. We offer a proprietary e-commerce platform that links customers with their suppliers to automate the supply procurement process. This helps to lower transaction costs and increase labor efficiency and provides deep data and analytics of a customer’s own purchasing trends.
•	Customer master item file services. We believe we have one of the most comprehensive, proprietary supply item databases in the industry. We provide master item file services utilizing our proprietary master item file containing approximately two million items, which allows us to quickly identify and standardize customer supply data for timely and accurate reporting.
•	Electronic contract portfolio catalog. We establish and maintain a web-based contract warehouse that provides visibility, management and control of each customer’s supply contract portfolio.
•	Decision support services. Our decision support software provides customers with an integrated suite of business intelligence tools designed to facilitate hospital decision-making by integrating clinical, financial and operational information into a common data set for accuracy and ease of use across the organization. Key components include budgeting, cost accounting, cost management, contract analytics, clinical analytics and customer-defined key performance indicators such as profitability per referring physician and per procedure.

SELECTED FINANCIAL DATA.
     Our historical financial data as of and for the fiscal years ended December 31, 2010, 2009, and 2008 have been derived from the audited consolidated financial statements included elsewhere herein, and such data as of and for the fiscal year ended December 31, 2007 and 2006 has been derived from audited consolidated financial statements not included herein or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 1, 2011.
     Historical results of operations are not necessarily indicative of results of operations or financial condition in the future or to be expected in the future. Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for a summary of management’s primary metrics to measure the consolidated financial performance of our business, which includes non-GAAP gross fees, non-GAAP revenue share obligation, non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margin and non-GAAP diluted adjusted EPS (which we formerly referred to as non-GAAP diluted cash EPS). The summary historical consolidated financial data and notes should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements included elsewhere herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 1, 2011.

	Fiscal Year Ended December 31,
	2010(2)	2009	2008(3)	2007(4)	2006(5)
	(In thousands, except per share data)
	(recast)	(recast)	(recast)	(recast)	(recast)
Statement of Operations Data:(1)
Net revenue:
Revenue Cycle Management	$213,728	$178,721	$128,036	$54,938	$27,342
Spend and Clinical Resource Management	177,603	162,560	151,620	133,580	118,893

Total net revenue	391,331	341,281	279,656	188,518	146,235
Operating expenses:(6)
Cost of revenue	100,737	74,651	51,548	27,983	15,601
Product development expenses	20,011	18,994	16,393	7,785	7,163
Selling and marketing expenses	46,736	45,282	43,205	35,748	32,205
General and administrative expenses	124,379	110,661	91,481	64,817	55,363
Acquisition and integration-related expenses(7)	21,591	—	—	—	—
Depreciation	19,948	13,211	9,793	7,115	4,822
Amortization of intangibles	31,027	28,012	23,442	15,778	11,738
Impairment of property and equipment, goodwill and intangibles(8)	46,423	—	2,272	1,204	4,522

Total operating expenses	410,852	290,811	238,134	160,430	131,414

Operating income	(19,521)	50,470	41,522	28,088	14,821
Other income (expense)
Interest expense	(27,508)	(18,114)	(21,271)	(20,391)	(10,921)
Other (expense) income	650	417	(1,921)	3,115	(3,917)

(Loss) income before income taxes	(46,379)	32,773	18,330	10,812	(17)
Income (benefit) tax	(14,255)	12,826	7,489	4,516	(8,860)

Net (loss) income	(32,124)	19,947	10,841	6,296	8,843
Preferred stock dividends and accretion	—	—	—	(16,094)	(14,713)

Net (loss) income attributable to common stockholders	$(32,124)	$19,947	$10,841	$(9,798)	$(5,870)
(Loss) income per share basic	$(0.57)	$0.36	$0.22	$(0.75)	$(0.67)
(Loss) income per share diluted	$(0.57)	$0.34	$0.21	$(0.75)	$(0.67)
Shares used in per share calculation basic	56,434	54,841	49,843	12,984	8,752
Shares used in per share calculation diluted(9)	56,434	57,865	52,314	12,984	8,752

(1)	Amounts have been recast to reflect our DSS operating unit within our SCM segment.

(2)	Amounts include the results of operations of Broadlane (as part of the SCM segment) from November 16, 2010, the date of acquisition.

(3)	Amounts include the results of operations of Accuro (as part of the RCM segment) from June 2, 2008, the date of acquisition.

(4)	Amounts include the results of operations of XactiMed (as part of the RCM segment) from May 18, 2007 and MD-X (as part of the RCM segment) from July 2, 2007, the respective dates of acquisition.

(5)	Amounts include the results of operations of our decision support services operating unit, formerly known as Avega Health Systems Inc., (“DSS” or “Avega”), (as part of the SCM segment) from January 1, 2006, the date of acquisition.

(6)	We adopted generally accepted accounting principles relating to stock compensation, on January 1, 2006. Total share-based compensation expense for each period presented is as follows:

	Fiscal Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Cost of revenue	$2,722	$3,063	$1,983	$877	$834
Product development	461	866	721	350	517
Selling and marketing	2,476	2,920	1,894	1,050	597
General and administrative	5,834	9,803	3,952	3,334	1,309

Total share-based compensation expense	$11,493	$16,652	$8,550	$5,611	$3,257

(7)	Amount was attributable to $10.4 million in transaction costs incurred (not related to the financing) to complete the Broadlane Acquisition such as due diligence, consulting and other relates fees; $8.4 million for integration and restructuring-type costs associated with the Broadlane Acquisition, such as severance, retention, certain performance-related salary-based compensation, and operating infrastructure costs; and $2.8 million was attributable to acquisition-related fees associated with an unsuccessful acquisition attempt.

(8)	The impairment during the fiscal year ended December 31, 2010 primarily consisted of (i) a $44.5 million write-off of goodwill relating to our decision support services operating unit; and (ii) $1.3 million relating to an SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition. The impairment of intangibles during 2008 primarily relates to acquired developed technology from prior acquisitions, revenue cycle management trade names and internally developed software products deemed impaired due to the integration of Accuro’s operations and products. The impairment of intangibles during 2007 and 2006 primarily relates to the write-off of in-process research and development from XactiMed and Avega at the time of acquisition.

(9)	For the years ended December 31, 2010, 2007 and 2006, the effect of dilutive securities has been excluded because the effect is antidilutive as a result of the net loss attributable to common stockholders.
Consolidated Balance Sheet Data:

	Fiscal Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Cash and cash equivalents(1)	$46,836	$5,498	$5,429	$136,972	$23,459
Current assets	184,754	95,980	80,254	190,208	57,380
Total assets	1,845,353	778,544	773,860	526,379	277,204
Current liabilities	283,249	99,344	139,308	75,513	67,387
Total non-current liabilities(2)	1,126,521	241,828	251,613	221,351	181,159
Total liabilities	1,409,770	341,172	390,921	296,864	248,546
Redeemable convertible preferred stock(1)	—	—	—	—	196,030
Total stockholder’s equity (deficit)(1)	435,583	437,372	382,939	229,515	(167,372)
Cash dividends declared per share(3)	$—	$—	$—	$2.48	$2.66

(1)	During 2008, we voluntarily changed our cash management practice to reduce our interest expense. We instituted an auto-borrowing plan which caused all excess cash on hand to be used to repay our swing-line credit facility on a daily basis. As we changed lenders in the course of the Broadlane Acquisition, this practice was suspended. We are currently in discussions with our new lenders to institute a similar arrangement that will result in a comparable cash management structure and reduction in our interest expense. At December 31, 2010, we had a cash and cash equivalents balance due to the cash flows associated with the Broadlane Acquisition and a temporary suspension of our previous cash management practice. We expect this balance to decrease in future periods. At December 31, 2010, 2009 and 2008, we had a cash and cash equivalents balance because we had a zero balance on our revolving credit facility. As a result of our initial public offering of our common stock which closed on December 18, 2007, we received $216.6 million of net cash proceeds and subsequently paid down indebtedness by $120.0 million on the same date. In conjunction with the offering, all redeemable convertible preferred shares were converted to common shares.

(2)	Inclusive of capital lease obligations and long-term notes payable.

(3)	On October 30, 2006, our board of directors declared a special dividend payable to common stockholders and preferred stockholders, to the extent entitled to participate in dividends payable on the common stock in the amount of $70.0 million in the aggregate, or $2.66 per share. On July 23, 2007, our board of directors declared an additional special dividend payable to common stockholders and preferred stockholders, to the extent entitled to participate in dividends payable on the common stock in the amount of $70.0 million in the aggregate, or $2.48 per share.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     The following discussion of our financial condition and results of operations should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 1, 2011, including the “Risk Factors” section contained therein, as well as our consolidated financial statements and the notes to those financial statements contained herein. The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors as described in the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report of Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the SEC on May 10, 2011, that could cause our actual future growth, results of operations, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, such forward-looking statements. See “Note On Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Overview
     We provide technology-enabled products and services which together deliver solutions designed to improve operating margin and cash flow for hospitals, health systems and other ancillary healthcare providers. Our solutions are designed to efficiently analyze detailed information across the spectrum of revenue cycle and spend management processes. Our solutions integrate with existing operations and enterprise software systems of our customers and provide financial improvement with minimal upfront costs or capital expenditures. Our operations and customers are primarily located throughout the United States and to a lesser extent, Canada.
     MedAssets delivered solid financial performance in 2010. Our full-year results included total consolidated net revenue of $391.3 million, a 14.6% increase over 2009. These results were primarily driven by an increase in revenue cycle services, solid growth in revenue cycle technology tools, continued strong demand for medical device consulting and strategic sourcing services, and growth in net administrative fees from our GPO volume. We reported a net loss of $32.1 million, or a loss of $0.57 per diluted share due to a significant amount of acquisition and integration costs associated with our recent Broadlane Acquisition and the impairment charges recorded during the year. Our adjusted EBITDA amounted to $128.0 million and was up 14.9% over last year.
     On November 16, 2010, we completed the acquisition of Broadlane, the largest transaction in our Company’s history. We believe MedAssets now has a much greater breadth of capabilities to help drive down total hospital costs by offering a leading group purchasing and supply chain cost management model that leverages data, analytics, consulting and outsourcing to drive clinical and operating effectiveness.
     With the addition of Broadlane’s supply chain capabilities, we are confident that our business model and best-practice solutions will provide our customer base the direction and support to effectively optimize revenue, secure reimbursement, reduce waste, aggressively manage total costs, and increase cash flow for healthcare providers as the slow economic recovery and impact of health insurance reform continue to impact their provision of care.
     Management’s primary metrics to measure the consolidated financial performance of the business are net revenue, non-GAAP gross fees, non-GAAP revenue share obligation, non-GAAP adjusted EBITDA, non-GAAP adjusted EBITDA margin and non-GAAP diluted adjusted EPS (which we formerly referred to as non-GAAP diluted cash EPS).
     For the fiscal years ended December 31, 2010, 2009 and 2008, our primary results of operations included the following:

	Fiscal Year Ended December 31,				Fiscal Year Ended December 31,
	2010	2009	Change		2009	2008	Change
	Amount	Amount	Amount	%	Amount	Amount	Amount	%
	(In millions)				(In millions)
Gross fees(1)	$454.3	$396.5	$57.8	14.6%	$396.5	$332.5	$64.0	19.2%
Revenue share obligation(1)	(63.0)	(55.2)	(7.8)	14.1	(55.2)	(52.9)	(2.3)	4.3

Total net revenue	391.3	341.3	50.0	14.6	341.3	279.6	61.7	22.1

Operating (loss) income	(19.5)	50.5	(70.0)	(138.6)	50.5	41.5	9.0	21.7
Net (loss) income	$(32.1)	$19.9	$(52.0)	(261.3)%	$19.9	$10.8	$9.1	84.3%

Adjusted EBITDA(1)	$128.0	$111.4	$16.6	14.9%	$111.4	$89.7	$21.7	24.2%
Adjusted EBITDA margin(1)	32.7%	32.6%			32.6%	32.1%
Adjusted diluted EPS(1)	$0.82	$0.82	$—	0.0%	$0.82	$0.65	$0.17	26.2%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.

     For the fiscal years ended December 31, 2010 and 2009, we generated non-GAAP gross fees of $454.3 million and $396.5 million, respectively, and total net revenue of $391.3 million and $341.3 million, respectively. The increases in non-GAAP gross fees and total net revenue in the fiscal year ended December 31, 2010 compared to the fiscal year ended December 31, 2009 were primarily attributable to:
•	the Broadlane Acquisition;
•	growth in our RCM segment from our comprehensive revenue cycle services and technology solutions; and
•	growth in our SCM segment from our medical device consulting and strategic sourcing services and our vendor administrative fees.
     For the fiscal year ended December 31, 2010, we generated an operating loss of $19.5 million compared to operating income of $50.5 million for the fiscal year ended December 31, 2009. The decrease in operating income compared to the prior year was primarily attributable to the net revenue increase discussed above offset by the following:
•	higher acquisition-related expenses in connection with: (i) acquisition and integration costs associated with our recent Broadlane Acquisition; and (ii) certain due diligence and acquisition-related costs pursuant to an unsuccessful acquisition attempt;
•	impairment charges primarily relating to (i) a write-off of goodwill from our decision support services operating unit; and (ii) a certain SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition;
•	increased cost of revenue attributable to: (i) a higher percentage of net revenue being derived from service-based engagements within our RCM and SCM segments; and (ii) higher direct costs relating to certain new and existing customer arrangements whereby the related revenue associated with these arrangements is contingent upon meeting financial performance targets. The related revenue is proportionally recorded as the performance targets are achieved. The increase in these types of arrangements was concentrated within our SCM segment;
•	higher operating expenses related to new and existing salary-related compensation expense primarily associated with our expanding services-based businesses;
•	an increase in amortization expense of acquired intangibles; and
•	an increase in depreciation expense from additions to property and equipment including purchased software in conjunction with fixed assets acquired in the Broadlane Acquisition.
     For the fiscal year ending December 31, 2010, increases in non-GAAP Adjusted EBITDA and non-GAAP Adjusted EBITDA margin compared to the fiscal year ended December 31, 2009 were primarily attributable to the net revenue increase discussed above, as well as lower expense growth due to certain management cost control initiatives and lower cash-based incentive compensation expense during the year, partially offset by increased cost of revenue from segment revenue and product mix, including a shift to more service-based revenue and increased corporate operating expenses.
     For the fiscal years ended December 31, 2009 and 2008, we generated non-GAAP gross fees of $396.5 million and $332.5 million, respectively, and total net revenue of $341.3 million and $279.6 million, respectively. The increases in non-GAAP gross fees and total net revenue in the fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008 were primarily attributable to:
•	the acquisition of Accuro;
•	growth in our RCM segment from our reimbursement technologies and revenue cycle services; and
•	growth in our SCM segment from our technology solutions consulting services and decision support software.
     For the fiscal years ended December 31, 2009 and 2008, we generated operating income of $50.5 million and $41.5 million, respectively. The increase in operating income compared to the prior year was primarily attributable to the net revenue increase discussed above partially offset by the following:
•	increases in the amortization of acquired intangibles;
•	increased share-based compensation expense from our Long Term Performance Incentive Plan;

•	increased cost of revenue attributable to a higher percentage of net revenue being derived from service-based engagements within our RCM and SCM segments; and
•	higher operating expenses, exclusive of those mentioned above, including legal expense, new employee compensation expense and bad debt expense partially mitigated by certain cost control initiatives.
     For the fiscal year ending December 31, 2009, increases in non-GAAP Adjusted EBITDA and non-GAAP Adjusted EBITDA margin compared to the fiscal year ended December 31, 2008 were primarily attributable to the net revenue increase discussed above, as well as lower expense growth due to certain management cost control initiatives and lower cash-based incentive compensation expense during the year. In addition, we had a reduction in certain discretionary expenses within our operating infrastructure including advertising and marketing costs as well as a higher percentage of our product development being capitalized during the year. These factors contributing to an increase in non-GAAP Adjusted EBITDA and non-GAAP Adjusted EBITDA margin were offset primarily by increased cost of revenue from segment revenue and product mix including a shift to more service-based revenue and increased corporate operating expenses.
Segment Structure and Revenue Streams
     Effective, January 1, 2011, we realigned our decision support services (“DSS”) and performance analytics business operations under our SCM segment from our RCM segment. We believe that this realignment will help us capitalize on the integration of our products and services, and to better focus on offering data-driven tools and services to help bridge our customers’ clinical and financial gaps so they can produce higher quality patient outcomes at a lower cost. As a result of this move, our results of operations, management’s discussion and analysis, and other applicable sections herein have been recast to reflect this change for all periods presented and DSS will be included within our SCM performance analytics offerings in subsequent periods.
     We deliver our solutions through two business segments, RCM and SCM. Management’s primary metrics to measure segment financial performance are net revenue, non-GAAP gross fees and Segment Adjusted EBITDA. All of our revenues are from external customers and inter-segment revenues have been eliminated. See Note 13 of the Notes to our Consolidated Financial Statements herein for discussion on Segment Adjusted EBITDA and certain items of our segment results of operations and financial position.
Revenue Cycle Management
     Our RCM segment provides a comprehensive suite of products and services spanning the hospital revenue cycle workflow — from patient access and financial responsibility, charge capture and integrity, pricing analysis, claims processing and denials management, payor contract management, revenue recovery and accounts receivable services. Our workflow solutions, together with our data management, compliance and audit tools, increase revenue capture and cash collections, reduce accounts receivable balances and increase regulatory compliance. Our RCM segment revenue is listed under the caption “Other service fees” on our Consolidated Statements of Operations and consists of the following components, which are also discussed in Note 1 of our Consolidated Financial Statements herein:
•	Subscription and implementation fees. We earn fixed subscription fees on a monthly or annual basis on multi-year contracts for customer access to our SaaS-based solutions. We may also charge our customers non-refundable upfront fees for implementation of our SaaS-based services. These non-refundable upfront fees are earned over the subscription period or estimated customer relationship period, whichever is longer.
We defer costs related to implementation services and expense these costs in proportion to the revenue earned over the subscription period or customer relationship period, as applicable. We are currently performing a study on our customer relationship period based on historical attrition rates. This may result in an increase to the customer relationship period from approximately five to six years. Once the study is complete, this may have an impact on the related useful life used to amortize the deferred costs relating to implementation services. This change would cause a decrease in the related amortization expense in future periods.
In addition, we defer upfront sales commissions related to subscription and implementation fees and expense these costs ratably over the related contract term.
•	Transaction fees. For certain of our revenue cycle management solutions, we earn fees that vary based on the volume of customer transactions or enrolled members.
•	Service fees. For certain of our RCM solutions, we earn fees based on a percentage of cash remittances collected, fixed-fee and cost-plus consulting arrangements. The related revenues are earned as services are rendered.

Spend and Clinical Resource Management
     On November 16, 2010, we completed the acquisition of Broadlane, a leading provider of group purchasing, supply chain outsourcing and centralized procurement services, capital equipment lifecycle management, clinical and lean process consulting, and clinical workforce optimization solutions. With the addition of Broadlane, our SCM segment provides a comprehensive suite of cost management services and supply chain analytics and data capabilities that help our customers manage many of their high and low expense categories. Our solutions lower supply and medical device costs and help to improve clinical resource utilization by managing the procurement process through our strategic sourcing of supplies and purchased services, discounted pricing through our group purchasing organization’s portfolio of contracts, consulting services and business analytics and intelligence tools.
     Our SCM segment revenue consists of the following components:
•	Administrative fees and revenue share obligation. We earn administrative fees from manufacturers, distributors and other vendors (collectively referred to as “vendors”) of products and services with whom we have contracts under which our group purchasing organization customers may purchase products and services. Administrative fees represent a percentage, which we refer to as our administrative fee ratio, typically ranging from 0.25% to 3.00% of the purchases made by our group purchasing organization customers through contracts with our vendors.
Our group purchasing organization customers make purchases, and receive shipments, directly from the vendors. Generally on a monthly or quarterly basis, vendors provide us with a report describing the purchases made by our customers through our group purchasing organization vendor contracts, including associated administrative fees. We recognize revenue upon the receipt of these reports from vendors.
Some customer contracts require that a portion of our administrative fees be contingent upon achieving certain financial improvements, such as lower supply costs, which we refer to as performance targets. Contingent administrative fees are not recognized as revenue until we receive customer acceptance on the achievement of those contractual performance targets. Prior to receiving customer acceptance of performance targets, we record contingent administrative fees as deferred revenue on our consolidated balance sheet. Often, recognition of this revenue occurs in periods subsequent to the recognition of the associated costs. Should we fail to meet a performance target, we may be contractually obligated to refund some or all of the contingent fees.
Additionally, in many cases, we are contractually obligated to pay a portion of the administrative fees to our hospital and health system customers. Typically this amount, which we refer to as our revenue share obligation, is calculated as a percentage of administrative fees earned on a particular customer’s purchases from our vendors. Our total net revenue on our Consolidated Statements of Operations is shown net of the revenue share obligation.
•	Other service fees. The following items are included as “Other service fees” in our Consolidated Statement of Operations:
•	Consulting fees. We consult with our customers regarding the costs and utilization of medical devices and PPI and the efficiency and quality of their key clinical service lines. Our consulting projects are typically fixed fee projects with an average duration of six to nine months, and the related revenues are earned as services are rendered. We generate revenue from consulting contracts that also include performance targets. The performance targets generally relate to committed financial improvement to our customers from the use and implementation of initiatives that result from our consulting services. Performance targets are measured as our strategic initiatives are identified and implemented, and the financial improvement can be quantified by the customer. In the event the performance targets are not achieved, we are obligated to refund or reduce a portion of our fees.
•	Subscription fees. We also offer technology-enabled services that provide spend management analytics and data services to improve operational efficiency, reduce supply costs, and increase transparency across spend management processes. We earn fixed subscription fees on a monthly basis for these Company-hosted SaaS-based solutions.
•	Licensed-software fees. We earn license, implementation, maintenance and other software-related service fees for our business intelligence, decision support and other software products. These software revenues are typically recognized ratably over the contract period as these are effectively annual licenses. We have certain SCM contracts that are sold in multiple-element arrangements and include software products. We have considered Rule 5-03 of Regulation S-X for these types of multiple-element arrangements that include software products and determined the amount is below the threshold that would require separate disclosure on our consolidated statement of operations.
Operating Expenses
     We classify our operating expenses as follows:

•	Cost of revenue. Cost of revenue primarily consists of the direct labor costs incurred to generate our revenue. Direct labor costs consist primarily of salaries, benefits, and other direct costs and share-based compensation expenses related to personnel who provide services to implement our solutions for our customers (indirect labor costs for these personnel are included in general and administrative expenses). As the majority of our services are generated internally, our costs to provide these services are primarily labor-driven. A less significant portion of our cost of revenue consists of costs of third-party products and services and customer reimbursed out-of-pocket costs. Cost of revenue does not include certain expenses relating to hosting our services and providing support and related data center capacity (which is included in general and administrative expenses), and allocated amounts for rent, depreciation, amortization or other indirect operating costs because we do not consider the inclusion of these items in cost of revenue relevant to our business. However, cost of revenue does include the amortization for the cost of software to be sold, leased, or otherwise marketed. As a result of the Accuro Acquisition and related integration, there may be some re-allocation of expenses primarily between cost of revenue and general and administrative expense resulting from the implementation of our accounting expense allocation policies that could affect period over period comparability. In addition, any changes in revenue mix between our RCM and SCM segments, including changes in revenue mix towards SaaS-based revenue and consulting services, may cause significant fluctuations in our cost of revenue and have a favorable or unfavorable impact on operating income.
•	Product development expenses. Product development expenses primarily consist of the salaries, benefits, incentive compensation and share-based compensation expense of the technology professionals who develop, support and maintain our software-related products and services. Product development expenses are net of capitalized software development costs for both internal and external use.
•	Selling and marketing expenses. Selling and marketing expenses consist primarily of costs related to marketing programs (including trade shows and brand messaging), personnel-related expenses for sales and marketing employees (including salaries, benefits, incentive compensation and share-based compensation expense), certain meeting costs and travel-related expenses.
•	General and administrative expenses. General and administrative expenses consist primarily of personnel-related expenses for administrative employees and indirect time related to operational service-based employees (including salaries, benefits, incentive compensation and share-based compensation expense) and travel-related expenses, occupancy and other indirect costs, insurance costs, professional fees, and other general overhead expenses.
•	Acquisition and integration-related expenses. Acquisition and integration-related expenses consist of: (i) costs incurred to complete acquisitions including due diligence, consulting and other related fees; (ii) integration and restructuring-type costs relating to our completed acquisitions; and (iii) acquisition-related fees associated with unsuccessful acquisition attempts.
•	Depreciation. Depreciation expense consists primarily of depreciation of fixed assets and the amortization of software, including capitalized costs of software developed for internal use.
•	Amortization of intangibles. Amortization of intangibles includes the amortization of all identified intangible assets (with the exception of software), primarily resulting from acquisitions.
Key Considerations
     Certain significant items or events must be considered to better understand differences in our results of operations from period to period. We believe that the following items or events have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations in future periods:
Broadlane Acquisition
     On September 14, 2010, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Broadlane Holdings, LLC, a Delaware limited liability company (“Broadlane LLC”), and Broadlane Intermediate Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Broadlane LLC (“Broadlane Holdings”), pursuant to which, among other things, the Company would acquire all of the outstanding shares of capital stock of Broadlane Holdings from Broadlane LLC. The Broadlane Group, Inc., a Delaware corporation and wholly-owned subsidiary of Broadlane Holdings, delivered supply chain management, strategic sourcing of supplies and services, capital equipment lifecycle management, advanced technology and analytics, clinical and lean process consulting and clinical workforce optimization.
     The Broadlane Acquisition was consummated on November 16, 2010, and, in connection therewith, the Company paid to Broadlane LLC preliminary purchase consideration of approximately $725.0 million in cash plus working capital of $20.9 million for an aggregate purchase price of $745.9 million. The Company will make an additional payment of approximately $123.1 million in cash

(which represents the face value at maturity), subject to certain fixed adjustments (e.g., payments made by the Company for working capital, inclusive of cash) and certain limitations, on or before January 4, 2012. The purchase consideration paid at closing is subject to final modified-working-capital adjustment as defined by the purchase agreement.
     The results of operations of Broadlane are included in our consolidated results of operations from the date of acquisition. Refer to Note 5 of the Notes to Consolidated Financial Statements for additional information.
Purchase Accounting
     In connection with the Broadlane Acquisition, we recorded the following adjustment, which was determined as part of purchase accounting and recorded as part of the purchase price allocation:
•	Administrative fee adjustment. Upon acquiring Broadlane, we recorded a net $16.8 million purchase accounting adjustment that reflects the fair value of administrative fees related to customer purchases that occurred prior to November 16, 2010, but were reported to us subsequent to that date through December 31, 2010. Under our revenue recognition accounting policy, which is in accordance with GAAP, these administrative fees would be ordinarily recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases occurring prior to the transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as a liability. The purchase accounting adjustment amounted to an estimated $34.5 million of accounts receivable relating to these administrative fees and an estimated $17.7 million for the related revenue share obligation. This change only impacted our SCM segment.
Credit Facility and Notes Offering
     We were party to a credit agreement dated October 23, 2006, consisting of a senior secured term loan and a revolving line of credit that was administered by Bank of America. On November 16, 2010, in connection with the Broadlane Acquisition, we entered into a new credit agreement (the “Credit Agreement”) with Barclays Bank PLC and JP Morgan Securities LLC (collectively, the “Banks”) and closed a private placement offering of senior notes due 2018. The Company used the borrowings from the Credit Agreement and the net proceeds from the offering of senior notes to finance the purchase price of the Broadlane Acquisition and repay outstanding indebtedness of the Company and Broadlane Holdings.
Credit Facility
     The Credit Agreement consists of a six-year $635 million senior secured term loan facility and a five-year $150 million senior secured revolving credit facility, including a letter of credit sub-facility of $25 million and a swing line sub-facility of $25 million. Both the senior secured term loan and revolving credit facility charge a variable interest rate of LIBOR or an alternate base rate plus and applicable margin.
     The Credit Agreement also permits the Company to, subject to the satisfaction of certain conditions and obtaining commitments therefor, add one or more incremental term loan facilities, increase the aggregate commitments under the senior secured revolving credit facility or add one or more incremental revolving credit facility tranches in an aggregate amount of up to $200 million, which may have the same guarantees, and be secured equally in all respects by the same collateral, as the senior secured term loan loans and the senior secured revolving credit loans.
     The Credit Agreement contains certain customary negative covenants, including limitations on: the incurrence of debt; liens; fundamental changes; asset sales and sale leasebacks; investments; dividends or distributions on, or redemptions of, equity interests; prepayments or redemptions of unsecured or subordinated debt; negative pledge clauses; transactions with affiliates and changes to the Company’s fiscal year. The Credit Agreement also includes maintenance covenants of maximum ratios of consolidated total indebtedness (subject to certain modifications) to consolidated EBITDA (subject to certain modifications) and minimum cash interest coverage ratios.
     Refer to Note 7 of the Notes to Consolidated Financial Statements herein for additional information.
Notes Offering
     Also in connection with the Broadlane Acquisition, the Company closed the offering of an aggregate principal amount of up to $325 million of senior notes due 2018 (the “Notes”) in a private placement. The Notes are jointly and severally guaranteed on a senior unsecured basis by each of the Company’s existing domestic restricted subsidiaries and each of the Company’s future domestic restricted subsidiaries in each case that guarantees the Company’s obligations under the Credit Agreement. The Notes and the guarantees are senior unsecured obligations of the Company.

     The Notes were issued pursuant to an indenture dated as of November 16, 2010 (the “Indenture”), among the Company, its subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. Pursuant to the Indenture, the Notes will mature on November 15, 2018, and bear 8% annual interest. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2011.
     The Indenture contains certain customary negative covenants, including limitations on: the incurrence of debt; liens; consolidations or mergers; asset sales; certain restricted payments and transactions with affiliates. The Indenture does not contain any significant restrictions on the ability of the parent company to obtain funds from its subsidiaries by dividend or loan. The Indenture also contains customary events of default.
     Refer to Note 7 of the Notes to Consolidated Financial Statements herein for additional information.
Impairment of Assets
     During 2010 and 2008, certain of our assets were deemed to be impaired as they no longer provided future economic benefit. Such assets primarily included goodwill associated with our decision support services operating unit, certain acquired trade names, developed technology, and internally developed software.
     In connection with our 2010 annual impairment testing, we recognized an impairment charge related to the goodwill at our decision support services operating unit within our RCM reporting segment. We experienced a scheduled and planned step down in license fee revenue from a large business intelligence customer in our decision support services operating unit. As part of our quarterly and annual forecasting process we expected to recover the revenue reduction related to this large customer with new customer wins. However, given the economic environment and increased competition, conversion of new customer revenue has been lower than expected over the last six to eight quarters. Based on our lower sales conversion we revised our earnings forecast for future years for our decision support services operating unit. As a result, we recorded non-cash impairment charges totaling $46.4 million and $2.3 million during the fiscal years ended December 31, 2010 and 2008, respectively. Refer to Note 3 of the Notes to Consolidated Financial Statements herein for additional information.
Cash-based Incentive Compensation
     During 2010 and 2009, we did not fund our discretionary bonus and incentive pool. This decrease in compensation expense provided for a favorable impact on our operating expenses, net income and Adjusted EBITDA for the fiscal year ended December 31, 2009 as compared to the fiscal year ended December 31, 2008.
Termination of Interest Rate Swaps
     In November 2010, we terminated an interest rate swap as part of the Broadlane Acquisition that was originally set to terminate in March 2012. In consideration of the early termination, we paid the swap counterparty, and incurred an expense of, $1.6 million for the fiscal year ended December 31, 2010. Accordingly, the swap is no longer recorded on our Consolidated Balance Sheet as of December 31, 2010.
     In June 2008, we terminated two floating-to-fixed rate LIBOR-based interest rate swaps that were originally set to terminate July 2010. In consideration of the early terminations, we paid to the swap counterparty, and incurred an expense of, $3.9 million for the fiscal year ended December 31, 2008. Accordingly, the swaps are no longer recorded on our Consolidated Balance Sheet as of December 31, 2008.
Results of Operations
Consolidated Tables
     The following tables set forth our consolidated results of operations grouped by segment for the periods shown:

	Fiscal Year Ended December 31,
	2010	2009	2008
	(In thousands)
	(recast)	(recast)	(recast)
Net revenue:
Revenue Cycle Management	$213,728	$178,721	$128,036
Spend and Clinical Resource Management
Gross administrative fees(1)	182,024	163,454	158,618
Revenue share obligation(1)	(62,954)	(55,231)	(52,853)
Other service fees	58,533	54,337	45,855

Total Spend and Clinical Resource Management	177,603	162,560	151,620

Total net revenue	391,331	341,281	279,656
Operating expenses:
Revenue Cycle Management	182,868	158,411	120,810
Spend and Clinical Resource Management	180,460	102,507	95,152

Total segment operating expenses	363,328	260,918	215,962
Operating (loss) income
Revenue Cycle Management	30,860	20,310	7,226
Spend and Clinical Resource Management	(2,857)	60,053	56,468

Total segment operating income	28,003	80,363	63,694
Corporate expenses(2)	47,524	29,893	22,172

Operating (loss) income	(19,521)	50,470	41,522
Other income (expense):
Interest expense	(27,508)	(18,114)	(21,271)
Other income (expense)	650	417	(1,921)

(Loss) income before income taxes	(46,379)	32,773	18,330
Income tax (benefit) expense	(14,255)	12,826	7,489

Net (loss) income	(32,124)	19,947	10,841
Reportable segment adjusted EBITDA(3):
Revenue Cycle Management	65,891	56,053	36,593
Spend and Clinical Resource Management	$87,696	$76,469	$70,957
Reportable segment adjusted EBITDA margin(4):
Revenue Cycle Management	30.8%	31.4%	28.6%
Spend and Clinical Resource Management	49.4%	47.0%	46.8%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.

(2)	Represents the expenses of corporate office operations.

(3)	Management’s primary metric of segment profit or loss is Segment Adjusted EBITDA. See Note 13 of the Notes to Consolidated Financial Statements herein.

(4)	Reportable segment Adjusted EBITDA margin represents each reportable segment’s Adjusted EBITDA as a percentage of each segment’s respective net revenue.
     The following table sets forth our consolidated results of operations as a percentage of total net revenue for the periods shown:

	Fiscal Year Ended December 31,
	2010	2009	2008
	(recast)	(recast)	(recast)
Net revenue:
Revenue Cycle Management	54.6%	52.4%	45.8%
Spend and Clinical Management
Gross administrative fees(1)	46.5	47.9	56.7
Revenue share obligation(1)	(16.1)	(16.2)	(18.9)
Other service fees	15.0	15.9	16.3

Total Spend and Clinical Management	45.4	47.6	54.2

Total net revenue	100.0	100.0	100.0
Operating expenses:
Revenue Cycle Management	46.7	46.4	43.2
Spend and Clinical Management	46.1	30.0	34.0

Total segment operating expenses	92.8	76.5	77.2
Operating (loss) income
Revenue Cycle Management	7.9	6.0	2.6
Spend and Clinical Management	(0.7)	17.5	20.2

Total segment operating income	7.1	23.5	22.7
Corporate expenses(2)	12.1	8.8	7.9

Operating (loss) income	(5.0)	14.8	14.8
Other income (expense):
Interest expense	(7.0)	(5.3)	(7.6)
Other income (expense)	0.2	0.1	(0.7)

(Loss) income before income taxes	(11.9)	9.6	6.6
Income tax (benefit) expense	(3.6)	3.8	2.6

Net (loss) income	-8.2%	5.8%	3.9%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.

(2)	Represents the expenses of corporate office operations.

Comparison of the Fiscal Years Ended December 31, 2010 and 2009

	Fiscal Year Ended December 31,
	2010		2009		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
	(In thousands)
	(recast)		(recast)
Net revenue:
Revenue Cycle Management	$213,728	54.6%	$178,721	52.4%	$35,007	19.6%
Spend and Clinical Resource Management
Gross administrative fees(1)	182,024	46.5	163,454	47.9	18,570	11.4
Revenue share obligation(1)	(62,954)	(16.1)	(55,231)	(16.2)	(7,723)	14.0
Other service fees	58,533	15.0	54,337	15.9	4,196	7.7

Total Spend and Clinical Resource Management	177,603	45.4	162,560	47.6	15,043	9.3

Total net revenue	$391,331	100.0%	$341,281	100.0%	$50,050	14.7%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.
     Total net revenue. Total net revenue for the fiscal year ended December 31, 2010 was $391.3 million, an increase of $50.0 million, or 14.7%, from revenue of $341.3 million for the fiscal year ended December 31, 2009. The increase in total net revenue was comprised of a $35.0 million increase in RCM revenue and a $15.0 million increase in SCM revenue.
     Revenue Cycle Management revenue. RCM net revenue for the fiscal year ended December 31, 2010 was $213.7 million, an increase of $35.0 million, or 19.6%, from net revenue of $178.7 million for the fiscal year ended December 31, 2009. The increase was primarily attributable to a $25.2 million increase in revenue from our comprehensive revenue cycle service engagements including certain performance fees earned and a $9.8 million increase in revenue from our revenue cycle technology tools.
     Spend and Clinical Resource Management net revenue. SCM net revenue for the fiscal year ended December 31, 2010 was $177.6 million, an increase of $15.0 million, or 9.3%, from revenue of $162.6 million for the fiscal year ended December 31, 2009. The increase was the result of an increase in gross administrative fees of $18.5 million, or 11.4%, partially offset by a $7.7 million increase in revenue share obligation, and an increase in other service fees of $4.2 million.
•	Gross administrative fees. Non-GAAP gross administrative fee revenue increased by $18.5 million, or 11.4%, as compared to the prior period, due to higher purchasing volumes by new and existing customers under our group purchasing organization contracts with our manufacturer and distributor vendors as well as an increase in the average administrative fee percentage realized from our manufacturer and distributor contracts. We may have fluctuations in our non-GAAP gross administrative fee revenue in future periods as the timing of vendor reporting and customer acknowledgement of achieved performance targets varies.

•	Revenue share obligation. Non-GAAP revenue share obligation increased $7.7 million, or 14.0%, as compared to the prior period. We analyze the impact of our non-GAAP revenue share obligation on our results of operations by calculating the ratio of non-GAAP revenue share obligation to non-GAAP gross administrative fees including administrative fees not subject to a variable revenue share obligation (or the “revenue share ratio”). Our revenue share ratio was 34.6% and 33.8% for the fiscal years ended December 31, 2010 and 2009, respectively. This increase was primarily attributable to an increase in customers who are entitled to a higher revenue share percentage due to increased purchasing volume. We did not have any significant change in our customer revenue mix during the year that resulted in a material impact on our revenue share ratio.

•	Broadlane related revenue. The operating results of Broadlane were included in our fiscal year ended December 31, 2010 for forty-six days beginning with the closing of the Broadlane Acquisition on November 16, 2010. In 2010, $9.6 million of the net revenue increase was attributable to the Broadlane Acquisition, which was comprised of $4.7 million in net administrative fee revenue and $4.9 million in other service fee revenue. As discussed further below, approximately $13.4 million of estimated net administrative fees associated with the Broadlane Acquisition was excluded from our financial results because of GAAP relating to business combinations.

Given the significant impact of the Broadlane Acquisition on our SCM segment, we believe acquisition-affected measures are useful for the comparison of our year over year net revenue growth. SCM net revenue for the fiscal year ended December 31, 2010 was $343.7 million, an increase of $13.6 million, or 4.1%, from SCM non-GAAP acquisition-affected net revenue of $330.1 million for the fiscal year ended December 31, 2009. The following table sets forth the reconciliation of SCM non-GAAP acquisition-affected net revenue to GAAP net revenue:

	Fiscal Year Ended December 31,
	2010	2009	Change
	Amount	Amount	Amount	%
	(Unaudited, in thousands)
SCM net revenue	$177,603	$162,560	$15,043	9.3%
Broadlane acquisition-related adjustment(1)	152,664	167,524	(14,860)	(8.9)
Broadlane purchase accounting revenue adjustment(1)(2)	13,406	—	13,406	100.0

Total acquisition-affected net revenue(1)	$343,673	$330,084	$13,589	4.1%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.

(2)	Upon acquiring Broadlane, we made a purchase accounting adjustment that reflects the fair value of administrative fees related to customer purchases that occurred prior to November 16, 2010, but were reported to us subsequent to that. Under our revenue recognition accounting policy, which is in accordance with GAAP, these administrative fees would be ordinarily recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases occurring prior to the transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as a liability. The $13.4 million represents the net amount of (i) $26.8 million in administrative fees based on vendor reporting received from the acquisition date up through December 31, 2010; and (ii) a corresponding revenue share obligation of $13.4 million.
•	Other service fees. The $4.2 million, or 7.7%, increase in other service fees primarily related to $9.4 million in higher revenues from medical device consulting and strategic sourcing services (inclusive of Broadlane). The growth in supply chain consulting was mainly due to an increased number of engagements from new and existing customers coupled with other service fee revenue relating to consulting and sourcing services from the Broadlane Acquisition. The increase was partially offset by a $5.7 million decrease in revenue relating to our decision support services business primarily due to a scheduled and planned step down in license fees from a large business intelligence customer. In addition, we recorded $3.6 million in revenue associated with our annual customer and vendor meeting for the fiscal year ended December 31, 2010 compared to $3.1 million for the fiscal year ended December 31, 2009.
Total Operating Expenses

	Fiscal Year Ended December 31,
	2010		2009		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
	(In thousands)
Operating expenses:
Cost of revenue	$100,737	25.7%	$74,651	21.9%	$26,086	34.9%
Product development expenses	20,011	5.1	18,994	5.6	1,017	5.4
Selling and marketing expenses	46,736	11.9	45,282	13.3	1,454	3.2
General and administrative expenses	124,379	31.8	110,661	32.4	13,718	12.4
Acquisition-related expenses	21,591	5.5	—	0.0	21,591	100.0
Depreciation	19,948	5.1	13,211	3.9	6,737	51.0
Amortization of intangibles	31,027	7.9	28,012	8.2	3,015	10.8
Impairment of property & equipment, goodwill and intangibles	46,423	11.9	—	0.0	46,423	100.0

Total operating expenses	410,852	105.0	290,811	85.2	120,041	41.3

Operating expenses by segment:
Revenue Cycle Management	182,868	46.7	158,411	46.4	24,457	15.4
Spend and Clinical Resource Management	180,460	46.1	102,507	30.0	77,953	76.0

Total segment operating expenses	363,328	92.8	260,918	76.5	102,410	39.2
Corporate expenses	47,524	12.1	29,893	8.8	17,631	59.0

Total operating expenses	$410,852	105.0%	$290,811	85.2%	$120,041	41.3%
     Cost of revenue. Cost of revenue for the fiscal year ended December 31, 2010 was $100.7 million, or 25.7% of total net revenue, an increase of $26.0 million, or 34.9%, from cost of revenue of $74.7 million, or 21.9% of total net revenue, for the fiscal year ended December 31, 2009. Excluding the impact of the Broadlane Acquisition, our cost of revenue as a percentage of related net revenue was 23.7% for the fiscal year ended December 31, 2010.
     Of the increase, $10.2 million was attributable to cost of revenue associated with the Broadlane Acquisition. The remaining increase was primarily attributable to an increase in service-related engagements in both our RCM and SCM segments, which result in a higher cost of revenue given these activities are more labor intensive. In addition, our SCM segment incurred higher direct costs relating to certain new and existing arrangements whereby the related revenue associated with these arrangements is deferred until certain financial performance targets are achieved. The related revenue will be recorded once the performance targets are achieved and accepted by our customers.
     Product development expenses. Product development expenses for the fiscal year ended December 31, 2010 were $20.0 million, or 5.1% of total net revenue, an increase of $1.0 million, or 5.4%, from product development expenses of $19.0 million, or 5.6% of total net revenue, for the fiscal year ended December 31, 2009. Excluding the impact of the Broadlane Acquisition, our product development expenses as a percentage of related net revenue was 5.1% for the fiscal year ended December 31, 2010.
     The increase during the fiscal year ended December 31, 2010 was attributable to a net $2.0 million increase in compensation expense that is comprised of a $2.3 million increase in salary-related compensation expense to new and existing employees offset by a $0.3 million reduction in cash-based performance-related compensation expense. The increase was partially offset by a $0.4 million decrease in share-based compensation expense resulting from the use of the accelerated method of expense attribution used for our service-based equity awards that are subject to graded vesting, which comprises a majority of our total equity awards. This method results in a continual decrease in annual share-based compensation expense over the requisite service period of each grant. The remaining offset was attributable to lower operating infrastructure expense. Our product development capitalization rate for the fiscal year ended December 31, 2010 and 2009, was 47.3% and 46.3%, respectively.
     Selling and marketing expenses. Selling and marketing expenses for the fiscal year ended December 31, 2010 were $46.7 million, or 11.9% of total net revenue, an increase of $1.4 million, or 3.2%, from selling and marketing expenses of $45.3 million, or 13.3% of total net revenue, for the fiscal year ended December 31, 2009. Excluding the impact of the Broadlane Acquisition, selling and marketing expenses as a percentage of related net revenue was 12.1% for the fiscal year ended December 31, 2010.
     The increase was primarily attributable to a $1.7 million increase in compensation expense relating to new and existing employees and a $0.9 million increase in other operating infrastructure expense. The increase was partially offset by a $0.5 million decrease in share-based compensation expense (for the reason described within “Product development expenses”); a $0.4 million decrease in expenses associated with our annual customer and vendor meeting; and a $0.3 million decrease in advertising expenses. Total expenses related to our customer and vendor meeting amounted to $4.7 million and $5.1 million for the fiscal years ended December 31, 2010 and 2009, respectively.
     General and administrative expenses. General and administrative expenses for the fiscal year ended December 31, 2010 were $124.4 million, or 31.8% of total net revenue, an increase of $13.7 million, or 12.4%, from general and administrative expenses of $110.7 million, or 32.4% of total net revenue, for the fiscal year ended December 31, 2009. Excluding the impact of the Broadlane Acquisition, our general and administrative expenses as a percentage of related net revenue was 32.4% for the fiscal year ended December 31, 2010.
     The increase was attributable to a net $20.9 million increase in compensation expense that is comprised of a $22.8 million increase in salary-related compensation expense to new and existing employees, primarily operational service-based employees, offset by a $1.9 million reduction in cash-based performance-related compensation expense. This increase was also attributable to a $1.7 million increase in professional fees; a $0.8 million increase in telecommunications expense; a $0.8 million increase in charitable contributions; and a $0.3 million increase in other operating infrastructure expense. The increase was partially offset by a $4.3 million decrease in bad debt expense due to significantly lower uncollectable accounts compared to the prior year; a $4.0 million decrease in share-based compensation expense (for the reason described within “Product development expenses”); and a $2.5 million decrease in legal expenses due to lower activity than in the prior year.
     Acquisition and integration-related expenses. Acquisition and integration-related expenses for the fiscal year ended December 31, 2010 were $21.6 million, or 5.5% of total net revenue, an increase of $21.6 million, from acquisition related expenses of zero, for the fiscal year ended December 31, 2009. The increase consisted of $10.4 million in transaction costs incurred (not related to the financing) to complete the Broadlane Acquisition including due diligence, consulting and other related fees; $8.4 million was attributable to integration and restructuring-type costs associated with the Broadlane Acquisition, including severance, retention, certain performance-related salary-based compensation, and operating infrastructure costs; and $2.8 million was attributable to acquisition-related fees associated with an unsuccessful acquisition attempt.
     We expect to continue to incur significant costs in future periods to fully integrate Broadlane, including but not limited to the alignment of service offerings and to standardize and migrate certain Broadlane operational accounting systems and transactional data sets into our operational accounting systems.
     Depreciation. Depreciation expense for the fiscal year ended December 31, 2010 was $20.0 million, or 5.1% of total net revenue, an increase of $6.8 million, or 51.0%, from depreciation of $13.2 million, or 3.9% of total net revenue, for the fiscal year ended December 31, 2009. The increase was primarily attributable to depreciation resulting from purchases of property and equipment and to a lesser extent increases to capitalized software development subsequent to December 31, 2009.

     Excluding the impact of the Broadlane Acquisition, our depreciation expense as a percentage of related net revenue was 5.1% for the fiscal year ended December 31, 2010.
     Amortization of intangibles. Amortization of intangibles for the fiscal year ended December 31, 2010 was $31.0 million, or 7.9% of total net revenue, an increase of $3.0 million, or 10.8%, from amortization of intangibles of $28.0 million, or 8.2% of total net revenue, for the fiscal year ended December 31, 2009. Excluding the impact of additional amortization expense relating to the Broadlane Acquisition, which amounted to $7.7 million, amortization expense decreased compared to the prior year due to certain identified intangible assets that are nearing the end of their useful life under an accelerated method of amortization.
     Excluding the impact of the Broadlane Acquisition, our amortization expense as a percentage of related net revenue was 6.1% for the fiscal year ended December 31, 2010.
     Impairment of property and equipment, goodwill and intangibles. The impairment of property and equipment, goodwill and intangibles for the fiscal year ended December 31, 2010 was $46.4 million compared to zero for the fiscal year ended December 31, 2009. The impairment primarily consisted of: (i) a $44.5 million write-off of goodwill relating to our decision support services operating unit (discussed below); and (ii) a $1.3 million write-off relating to an SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition.
     As discussed in prior filings, we experienced a scheduled and planned step down in license fees from a large business intelligence customer in our decision support services operating unit. As part of our quarterly and annual forecasting process, we expected to recover the revenue reduction related to this large customer with new customer wins. However, given the economic environment, increased competition, as well as challenging capital spending trends by hospitals, conversion of new customer revenue has been lower than expected over the last six to eight quarters. As a result, during our 2011 budgeting process we lowered our future growth rate estimates and revised our earnings forecast for future years for our decision support services operating unit. As a result, a goodwill impairment charge of $44.5 million was recognized in the RCM segment during December 2010 for the full amount of goodwill relating to the decision support services operating unit.
Segment Operating Expenses
     Revenue Cycle Management expenses. RCM expenses for the fiscal year ended December 31, 2010 were $182.9 million, or 46.7% of total net revenue, an increase of $24.5 million, or 15.4%, from $158.4 million, or 46.4% of total net revenue for the fiscal year ended December 31, 2009.
     RCM operating expenses increased as a result of a net $23.1 million increase in compensation expense which is comprised of a $23.7 million increase in salary-related compensation expense to new and existing employees, primarily operational service-based employees. This was offset by a $0.6 million reduction in cash-based performance-related compensation expense. Also contributing to the increase was a $10.5 million increase in cost of revenue in connection with direct labor costs associated with revenue growth; and a $4.2 million increase in depreciation expense. The increase was partially offset by a $4.4 million decrease in bad debt expense due to significantly lower uncollectable accounts compared to the prior year; a $3.4 million decrease in amortization of intangibles; a $2.3 million decrease in legal expenses due to lower activity than in the prior year; a $1.8 million decrease in share-based compensation expense (for the reason described within “Product development expenses”); a $0.9 million decrease in our operating infrastructure expense; and a $0.5 million decrease in rent expense.
     As a percentage of RCM segment net revenue, segment expenses decreased from 88.6% to 85.6% for the fiscal years ended December 31, 2010 and 2009, respectively.
     Spend and Clinical Resource Management expenses. SCM expenses for the fiscal year ended December 31, 2010 were $180.5 million, or 46.1% of total net revenue, an increase of $78.0 million, or 76.0%, from $102.5 million, or 30.0% of total net revenue for the fiscal year ended December 31, 2009.
     Of the increase, $20.4 million of expenses were attributable to the Broadlane Acquisition. SCM operating expenses also increased as a result of a $44.5 million write-off of goodwill relating to our decision support services operating unit, $8.9 million attributable to integration and restructuring-type costs associated with the Broadlane Acquisition, including severance, retention, certain performance-related salary-based compensation, and operating infrastructure costs; a $5.7 million increase in cost of revenues associated with new customers and the revenue mix shift in the segment toward consulting; a $1.3 million impairment charge comprised of an SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition; and a $1.0 million increase in meetings expenses. The increase was partially offset by a $1.8 million decrease in share-based compensation expense (for the reason described within “Product development expenses”); a $1.3 million decrease in the amortization of intangibles as certain of these assets reached the end of their useful life; and a $0.7 million decrease in general operating expense.

     Excluding the impact of the Broadlane Acquisition, our SCM segment expenses as a percentage of related net revenue increased from 63.1% to 90.0% for the fiscal years ended December 31, 2010 and 2009, respectively, for the reasons described above.
     Excluding the impact of the Broadlane Acquisition and the goodwill impairment charge described above, SCM segment expenses increased as a percent of related net revenue from 63.1% to 63.5% for the fiscal years ended December 31, 2010 and 2009, respectively.
     Corporate expenses. Corporate expenses for the fiscal year ended December 31, 2010 were $47.5 million, an increase of $17.6 million, or 59.0%, from $29.9 million for the fiscal year ended December 31, 2009, or 12.1% and 8.8% of total net revenue, respectively. The increase in corporate expenses was primarily attributable to a $10.0 million increase in acquisition-related fees associated with the Broadlane Acquisition; a $2.8 million increase in acquisition-related fees associated with an unsuccessful acquisition attempt; a $2.3 million increase in compensation expense to new and existing employees; a $1.6 million increase in depreciation expense; a $0.7 million increase in recruitment fees; a $0.6 million increase in professional fees; a $0.6 million increase in charitable contributions; and a $0.5 million increase in other operating infrastructure expense. The increase was partially offset by a $1.5 million decrease in share-based compensation expense (for the reason described within “Product development expenses”).
Non-operating Expenses
     Interest expense. Interest expense for the fiscal year ended December 31, 2010 was $27.5 million, an increase of $9.4 million, or 51.9%, from interest expense of $18.1 million for the fiscal year ended December 31, 2009. As of December 31, 2010, we had total indebtedness of $960.0 million compared to $215.2 million as of December 31, 2009. The increase in interest expense is attributable to: (i) the increase in our indebtedness period over period. We incurred additional indebtedness to fund the purchase price of the Broadlane Acquisition; (ii) we incurred a fee of $1.6 million to terminate our interest rate swap as part of the Broadlane Acquisition; and (iii) we wrote-off the unamortized debt issuance costs of $4.3 million as part of the Broadlane Acquisition.
     Other income (expense). Other income for the fiscal year ended December 31, 2010 was $0.6 million, comprised principally of $0.4 million in rental income and $0.1 million in interest income. Other income for the fiscal year ended December 31, 2009 was $0.4 million, comprised principally of $0.4 million in rental income and $0.1 million in interest income offset by $0.1 million in foreign exchange transaction losses.
     Income tax (benefit) expense. Income tax benefit for the fiscal year ended December 31, 2010 was $14.3 million, a decrease of $27.1 million from an income tax expense of $12.8 million for the fiscal year ended December 31, 2009, which was primarily attributable to decreased income before taxes resulting in: (i) lower federal income tax expense of $26.1 million; and, (ii) lower foreign and state income tax expense of $1.0 million. Contributing to decreased income tax expense was the reenactment by Congress of the research and development credit. The income tax benefit recorded during the fiscal year ended December 31, 2010 and income tax expense recorded during the fiscal year ended 2009 reflected an annual effective tax rate of 30.7% and 39.1%, respectively. As a result of realizing a pretax book loss, the following items impacted our effective tax rate compared to the fiscal year ended December 31, 2009: (i) a decrease to our effective tax rate of approximately 6.5%, primarily attributable to Texas where state income taxes are largely measured by modified gross receipts rather than taxable income; (ii) a decrease to our effective tax rate of approximately 8.7% for nondeductible expenses, primarily attributable to nondeductible transaction costs related to our acquisition of Broadlane; (iii) an increase of 7.4%, primarily attributable to the research and development credits.
Comparison of the Fiscal Years Ended December 31, 2009 and 2008

	Fiscal Year Ended December 31,
	2009		2008		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
	(In thousands)
Net revenue:
Revenue Cycle Management	$178,721	52.4%	$128,036	45.8%	$50,685	39.6%
Spend and Clinical Resource Management
Gross administrative fees(1)	163,454	47.9	158,618	56.7	4,836	3.0
Revenue share obligation(1)	(55,231)	(16.2)	(52,853)	(18.9)	(2,378)	4.5
Other service fees	54,337	15.9	45,855	16.4	8,482	18.5

Total Spend and Clinical Resource Management	162,560	47.6	151,620	54.2	10,940	7.2

Total net revenue	$341,281	100.0%	$279,656	100.0%	$61,625	22.0%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.
     Total net revenue. Total net revenue for the fiscal year ended December 31, 2009 was $341.3 million, an increase of $61.6 million,

or 22.0%, from revenue of $279.7 million for the fiscal year ended December 31, 2008. The increase in total net revenue was comprised of a $54.2 million increase in Revenue Cycle Management revenue and a $7.4 million increase in Spend and Clinical Resource Management revenue.
     Revenue Cycle Management revenue. RCM revenue for the fiscal year ended December 31, 2009 was $178.7 million, an increase of $50.7 million, or 39.6%, from revenue of $128.0 million for the fiscal year ended December 31, 2008. The increase was primarily the result of the following:
•	Accuro related revenue. The operating results of Accuro were included in our full fiscal year ended December 31, 2009 and were only included in the comparable prior period for approximately seven months from the date of the Accuro Acquisition on June 2, 2008. In 2009, $34.9 million of the net revenue increase was attributable to the Accuro Acquisition.
Given the significant impact of the Accuro Acquisition on our RCM segment, we believe acquisition-affected measures are useful for the comparison of our year over year net revenue growth. Revenue Cycle Management net revenue for the fiscal year ended December 31, 2009 was $178.7 million, an increase of $22.1 million, or 14.1%, from RCM non-GAAP acquisition-affected net revenue of $156.6 million for the fiscal year ended December 31, 2008. The following table sets forth the reconciliation of RCM non-GAAP acquisition-affected net revenue to GAAP net revenue:

	Fiscal Year Ended December 31,
	2009	2008	Change
	Amount	Amount	Amount	%
	(Unaudited, in thousands)
Revenue Cycle Management net revenue	$178,721	$128,036	$50,685	39.6%
Accuro Acquisition-related RCM adjustment(1)	—	28,540	(28,540)	(100.0)

Total RCM acquisition-affected net revenue(1)	$178,721	$156,576	$22,145	14.1%

(1)	These are non-GAAP measures. See “Use of Non-GAAP Financial Measures” section herein for additional information.
•	Non-acquisition related product and service revenue growth. The increase in net revenue from non-Accuro related products and services was approximately $15.8 million, or 18.0%. The increase was primarily attributable to stronger demand for our products and services and consisted of a $10.3 million increase from our revenue cycle services and a $7.0 million increase from our claims and denial management tools. The increase was partially offset by a $1.5 million decrease primarily relating to our charge integrity consulting services.
     Spend and Clinical Resource Management net revenue. SCM net revenue for the fiscal year ended December 31, 2009 was $162.5 million, an increase of $10.9 million, or 7.2%, from revenue of $151.6 million for the fiscal year ended December 31, 2008. The net revenue increase was the result of a net increase in gross administrative fees of $4.8 million, or 3.0%, partially offset by a $2.4 million increase in revenue share obligation, and an increase in other service fees of $8.5 million.
•	Gross administrative fees. Non-GAAP gross administrative fee revenue increased by $4.8 million, or 3.0%, as compared to the prior period, primarily due to slightly higher purchasing volumes by new and existing customers under our group purchasing organization contracts with our manufacturer and distributor vendors. This net increase in non-GAAP gross administrative fee revenue was comprised of a $7.0 million, or 4.5% increase, in non-GAAP gross administrative fee revenue not associated with performance targets. This increase was partially offset by a $2.2 million decrease in contingent revenue, which is recognized upon confirmation from certain customers that respective performance targets had been achieved, during the fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008.

•	Revenue share obligation. Non-GAAP revenue share obligation increased $2.4 million, or 4.5%, as compared to the prior period. We analyze the impact of our non-GAAP revenue share obligation on our results of operations by calculating the ratio of non-GAAP revenue share obligation to non-GAAP gross administrative fees (or the “revenue share ratio”). Our revenue share ratio was 33.8% and 33.3% for the fiscal years ended December 31, 2009 and 2008, respectively. We did not have any significant changes in our customer revenue mix during the year that resulted in a notable impact on our revenue share ratio.

•	Other service fees. The $8.5 million, or 18.5%, increase in other service fees primarily related to $5.8 million in higher revenues from medical device consulting and strategic sourcing services and a $3.5 million increase from our decision support services partially offset by a $0.8 million decrease in our market research services. The growth in supply chain consulting was mainly due to an increased number of engagements from new and existing customers.

Total Operating Expenses

	Fiscal Year Ended December 31,
	2009		2008		Change
		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	%
	(In thousands)
Operating expenses:
Cost of revenue	$74,651	21.9%	$51,548	18.4%	$23,103	44.8%
Product development expenses	18,994	5.6	16,393	5.9	2,601	15.9
Selling and marketing expenses	45,282	13.3	43,205	15.4	2,077	4.8
General and administrative expenses	110,661	32.4	91,481	32.7	19,180	21.0
Depreciation	13,211	3.9	9,793	3.5	3,418	34.9
Amortization of intangibles	28,012	8.2	23,442	8.4	4,570	19.5
Impairment of property & equipment and intangibles	—	0.0	2,272	0.8	(2,272)	(100.0)

Total operating expenses	290,811	85.2	238,134	85.2	52,677	22.1
Operating expenses by segment:
Revenue Cycle Management	158,411	46.4	120,810	43.2	37,601	31.1
Spend and Clinical Resource Management	102,507	30.0	95,152	34.0	7,355	7.7

Total segment operating expenses	260,918	76.5	215,962	77.2	44,956	20.8
Corporate expenses	29,893	8.8	22,172	7.9	7,721	34.8

Total operating expenses	$290,811	85.2%	$238,134	85.2%	$52,677	22.1%
     Cost of revenue. Cost of revenue for the fiscal year ended December 31, 2009 was $74.7 million, or 21.9% of total net revenue, an increase of $23.1 million, or 44.8%, from cost of revenue of $51.5 million, or 18.4% of total net revenue, for the fiscal year ended December 31, 2008.
     Of the increase, $8.5 million was attributable to cost of revenue associated with the Accuro Acquisition. The remaining $14.6 million increase was attributable to the direct costs resulting from the continuing shift in our revenue mix towards our RCM segment, which contributed 52.4% and 45.8% of consolidated net revenue for the fiscal years ended December 31, 2009 and 2008, respectively. Specifically, the increase in SaaS-based revenue and other consulting services within the RCM segment resulted in a higher associated cost of revenue than does GPO activities in our SCM segment. In addition, we had an increase in service-related engagements in both our RCM and SCM segments, which provides for a higher cost of revenue given these activities are more labor intensive.
     Excluding the impact of the Accuro Acquisition, our cost of revenue as a percentage of related net revenue increased from 17.0% to 20.8% period over period. This increase is primarily attributable to the reasons described above.
     Product development expenses. Product development expenses for the fiscal year ended December 31, 2009 were $19.0 million, or 5.6% of total net revenue, an increase of $2.6 million, or 15.9%, from product development expenses of $16.4 million, or 5.9% of total net revenue, for the fiscal year ended December 31, 2008.
     The increase during the fiscal year ended December 31, 2009 was primarily attributable to a $2.7 million increase in product development expenses associated with our RCM segment as we continue to develop, enhance and integrate these products and services.
     Excluding the impact of the Accuro Acquisition, our product development expenses as a percentage of related net revenue increased from 4.5% to 5.3%, for the reasons described above.
     Selling and marketing expenses. Selling and marketing expenses for the fiscal year ended December 31, 2009 were $45.3 million, or 13.3% of total net revenue, an increase of $2.1 million, or 4.8%, from selling and marketing expenses of $43.2 million, or 15.4% of total net revenue, for the fiscal year ended December 31, 2008.
     The increase during the fiscal year ended December 31, 2009 was primarily attributable to a $1.0 million increase in share-based compensation; a $1.0 million increase in expenses relating to our annual customer and vendor meeting; and a $0.8 million increase in compensation expense to new employees. These increases were offset by a $0.7 million decrease in other general selling and marketing expense.
     Excluding the impact of the Accuro Acquisition, selling and marketing expenses, as a percentage of related net revenue, decreased from 16.8% to 16.6%, period over period, for the reasons described above.
     General and administrative expenses. General and administrative expenses for the fiscal year ended December 31, 2009 were $110.7 million, or 32.4% of total net revenue, an increase of $19.2 million, or 21.0%, from general and administrative expenses of $91.5 million, or 32.7% of total net revenue, for the fiscal year ended December 31, 2008.

     The increase during the fiscal year ended December 31, 2009 includes $1.6 million of general and administrative expenses attributable to the Accuro Acquisition. Also contributing to the increase was a $5.9 million increase in share-based compensation; a $3.6 million increase in compensation expense to new employees; a $2.1 million increase in bad debt expense to reserve for potential uncollectible accounts along with certain bankruptcies that occurred with respect to customers of our RCM segment; $1.6 million of higher legal expenses primarily for discovery and document production in connection with a lawsuit in which the Company was retained as an expert witness by the plaintiffs; a $1.2 million increase in travel expenses; a $0.8 million increase in meals and entertainment expense; a $0.7 million increase in rent expense; and a $0.6 million increase in telecommunications expense. The remaining increase was attributable to general operating infrastructure expenses.
     Excluding the impact of the Accuro Acquisition, our general and administrative expenses as a percentage of related net revenue increased from 35.5% to 38.6% period over period. This increase is primarily attributable to the reasons described above.
     Depreciation. Depreciation expense for the fiscal year ended December 31, 2009 was $13.2 million, or 3.9% of total net revenue, an increase of $3.4 million, or 34.9%, from depreciation of $9.8 million, or 3.5% of total net revenue, for the fiscal year ended December 31, 2008. This increase was primarily attributable to depreciation resulting from the additions of property and equipment acquired in the Accuro Acquisition and internally developed software placed into service.
     Amortization of intangibles. Amortization of intangibles for the fiscal year ended December 31, 2009 was $28.0 million, or 8.2% of total net revenue, an increase of $4.6 million, or 19.5%, from amortization of intangibles of $23.4 million, or 8.4% of total net revenue, for the fiscal year ended December 31, 2008. This increase primarily resulted from the amortization of certain identified intangible assets acquired in the Accuro Acquisition slightly offset by fully amortized assets in our SCM segment.
     Impairment of property & equipment and intangibles. The impairment of intangibles for the fiscal year ended December 31, 2009 was zero compared to $2.3 million for the fiscal year ended December 31, 2008. Impairment during the fiscal year ended December 31, 2008 relates to acquired developed technology from prior acquisitions, revenue cycle management trade names and internally developed software products that were deemed to be impaired, primarily in conjunction with the product integration of the Accuro Acquisition.
Segment Operating Expenses
     Revenue Cycle Management expenses. Revenue Cycle Management expenses for the fiscal year ended December 31, 2009 were $158.4 million, or 46.4% of total net revenue, an increase of $37.6 million, or 31.1%, from $120.8 million, or 43.2% of total net revenue for the fiscal year ended December 31, 2008.
     Of the $37.6 million increase in operating expenses, $17.0 million of expenses are attributable to the Accuro Acquisition. RCM operating expenses also increased as a result of an $8.2 million increase in compensation expense primarily related to new employees; $8.0 million increase in cost of revenue in connection with direct labor costs associated with revenue growth; a $1.9 million increase in bad debt expense to reserve for potentially uncollectible accounts; $1.9 million of higher share-based compensation expense; 1.4 million of increased legal expenses primarily for discovery and document production in connection with a lawsuit in which the Company was retained as an expert witness by the plaintiffs; and a $1.0 million increase in general operating expense. The increase was partially offset by a $1.8 million impairment charge of intangible assets that occurred during the fiscal year ended December 31, 2008 that did not re-occur in 2009.
     As a percentage of RCM segment revenue, segment expenses decreased to 88.6% from 94.4% for the fiscal year ended December 31, 2009 and 2008, respectively, for the reasons described above.
     Spend and Clinical Resource Management expenses. Spend and Clinical Resource Management expenses for the fiscal year ended December 31, 2009 were $102.5 million, or 30.0% of total net revenue, an increase of $7.4 million, or 7.7%, from $95.1 million, or 34.0% of total net revenue for the fiscal year ended December 31, 2008.
     The increase in SCM expenses was primarily attributable to a $5.9 million increase in cost of revenues associated with new customers and the revenue mix shift in the segment toward consulting; $1.9 million of higher share-based compensation expense; a $1.0 million increase in education and training expense relating to our annual customer and vendor meeting; and $0.8 million of higher compensation expense to new employees. The increase was offset by a $1.6 million decrease in the amortization of intangibles as certain of these assets reached the end of their useful life; and a $0.6 million decrease in general operating expense.
     As a percentage of SCM segment net revenue, segment expenses remained relatively consistent increasing to 63.1% from 62.8% for the fiscal year ended December 31, 2009 and 2008, respectively, for the reasons described above.
     Corporate expenses. Corporate expenses for the fiscal year ended December 31, 2009 were $29.9 million, an increase of $7.7 million, or 34.8%, from $22.2 million for the fiscal year ended December 31, 2008, or 8.8% and 7.9% of total net revenue, respectively. The increase in corporate expenses was primarily attributable to $4.3 million of higher share-based compensation expense associated with our long-term performance incentive plan; $1.5 million of increased travel costs; $0.9 million of operating infrastructure expense; $0.6 million of higher depreciation; and $0.4 million of higher rent expense.
Non-operating Expenses
     Interest expense. Interest expense for the fiscal year ended December 31, 2009 was $18.1 million, a decrease of $3.2 million, or 14.8%, from interest expense of $21.3 million for the fiscal year ended December 31, 2008. As of December 31, 2009, we had total bank indebtedness of $215.2 million compared to $245.6 million as of December 31, 2008. The decrease in interest expense is attributable to the decrease in our indebtedness and lower interest rates period over period.
     Other income (expense). Other income for the fiscal year ended December 31, 2009 was $0.4 million, comprised principally of $0.4 million in rental income and $0.1 million in interest income offset by $0.1 million in foreign exchange transaction losses. The decrease in interest income during the fiscal year ended December 31, 2009 compared to the prior year was attributable to the change in our cash management policy that occurred in the third quarter of 2008 which significantly reduced our cash balance. Other expense for the fiscal year ended December 31, 2008 was $1.9 million, comprised principally of a $3.9 million expense to terminate our interest rate swap arrangements, partially offset by approximately $1.5 million in interest income and $0.4 million in rental income.
     Income tax expense (benefit). Income tax expense for the fiscal year ended December 31, 2009 was $12.8 million, an increase of $5.3 million from an income tax expense of $7.5 million for the fiscal year ended December 31, 2008, which was primarily attributable to (i) increased income before taxes resulting in higher federal income tax expense of $5.1 million; and, (ii) additional foreign and state income taxes totaling $1.1 million. Partially offsetting this increase was a $0.9 million decrease in income tax expense related to research and development credits recorded during the year. The income tax expense recorded during the fiscal years ended December 31, 2009 and 2008 reflected an annual effective tax rate of 39.1% and 40.9%, respectively. The decrease in the effective tax rate was primarily attributable to research and development tax credits.
     As of December 31, 2009, a valuation allowance of approximately $0.7 million was recorded against the deferred tax assets on certain state net operating loss carryforwards because apportioned taxable income to certain states may not be sufficient for these loss carryforwards to be utilized. In addition, certain restrictions within Section 382 of the Internal Revenue Code will limit the usage of certain state net operating losses and may make the utilization of these net operating losses uncertain.
Use of Non-GAAP Financial Measures
     In order to provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management and the Board in its financial and operational decision-making, we supplement our Consolidated Financial Statements presented on a GAAP basis herein with the following non-GAAP financial measures: gross fees, gross administrative fees, revenue share obligation, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, acquisition-affected net revenue and adjusted diluted earnings per share (which we formerly referred to as diluted cash earnings per share or “cash EPS”).
     These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We compensate for such limitations by relying primarily on our GAAP results and using non-GAAP financial measures only supplementally. We provide reconciliations of non-GAAP measures to their most directly comparable GAAP measures, where possible. Investors are encouraged to carefully review those reconciliations. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.
     Gross Fees, Gross Administrative Fees and Revenue Share Obligation. Gross fees include all gross administrative fees we receive pursuant to our vendor contracts and all other fees we receive from customers. Our revenue share obligation represents the portion of the gross administrative fees we are contractually obligated to share with certain of our GPO customers. Total net revenue (a GAAP measure) reflects our gross fees net of our revenue share obligation. These non-GAAP measures assist management and the Board and may be helpful to investors in analyzing our growth in the Spend Management segment given that administrative fees constitute a material portion of our revenue and are paid to us by over 1,150 vendors contracted by our GPO, and that our revenue share obligation constitutes a significant outlay to certain of our GPO customers. A reconciliation of these non-GAAP measures to their most directly comparable GAAP measure can be found in the “Overview” and “Results of Operations” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.
     EBITDA, Adjusted EBITDA and Adjusted EBITDA margin. We define: (i) EBITDA, as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization; (ii) Adjusted EBITDA, as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring, non-cash or non-operating items; and (iii) Adjusted EBITDA margin, as Adjusted EBITDA as a percentage of net revenue. We use EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to facilitate a comparison of our operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone. These measures assist management and the Board and may be useful to investors in comparing our operating performance consistently over time as it removes the impact of our capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of the management team (taxes), as well as other non-cash (purchase accounting adjustments, and imputed rental income) and non-recurring items, from our operational results. Adjusted EBITDA also removes the impact of non-cash share-based compensation expense.
     Our Board and management also use these measures as i) one of the primary methods for planning and forecasting overall expectations and for evaluating, on at least a quarterly and annual basis, actual results against such expectations; and, ii) as a performance evaluation metric in determining achievement of certain executive incentive compensation programs, as well as for incentive compensation plans for employees generally.
     Additionally, research analysts, investment bankers and lenders may use these measures to assess our operating performance. For example, our credit agreement requires delivery of compliance reports certifying compliance with financial covenants certain of which are, in part, based on an adjusted EBITDA measurement that is similar to the Adjusted EBITDA measurement reviewed by our management and our Board. The principal difference is that the measurement of adjusted EBITDA considered by our lenders under our credit agreement allows for certain adjustments (e.g., inclusion of interest income, franchise taxes and other non-cash expenses, offset by the deduction of our capitalized lease payments for one of our office leases) that result in a higher adjusted EBITDA than the Adjusted EBITDA measure reviewed by our Board and management and disclosed in our Annual Report on Form 10-K. Additionally, our credit agreement contains provisions that utilize other measures, such as excess cash flow, to measure liquidity.
     EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flow from continuing operating activities. Despite the advantages regarding the use and analysis of these measures as mentioned above, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, as disclosed herein, have limitations as analytical tools, and you should not consider these measures in isolation, or as a substitute for analysis of our results as reported under GAAP; nor are these measures intended to be measures of liquidity or free cash flow for our discretionary use. Some of the limitations of EBITDA are:
•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the interest expense, or the cash requirements to service interest or principal payments under our credit agreement;

•	EBITDA does not reflect income tax payments we are required to make; and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
     Adjusted EBITDA has all the inherent limitations of EBITDA. To properly and prudently evaluate our business, we encourage you to review the GAAP financial statements included elsewhere herein, and not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of net income to Adjusted EBITDA in this section, along with our Consolidated Financial Statements included elsewhere herein.
     The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, a comparable GAAP-based measure. All of the items included in the reconciliation from net income to EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization, impairment of intangibles and share-based compensation expense) or (ii) items that management does not consider in assessing our on-going operating performance (e.g., income taxes, interest expense and expenses related to the cancellation of an interest rate swap). In the case of the non-cash items, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other non-recurring items, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.
     The following table reconciles net income to Adjusted EBITDA for the fiscal years ended December 31, 2010, 2009 and 2008:

	Fiscal Year Ended December 31,
	2010	2009	2008
	(In thousands)
Adjusted EBITDA Reconciliation
Net (loss) income	$(32,124)	$19,947	$10,841
Depreciation	19,948	13,211	9,793
Depreciation (included in cost of revenue)	2,894	2,426	708
Amortization of intangibles	31,027	28,012	23,442
Amortization of intangibles (included in cost of revenue)	648	740	873
Interest expense, net of interest income(1)	27,428	18,087	19,823
Income tax (benefit) expense	(14,255)	12,826	7,489

EBITDA	35,566	95,249	72,969
Impairment of intangibles(2)	46,423	—	2,272
Share-based compensation expense(3)	11,493	16,652	8,550
Rental income from capitalizing building lease(4)	(439)	(439)	(438)
Purchase accounting adjustments(5)	13,406	(24)	2,449
Interest rate swap cancellation(6)	—	—	3,914
Acquisition and integration related expenses(7)	21,591	—	—

Adjusted EBITDA	$128,040	$111,438	$89,716

(1)	Interest income is included in other income (expense) and is not netted against interest expense in our Consolidated Statement of Operations.

(2)	The impairment during the fiscal year ended December 31, 2010 primarily consisted of (i) a $44.5 million write-off of goodwill relating to our decision support services operating unit; and (ii) $1.3 million relating to an SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition. The impairment during the fiscal year ended December 31, 2008 primarily relates to acquired developed technology from prior acquisitions, revenue cycle management trade name and internally developed software products, mainly due to the integration of Accuro’s operations and products.

(3)	Represents non-cash share-based compensation to both employees and directors. The increase in 2009 is due to share-based grants made under our 2008 Long-Term Performance Incentive Plan. The increase in 2008 is due to share-based grants made subsequent to our initial public offering. We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation expense, which varies from period to period based on the amount and timing of grants.

(4)	The imputed rental income recognized with respect to a capitalized building lease is deducted from net (loss) income due to its non-cash nature. We believe this income is not a useful measure of continuing operating performance. See Note 7 to our Consolidated Financial Statements herein for further discussion of this rental income.

(5)	Upon acquiring Broadlane on November 16, 2010, we made certain purchase accounting adjustments that reflect the fair value of administrative fees related to customer purchases that occurred prior to November 16, 2010 but were reported to us subsequent to that. Under our revenue recognition accounting policy, which is in accordance with GAAP, these administrative fees would be ordinarily recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases occurring prior to the transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as a liability. The $13.4 million represents the net amount of (i) $26.8 million in administrative fees based on vendor reporting received from the acquisition date up through December 31, 2010; and (ii) a corresponding revenue share obligation of $13.4 million.

For the fiscal years ended December 31, 2009 and 2008, these adjustments include the effect on revenue of adjusting acquired deferred revenue balances, net of any reduction in associated deferred costs, to fair value as of the respective acquisition dates for Accuro and XactiMed. The reduction of the deferred revenue balances materially affects period-to-period financial performance comparability and revenue and earnings growth in future periods subsequent to the acquisition and is not indicative of changes in underlying results of operations. The acquired deferred revenue balances were fully amortized in 2009. We may have this adjustment in future periods if we have any new acquisitions.

(6)	During 2010, we terminated an interest rate swap as part of the Broadlane Acquisition that was originally set to terminate in March 2012. In consideration of the early termination, we paid the swap counterparty, and incurred an expense of, $1.6 million for the fiscal year ended December 31, 2010. That termination amount is included in interest expense for the fiscal year ended December 31, 2010. During the fiscal year ended December 31, 2008, we recorded an expense associated with the cancellation of our interest rate swap arrangements. In connection with the cancellation, we paid the counterparty $3.9 million in termination fees. We believe such expense is infrequent in nature and is not indicative of continuing operating performance.

(7)	Amount was attributable to $10.4 million in transaction costs incurred (not related to the financing) to complete the Broadlane Acquisition such as due diligence, consulting and other relates fees; $8.4 million for integration and restructuring-type costs associated with the Broadlane Acquisition, such as severance, retention, certain performance-related salary-based compensation, and operating infrastructure costs; and $2.8 million was attributable to acquisition-related fees associated with an unsuccessful acquisition attempt. We expect to continue to incur costs in future periods to fully integrate Broadlane, including but not limited to the alignment of service offerings and the standardization of the legacy Broadlane accounting policies to our existing accounting policies and procedures.
     Spend and Clinical Resource Management Acquisition-Affected Net Revenue. Spend Management and Clinical Resource Management acquisition-affected net revenue includes the revenue of Broadlane prior to the Company’s actual ownership. The Broadlane Acquisition was consummated on November 16, 2010. This measure assumes the acquisition of Broadlane occurred on January 1, 2009. Spend Management and Clinical Resource Management acquisition-affected net revenue is used by management and the Board to better understand the extent of growth of the Spend and Clinical Resource Management segment. Given the significant impact that this transaction had on the Company during the fiscal year ended December 31, 2010, we believe this measure may be useful and meaningful to investors in their analysis of such growth. Spend Management and Clinical Resource Management acquisition-affected net revenue is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been if this transaction had occurred at the beginning of 2009. This measure also should not be considered representative of our future results of operations. Reconciliations of Spend Management and Clinical Resource Management acquisition-affected net revenue to its most directly comparable GAAP measure can be found in the “Results of Operations” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.
     Revenue Cycle Management Acquisition-Affected Net Revenue. Revenue Cycle Management acquisition-affected net revenue includes the revenue of Accuro prior to the Company’s actual ownership. The Accuro Acquisition was consummated on June 2, 2008. This measure assumes the acquisition of Accuro occurred on January 1, 2008. Revenue Cycle Management acquisition-affected net revenue is used by management and the Board to better understand the extent of organic period-over-period growth of the Revenue Cycle Management segment. Given the significant impact that this acquisition had on the Company during the fiscal years ended December 31, 2009 and 2008, we believe this measure may be useful and meaningful to investors in their analysis of such growth. Revenue Cycle Management acquisition-affected net revenue is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been if this transaction had occurred at the beginning of 2008. This measure also should not be considered representative of our future results of operations. Reconciliations of Revenue Cycle Management acquisition-affected net revenue to its most directly comparable GAAP measure can be found in the “Results of Operations” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.
     Diluted Adjusted Earnings Per Share. The Company defines diluted adjusted EPS (which we formerly referred to as diluted cash EPS) as diluted earnings per share excluding non-cash acquisition-related intangible amortization, non-recurring expense items on a tax-adjusted basis and non-cash tax-adjusted shared-based compensation expense. Diluted adjusted EPS is not a measure of liquidity under GAAP, or otherwise, and is not an alternative to cash flow from continuing operating activities. Diluted adjusted EPS growth is used by the Company as the financial performance metric that determines whether certain equity awards granted pursuant to the Company’s Long-Term Performance Incentive Plan will vest. Use of this measure for this purpose allows management and the Board to analyze the Company’s operating performance on a consistent basis by removing the impact of certain non-cash and non-recurring items from our operations and reward organic growth and accretive business transactions. As a significant portion of senior management’s incentive based compensation is based on the achievement of certain diluted adjusted EPS growth over time, investors may find such information useful; however, as a non-GAAP financial measure, diluted adjusted EPS is not the sole measure of the Company’s financial performance and may not be the best measure for investors to gauge such performance.

	Twelve Months Ended
	December 31,
	2010	2009	2008
Per share data

EPS — diluted	$(0.57)	$0.34	$0.21
Pre-tax non-cash, aquisition-related intangible amortization	0.56	0.50	0.47
Pre-tax non-cash, share-based compensation(1)	0.20	0.29	0.16
Pre-tax acquisition and integration related charges(2)	0.39	—	—
Pre-tax purchase accounting adjustment(3)	0.24	—	—
Pre-tax interest rate swap cancellation, debt issuance write-off and deferred payment interest expense accretion(4)	0.11	—	0.07
Pre-tax non-cash, impairment of intangibles(5)	0.82	—	0.04

Tax effect on pre-tax adjustments(6)	(0.93)	(0.31)	(0.30)

Non-GAAP adjusted EPS — diluted	$0.82	$0.82	$0.65

Weighted average shares — diluted (in 000s)(7)	56,434	57,865	52,314

(1)	Represents the per share impact, on a pre-tax basis, of non-cash share-based compensation to both employees and directors. The significant increase in 2009 is due to share-based grants made from the long-term performance incentive plan previously discussed. We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation expense, which varies from period to period based on the amount and timing of grants.

(2)	Represents the per share impact, on a pre-tax basis, of (i) due diligence and acquisition-related expenses relating to an unsuccessful acquisition attempt; (ii) transaction costs incurred (not related to the financing) to complete the Broadlane Acquisition; and (iii) certain costs incurred specific to the integration of Broadlane, inclusive of personnel and operating infrastructure costs. We consider these charges to be non-operating expenses and unrelated to our underlying results of operations.

(3)	Represents the per share impact, on a pre-tax basis, of certain purchase accounting adjustments associated with the Broadlane Acquisition that reflects the fair value of administrative fees related to customer purchases that occurred prior to November 16, 2010 but were reported to us subsequent to that.

(4)	For the fiscal year ended December 31, 2010, the amount represents the per share impact, on a pre-tax basis, of (i) a termination fee of $1.6 million associated with an interest rate swap as part of the Broadlane Acquisition that was originally set to terminate in March 2012; (ii) the write-off of debt issuance costs relating to the termination of our previous credit facility in connection with the Broadlane Acquisition; and (iii) interest expense on the accretion of the $123.1 million deferred payment associated with the Broadlane Acquisition. For the fiscal year ended December 31, 2008, the amount represents the per share impact of an expense associated with the cancellation of our interest rate swap arrangement. In connection with the cancellation, we paid the counterparty $3.9 million in termination fees. We believe such expenses are infrequent in nature and are not indicative of continuing operating performance.

(5)	Represents the per share impact, on a pre-tax basis, of impairment of intangibles during the fiscal years ended December 31, 2010 and 2008, respectively. The impairment during the fiscal year ended December 31, 2010 primarily consisted of: (i) a $44.5 million write-off of goodwill relating to our decision support services operating unit; and (ii) $1.3 million relating to an SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition. The impairment during the fiscal year ended December 31, 2008 related to acquired developed technology from prior acquisitions, revenue cycle management trade name and internally developed software products deemed impaired as a result of the Accuro Acquisition.

(6)	This amount reflects the tax impact to the adjustments used to derive Non-GAAP diluted adjusted EPS. The Company uses its effective tax rate for each respective period to tax effect the adjustments. Given the lower effective tax rate of 30.7% for the fiscal year ended December 31, 2010, a tax rate of 40.0% was used to derive the tax impact of the adjustments. The effective tax rate for the fiscal years ended December 31, 2009 and 2008 was 39.1% and 40.8%, respectively.

(7)	Given the Company’s net loss in 2010, basis and diluted weighted average shares are the same.

Report of Independent Registered Public Accounting Firm
The Board of Directors
MedAssets, Inc.:
We have audited the accompanying consolidated balance sheet of MedAssets, Inc. (the Company) as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2010. We also have audited Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Company management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. The accompanying consolidated financial statements of the Company as of and for each of the two years in the period ended December 31, 2009 were audited by other auditors whose report thereon, February 26, 2010, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedAssets, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, MedAssets, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
The Company acquired the Broadlane Group (Broadlane) in 2010, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, Broadlane’s internal control over financial reporting associated with total assets of approximately $1.0 billion and total revenues of approximately $9.6 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Broadlane.
/s/ KPMG
Atlanta, Georgia
February 28, 2011, except as to note 13 which is as of September 29, 2011

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders of MedAssets, Inc.
Alpharetta, Georgia
We have audited the accompanying consolidated balance sheet of MedAssets, Inc. as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedAssets, Inc. at December 31, 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

(formerly known as BDO Seidman, LLP)

Atlanta, Georgia

February 26, 2010
Except for Note 13 as to which date is September 29, 2011

MedAssets, Inc.

Consolidated Balance Sheets

	December 31,
	2010	2009
	(In thousands, except
	share and per share amounts)

ASSETS
Current assets
Cash and cash equivalents (Note 1)	$46,836	$5,498
Accounts receivable, net of allowances of $5,256 and $4,189 as of December 31, 2010 and 2009	100,020	67,617
Deferred tax asset, current	18,087	14,423
Prepaid expenses and other current assets	19,811	8,442

Total current assets	184,754	95,980
Property and equipment, net	77,737	54,960
Other long term assets
Goodwill	1,035,697	511,861
Intangible assets, net	484,438	95,589
Other	62,727	20,154

Other long term assets	1,582,862	627,604

Total assets	$1,845,353	$778,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,107	$8,680
Accrued revenue share obligation and rebates	57,744	31,948
Accrued payroll and benefits	22,149	12,874
Other accrued expenses	22,268	7,410
Deferred revenue, current portion	36,533	24,498
Deferred purchase consideration (Note 5)	119,912	—
Current portion of notes payable	6,350	13,771
Current portion of finance obligation	186	163

Total current liabilities	283,249	99,344
Notes payable, less current portion	628,650	201,390
Bonds payable (Note 7)	325,000	—
Finance obligation, less current portion	9,505	9,694
Deferred revenue, less current portion	9,597	7,380
Deferred tax liability	150,887	19,239
Other long term liabilities	2,882	4,125

Total liabilities	1,409,770	341,172
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized; 58,410,000 and 56,715,000 shares issued and outstanding as of December 31, 2010 and 2009	584	567
Additional paid-in capital	668,028	639,315
Accumulated other comprehensive loss (Note 14)	—	(1,605)
Accumulated deficit	(233,029)	(200,905)

Total stockholders’ equity	435,583	437,372

Total liabilities and stockholders’ equity	$1,845,353	$778,544

The accompanying notes are an integral part of these consolidated financial statements.

MedAssets Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share amounts)

Revenue:
Administrative fees, net	$119,070	$108,223	$105,765
Other service fees	272,261	233,058	173,891

Total net revenue	391,331	341,281	279,656

Operating expenses:
Cost of revenue (inclusive of certain amortization expense)	100,737	74,651	51,548
Product development expenses	20,011	18,994	16,393
Selling and marketing expenses	46,736	45,282	43,205
General and administrative expenses	124,379	110,661	91,481
Acquisition and integration-related expenses (Notes 5 and 6)	21,591	—	—
Depreciation	19,948	13,211	9,793
Amortization of intangibles	31,027	28,012	23,442
Impairment of property and equipment, goodwill, and intangibles (Notes 2, 3 and 4)	46,423	—	2,272

Total operating expenses	410,852	290,811	238,134

Operating (loss) income	(19,521)	50,470	41,522
Other income (expense):
Interest expense	(27,508)	(18,114)	(21,271)
Other income (expense)	650	417	(1,921)

(Loss) income before income taxes	(46,379)	32,773	18,330
Income tax (benefit) expense	(14,255)	12,826	7,489

Net (loss) income	$(32,124)	$19,947	$10,841

Basic and diluted (loss) income per share:
Basic net (loss) income per share	$(0.57)	$0.36	$0.22

Diluted net (loss) income per share	$(0.57)	$0.34	$0.21

Weighted average shares — basic	56,434	54,841	49,843
Weighted average shares — diluted	56,434	57,865	52,314

The accompanying notes are an integral part of these consolidated financial statements.

MedAssets, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
Year Ended December 31, 2010

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par Value	Capital	Income (Loss)	Deficit	Equity
	(In thousands)

Balances at December 31, 2009	56,715	$567	$639,315	$(1,605)	$(200,905)	$437,372
Issuance of common stock from stock option and SSAR exercises	1,415	14	10,684			10,698
Other common stock issuances	280	3	(3)			—
Stock compensation expense			11,493			11,493
Excess tax benefit from stock option exercises			6,539			6,539
Other comprehensive income (loss):
Realized loss from interest rate swap termination (net of a tax benefit of $978)				1,605		1,605
Net loss					(32,124)	(32,124)

Comprehensive income (loss)	—	—	—	1,605	(32,124)	(30,519)

Balances at December 31, 2010	58,410	$584	$668,028	$—	$(233,029)	$435,583

The accompanying notes are an integral part of these consolidated financial statements.

MedAssets, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
Year Ended December 31, 2009

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par Value	Capital	Income (Loss)	Deficit	Equity
	(In thousands)

Balances at December 31, 2008	53,917	$539	$605,340	$(2,088)	$(220,852)	$382,939
Issuance of common stock from stock option exercises	1,749	18	10,389			10,407
Other common stock issuances	1,049	10	(10)			—
Stock compensation expense			16,652			16,652
Excess tax benefit from stock option exercises			6,944			6,944
Other comprehensive income (loss):
Unrealized gain from hedging activities (net of a tax expense of $290)				483		483
Net income					19,947	19,947

Comprehensive income	—	—	—	483	19,947	20,430

Balances at December 31, 2009	56,715	$567	$639,315	$(1,605)	$(200,905)	$437,372

The accompanying notes are an integral part of these consolidated financial statements.

MedAssets, Inc.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
Year Ended December 31, 2008

				Notes	Accumulated
			Additional	Receivable	Other		Total
	Common Stock		Paid-In	from	Comprehensive	Accumulated	Stockholders’
	Shares	Par Value	Capital	Stockholders	Income (Loss)	Deficit	Equity
	(In thousands)

Balances at December 31, 2007	44,429	$444	$464,313	$(614)	$(2,935)	$(231,693)	$229,515
Repayment of notes receivable from stockholders	(33)	(1)	(521)	634	—	—	112
Interest accrued on notes receivable from stockholders	—	—	—	(20)	—	—	(20)
Issuance of common stock in connection with acquisition	8,850	89	129,298	—	—	—	129,387
Issuance of common stock from stock option exercises	455	5	1,836	—	—	—	1,841
Issuance of common stock from warrant exercises	190	1	(1)	—	—	—	—
Other common stock issuances	26	1	(1)	—	—	—	—
Stock compensation expense	—	—	8,550	—	—	—	8,550
Excess tax benefit from stock option exercises	—	—	1,866	—	—	—	1,866
Other comprehensive income (loss):
Unrealized loss from hedging activities (net of a tax benefit of $1,642)	—	—	—	—	(1,932)	—	(1,932)
Interest rate swap termination (net of a tax expense of $1,173; Note 14)	—	—	—	—	2,779	—	2,779
Net income	—	—	—	—	—	10,841	10,841

Comprehensive income	—	—	—	—	847	10,841	11,688

Balances at December 31, 2008	53,917	$539	$605,340	$—	$(2,088)	$(220,852)	$382,939

The accompanying notes are an integral part of these consolidated financial statements.

MedAssets Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Operating activities
Net (loss) income	$(32,124)	$19,947	$10,841
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Bad debt expense	1,686	5,753	1,906
Impairment of property, equipment, goodwill, and intangibles	46,423	—	2,272
Depreciation	22,842	15,639	10,503
Amortization of intangibles	31,675	28,753	24,316
Loss (gain) on sale of assets	189	191	(120)
Noncash stock compensation expense	11,493	16,652	8,550
Excess tax benefit from exercise of stock options	(6,845)	(6,944)	(1,866)
Amortization of debt issuance costs	6,863	1,841	1,374
Noncash interest expense, net	936	1,184	1,419
Deferred income tax (benefit) expense	(25,065)	4,512	5,132
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	11,780	(18,446)	(15,242)
Prepaid expenses and other assets	(3,928)	(2,446)	(409)
Other long-term assets	(3,076)	(4,560)	(2,677)
Accounts payable	14,121	7,707	2,996
Accrued revenue share obligations and rebates	3,575	2,250	(300)
Accrued payroll and benefits	(760)	(9,068)	1,364
Other accrued expenses	12,554	(3,847)	(1,403)
Deferred revenue	13,572	1,185	3,472

Cash provided by operating activities	105,911	60,303	52,128

Investing activities
Purchases of property, equipment and software	(12,758)	(11,785)	(6,895)
Capitalized software development costs	(17,968)	(16,402)	(11,129)
Acquisitions, net of cash acquired (Note 5)	(749,055)	(18,275)	(209,972)

Cash used in investing activities	(779,781)	(46,462)	(227,996)

Financing activities
Decrease in restricted cash	—	—	20
Proceeds from notes payable	655,000	71,797	198,999
Proceeds from bonds payable	325,000	—	—
Repayment of notes payable	(235,161)	(102,262)	(151,658)
Repayment of finance obligations	(658)	(658)	(648)
Debt issuance costs	(46,516)	—	(6,167)
Excess tax benefit from exercise of stock options	6,845	6,944	1,866
Payment of note receivable to stockholders	—	—	92
Issuance of common stock, net of offering costs (Notes 9 and 10)	10,698	10,407	1,841

Cash provided by (used in) financing activities	715,208	(13,772)	44,345

Net increase (decrease) in cash and cash equivalents	41,338	69	(131,523)
Cash and cash equivalents, beginning of period	5,498	5,429	136,952

Cash and cash equivalents, end of period	$46,836	$5,498	$5,429

Supplemental disclosure of non-cash investing and financing activities
Issuance of restricted common stock for services received	$—	$369	$94

Issuance of common stock — acquisition	—	—	129,387

The accompanying notes are an integral part of these consolidated financial statements.

MedAssets Inc.

Notes to Consolidated Financial Statements
(in thousands, except share and per share amounts)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

We provide technology-enabled products and services which together deliver solutions designed to improve operating margin and cash flow for hospitals, health systems and other ancillary healthcare providers. Our customer-specific solutions are designed to efficiently analyze detailed information across the spectrum of revenue cycle and spend management processes. Our solutions integrate with existing operations and enterprise software systems of our customers and provide financial improvement with minimal upfront costs or capital expenditures. Our operations and customers are primarily located throughout the United States and to a lesser extent, Canada.

Basis of Presentation

The consolidated financial statements include the accounts of MedAssets, Inc. and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of the financial statements and related disclosures in conformity with GAAP and pursuant to the rules and regulations of the SEC, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates. We believe that the estimates, assumptions and judgments involved in revenue recognition, allowances for doubtful accounts and returns, product development costs, stock-based compensation, performance-based restricted stock, business combinations, impairment of goodwill, intangible assets and long-lived assets, and accounting for income taxes have the greatest potential impact on our consolidated financial statements.

Cash and Cash Equivalents

All of our highly liquid investments with original maturities of three months or less at the date of purchase are carried at cost which approximates fair value and are considered to be cash equivalents. Currently, our excess cash is voluntarily used to repay our swing-line credit facility, if any, on a daily basis and applied against our revolving credit facility on a routine basis when our swing-line credit facility is undrawn. In addition, we may periodically make voluntary repayments on our term loan. Cash and cash equivalents were $46,836 and $5,498 as of December 31, 2010 and December 31, 2009, respectively, and our revolver and swing-line balances were zero during those reporting periods. In the event our cash balance is zero at the end of a period, any outstanding checks are recorded as accrued expenses. See Note 7 for immediately available cash under our revolving credit facility.

Additionally, we have a concentration of credit risk arising from cash deposits held in excess of federally insured amounts totaling $46,336 as of December 31, 2010.

Accounts Receivables and Allowances

Our trade accounts receivables are recorded at invoiced amounts and do not bear interest. We record an allowance for doubtful accounts against our trade receivables to reflect the balance at net realizable value on our consolidated balance sheets.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

An allowance for doubtful accounts is established for accounts receivable estimated to be uncollectible due to customer credit worthiness and is adjusted periodically based upon management’s evaluation of current economic conditions, historical experience and other relevant factors that, in the opinion of management, deserve recognition in estimating such allowance. Estimates related to our allowance for doubtful accounts are recorded as bad debt expense in our consolidated statement of operations. We review our allowance for doubtful accounts based upon the credit risk of specific customers, historical experience and other information. Accounts receivable deemed to be uncollectable due to credit worthiness is subsequently written down utilizing the allowance for doubtful accounts.

In addition we maintain a customer service allowance which is recorded as a current liability. Estimates related to our customer service allowance are recorded as a reduction to net revenue in our consolidated statements of operations.

Financial Instruments

The carrying amount reported in the balance sheet for trade accounts receivable, trade accounts payable, accrued revenue share obligations and rebates, accrued payroll and benefits, and other accrued expenses approximate fair values due to the short maturities of the financial instruments.

We believe the carrying amount of notes payable approximates fair value, and interest expense is accrued on notes outstanding. The current portion of notes payable represents the portion of notes payable due within one year of the period end.

The fair value of the bonds payable is calculated based on quoted market prices for the same or similar issues or on rates currently offered to the Company for similar debt instruments.

Revenue Recognition

Net revenue consists primarily of (a) administrative fees reported under contracts with manufacturers and distributors, (b) other service fee revenue that is comprised of (i) consulting revenues received under fixed-fee service contracts; (ii) subscription and implementation fees received under our SaaS agreements; (iii) transaction and contingent fees received under service contracts; and (iv) to a lesser extent, annual licensed-software fees. Revenue is earned primarily in the United States.

Revenue is recognized when 1) there is a persuasive evidence of an arrangement; 2) the fee is fixed or determinable; 3) services have been rendered and payment has been contractually earned, and 4) collectability is reasonably assured.

Administrative Fees

Administrative fees are generated under contracted purchasing agreements with manufacturers and distributors of healthcare products and services (“vendors”). Vendors pay administrative fees to us in return for the provision of aggregated sales volumes from hospitals and health systems that purchase products qualified under our contracts. The administrative fees paid to us represent a percentage of the purchase volume of our hospitals and healthcare system customers.

We earn administrative fees in the quarter in which the respective vendors report customer purchasing data to us, usually a month or a quarter in arrears of actual customer purchase activity. The majority of our vendor contracts disallow netting product returns from the vendors’ administrative fee calculations in periods subsequent to their reporting dates. The vendors that are not subject to this requirement supply us with sufficient purchase and return data needed for us to build and maintain an allowance for sales returns.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Revenue is recognized upon the receipt of vendor reports as this reporting proves that the delivery of product or service has occurred, the administrative fees are fixed and determinable based on reported purchasing volume, and collectability is reasonably assured. Our customer and vendor contracts substantiate persuasive evidence of an arrangement.

Certain hospital and healthcare system customers receive revenue share payments (“Revenue Share Obligation”). This obligation is recognized according to the customers’ contractual agreements with our Group Purchasing Organization (or “GPO”) as the related administrative fee revenue is recognized. In accordance with GAAP relating to principal agent considerations under revenue recognition, this obligation is netted against the related gross administrative fees, and is presented on the accompanying consolidated statements of operations as a reduction to arrive at total net revenue on our consolidated statements of operations.

Net administrative fees shown on our consolidated statements of operations reflect our gross administrative fees net of our revenue share obligation. Gross administrative fees include all administrative fees we receive pursuant to our group purchasing organization vendor contracts. Our revenue share obligation represents the portion of the administrative fees we are contractually obligated to share with certain of our group purchasing organization customers. The following shows the details of net administrative fee revenues for the years ended December 31, 2010, 2009, and 2008.

	Year Ended December 31,
	2010	2009	2008

Gross administration fees	$182,024	$163,454	$158,618
Less: Revenue share obligation	(62,954)	(55,231)	(52,853)

Administrative fees, net	$119,070	$108,223	$105,765

Other Service Fees

Consulting Fees

We generate revenue from fixed-fee consulting contracts. Revenue under these fixed-fee arrangements is recognized as services are performed and deliverables are provided, provided all other elements of SAB 104 are met.

Consulting Fees with Performance Targets

We generate revenue from consulting contracts that also include performance targets. The performance targets generally relate to committed financial improvement to our customers from the use and implementation of initiatives that result from our consulting services. Performance targets are measured as our strategic initiatives are identified and implemented, and the financial improvement can be quantified by the customer. In the event the performance targets are not achieved, we are obligated to refund or reduce a portion of our fees.

Under these arrangements, all revenue is deferred and recognized as the performance target is achieved and the applicable contingency is released as evidenced by customer acceptance. All revenues are fixed and determinable and the applicable service is rendered prior to recognition in the financial statements in accordance with SAB 104. We do not defer any related costs under these types of arrangements.

Subscription and Implementation Fees

We follow GAAP for revenue recognition relating to arrangements that include the right to use software stored on another entity’s hardware for our SaaS-based solutions. Our customers are charged non-recurring upfront fees for implementation and host subscription fees for access to web-based services. Our customers have access to our software applications while the data is hosted and maintained on

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

our servers. Our customers cannot take physical possession of the software applications. Revenue from monthly hosting arrangements and services is recognized on a subscription basis over the period in which our customers use the product. Implementation fees are typically billed at the beginning of the arrangement and recognized as revenue over the greater of the subscription period or the estimated customer relationship period. We currently estimate the customer relationship period at four to five years for our SaaS-based Revenue Cycle Management solutions. Contract subscription periods range from two to six years from execution.

Transaction Fees and Contingent Service Fees

We generate revenue from transactional-based service contracts and contingency-fee based service contracts. Provided all other elements of revenue recognition are met, revenue under these arrangements is recognized as services are performed, deliverables are provided and related contingencies are removed. All related direct costs are recorded as period costs when incurred.

Licensed-Software Fees

We license and market certain decision support software products. Licensed-software fees are derived from three primary sources: (i) software licenses, (ii) software support (i.e. postcontract support, or “PCS”), and (iii) services, which include consulting, implementation and training services. We recognize revenue for our software arrangements under relevant GAAP.

We are unable to establish vendor-specific objective evidence (“VSOE”), as defined under GAAP relating to software revenue recognition, for the license element of our software arrangements as the majority of our software licenses are for a term of one year. In addition, we are unable to establish VSOE for the service elements of our software arrangements as the prices vary or the elements are not sold separately. In the majority of our licensed software arrangements, the service elements qualify for separate accounting under GAAP relating to software revenue recognition as the services do not involve significant production, customization, or modification, but entail providing services such as loading of software, training of customer personnel, and providing implementation services such as planning, data conversion, building simple interfaces, running test data, developing documentation, and software support. However, given that VSOE cannot be determined for the separate elements of these arrangements, the fees for the entire arrangement are recognized ratably over the period in which the services are expected to be performed or over the software support period, whichever is longer, beginning with the delivery and acceptance of the software, provided all other revenue recognition criteria are met.

Revenue from service elements sold independent of software arrangements, such as additional training or consulting, software support renewals, and other services, is recognized as services are performed.

Combined Services

We may bundle certain of our service or product offerings into a single arrangement and market them as an enterprise deal. Our bundled service and product arrangements are generally sold as either licensed software arrangements or service arrangements.

Our licensed software arrangements generally include multiple deliverables or elements such as software licenses, software support, and services, which include consulting, implementation and training. Software arrangements and the licensed software fees are accounted for based on GAAP relating to software revenue recognition.

Service arrangements generally include multiple deliverables or elements such as group purchasing services, consulting services, and SaaS-based subscription and implementation services. Multi-element service arrangements are accounted for under GAAP relating to revenue recognition for multiple-element

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

arrangements. Provided that the total arrangement consideration is fixed and determinable at the inception of the arrangement, we allocate the total arrangement consideration to the individual elements within the arrangement based on their relative fair value. We establish objective reliable evidence of fair value for each element of a service arrangement based on the price charged for a particular element when it is sold separately in a stand-alone arrangement. Revenue is then recognized for each element according to appropriate revenue recognition methodology. Revenue can only be recognized provided it is fixed and determinable and there are no refund rights with any product or service already delivered associated with any undelivered products or services within the same arrangement.

The majority of our multi-element service arrangements that include group purchasing services are not fixed and determinable at the inception of the arrangement as the fee for the arrangement is earned as administrative fees are reported. As discussed previously in the revenue recognition footnote, administrative fees are not fixed and determinable until the receipt of vendor reports (nor can they be reliably estimated prior to the receipt of the vendor reports). For these multi-element service arrangements, we recognize revenue as administrative fees are reported to us.

A limited number of multi-element service arrangements that include group purchasing services are fixed and determinable at the inception of the arrangement. In these few arrangements the customer pays a fixed fee for the entire arrangement and is entitled to receive all of the related administrative fees associated with their purchases through a 100% revenue share obligation. In these arrangements, we allocate the total arrangement fee to each element based on each element’s relative fair value and group purchasing service revenue is recognized ratably over the contractual term. Consulting revenue is recognized as services are performed and deliverables are provided. SaaS-based subscription and implementation service revenue is recognized ratably over the subscription period or customer relationship period, whichever is longer.

Certain of our arrangements include performance targets. These performance targets generally relate to committed financial improvement to our customers from the use of our services and software. In the event the performance targets are not achieved we are obligated to refund or reduce a portion of our fees. We generally receive customer acceptance as performance targets are achieved.

In multi-element service arrangements that involve performance targets, the amount of revenue recognized on a particular delivered element is limited to the lesser of (a) the amount of revenue earned based on proportional performance otherwise allocable to that element based on using the relative fair value method, or (b) the amount allocable to that element using a fair value method is not contingent and that is otherwise fixed and determinable. In all cases, revenue recognition is deferred on each element until the performance contingency has been removed and the related revenue is no longer at risk.

Loss Contracts

We may determine that certain fixed price contracts could result in a negative net realizable value. For any given arrangement, this results if and when we determine that it is both probable and reasonably estimable that the net present value of the arrangement consideration will fall below the net present value of the estimated costs to deliver the arrangement. If negative net realizable value results, we accrue for the estimated loss. For the years ended December 31, 2010, 2009 and 2008, we did not have any contracts with probable or estimable negative net realizable values.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Other

Other fees are primarily earned for our annual customer and vendor meeting. Fees for our annual customer and vendor meeting are recognized when the meeting is held and related obligations are performed.

Deferred Implementation Costs

We capitalize direct costs incurred during the implementation of our SaaS-based solutions. Deferred implementation costs are amortized into cost of revenue over the expected period of benefit, which is the greater of the contracted subscription period or the customer relationship period. The current and long term portions of deferred implementation costs are included in “Prepaid expense and other current assets” and “Other assets,” respectively in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are stated at cost and include the capitalized portion of internal use product development costs. Depreciation of property and equipment (which includes amortization of capitalized internal use software) is computed on the straight-line method over the estimated useful lives of the assets which range from three to ten years. The building and related retail space, described in Note 7 under “Finance Obligation,” are amortized over the estimated useful life of 30 years on a straight-line basis.

We evaluate the impairment or disposal of our property and equipment in accordance with GAAP. We evaluate the recoverability of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, or whenever management has committed to an asset disposal plan. Whenever these indicators occur, recoverability is determined by comparing the net carrying value of an asset to its total undiscounted cash flows. We recognized impairment charges to write down certain software assets in the fiscal years ended December 31, 2010 and 2008. See Note 2 for further details.

Product Development Costs

Our product development costs include costs (i) incurred prior to the application development stage; (ii) prior to technological feasibility being reached; and (iii) in the post-development or maintenance stage. Internal-use software development costs are capitalized in accordance with the relevant GAAP and classified as property and equipment. External-use software development costs are capitalized when the technological feasibility of a software product has been established in accordance with GAAP relating to research and development costs of computer software and are included in “Other” within Other long term assets in the accompanying consolidated balance sheets. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to four years. We periodically evaluate the useful lives of our capitalized software costs.

Goodwill and Intangible Assets — Indefinite Life

For identified intangible assets acquired in business combinations, we allocate purchase consideration based on the fair value of intangible assets acquired in accordance with GAAP relating to business combinations.

As of December 31, 2010, intangible assets with indefinite lives consist of goodwill. As of December 31, 2009, intangible assets with indefinite lives consisted of goodwill and a trade name. See Note 3 for further details.

We account for our intangible assets in accordance with GAAP relating to intangible assets, which states we do not amortize goodwill or intangible assets with indefinite lives. We perform an impairment test of these assets on at least an annual basis on December 31 and whenever events or changes in circumstances indicate that

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

the carrying value of these assets may not be recoverable. To determine the fair values, we use the income approach based on estimated discounted future cash flows and the market approach based on comparable publicly traded companies in similar lines of businesses, and to a lesser extent, guideline public companies. Our cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors. If the carrying value of the assets is deemed to be impaired, the amount of the impairment recognized in the financial statements is determined by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

We consider the following to be important factors that could trigger an impairment review: significant continued underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; the more-likely-than not expectation that a reporting unit or a significant portion of a reporting unit will be sold; significant adverse changes in business climate or regulations; significant changes in senior management; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; significant negative industry or economic trends; a significant decline in the Company’s stock price for a sustained period or a significant unforeseen decline in the Company’s credit rating.

In connection with our 2010 annual impairment testing, we recognized an impairment charge on all of the goodwill at our DSS operating unit within our Revenue Cycle Management (“RCM”) reporting segment. In addition, we recognized an impairment charge on a trade name associated with a prior acquisition included in our Spend and Clinical Resource Management reporting segment. The trade name asset was deemed to be impaired as part of our integration associated with the Broadlane Acquisition. We did not recognize any goodwill or indefinite-lived intangible asset impairments in the periods ending December 31, 2009 and 2008. See Note 3 for further details.

Intangible Assets — Definite Life

The intangible assets with definite lives are comprised of our customer base, developed technology, non-compete agreements and certain trade name assets. See Note 4 for further details.

Intangible assets with definite lives are amortized over their estimated useful lives which have been derived based on an assessment of such factors as attrition, expected volume and price changes. We evaluate the useful lives of our intangible assets with definite lives on an annual basis. Costs related to our customer base are amortized over the period and pattern of economic benefit that is expected from the customer relationship based on the expected benefit of its discounted cash flows. Customer base intangibles have estimated useful lives that range from five years to fourteen years. Costs related to developed technology are amortized on a straight-line basis over a useful life of three to seven years. Costs related to non-compete agreements are amortized on a straight-line basis over the life of the respective agreements. Costs associated with definite-lived trade names are amortized over the period of expected benefit of two to three years.

We evaluate indefinite-lived intangibles for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

During 2010, we deemed certain customer base intangible assets associated with a prior acquisition within our Spend and Clinical Resource Management reporting segment to be impaired as part of our integration relating to the Broadlane Acquisition. During 2008, we deemed several intangible assets to be impaired. We incurred certain impairment expenses (primarily related to acquired developed technology from prior acquisitions, revenue cycle management trade names and internally developed software product write-offs). See Note 4 for a description of the impairments.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Business Combination

In the first quarter of fiscal year 2009, we adopted a new accounting standard related to business combinations, which revised the accounting guidance that we were required to apply for our acquisitions in comparison to prior fiscal years. The new standard expands the definition of a business and a business combination; requires recognition of assets acquired, liabilities assumed, and contingent consideration at their fair value on the acquisition date with subsequent changes recognized in earnings; requires acquisition related expenses and restructuring costs to be recognized separately from the business combination and expensed as incurred; requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset until completion or abandonment; and requires that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. While we use our best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, our estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the preliminary purchase price measurement period, which may be up to one year from the business combination date, we record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. After the preliminary purchase price measurement period, we record adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in our operating results in the period in which the adjustments were determined.

Acquisition and Transaction Related Expenses

In connection with our 2010 acquisition efforts, we recorded acquisition and transaction related expenses in our consolidated statement of operations. Acquisition and transaction related expenses primarily consist of legal, banker, accounting and other advisory fees of third parties related to potential acquisitions (whether or not such acquisition is ultimately completed, remains in-process or is not completed). Subsequent to the adoption of the new business combination accounting guidance in 2009, acquisition and transaction related expenses are expensed as incurred in our consolidated statements of operations. Amounts related to completed acquisitions were historically capitalized as part of the acquisition pursuant to previous accounting guidance.

Restructuring and Integration Costs

Our restructuring costs are comprised primarily of employee termination costs related to headcount reductions. A liability for costs associated with an exit or disposal activity is recognized and measured initially at fair value only when the liability is incurred. Our restructuring charges also include accruals for estimated losses related to our excess facilities, based on our contractual obligations, net of estimated sublease income. We reassess the liability periodically based on market conditions. Integration costs are comprised primarily of third party consulting and other employee related costs involved in the integration of an acquired business into our business. Refer to Note 6 for additional details of the restructuring activities.

Deferred Revenue

Deferred revenue consists of unrecognized revenue related to advanced customer invoicing or customer payments received prior to revenue being realized and earned. Substantially all deferred revenue consists of (i) deferred administrative fees, (ii) deferred service fees (iii) deferred software and implementation fees, and (iv) other deferred fees, including receipts for our annual meeting prior to the event.

Deferred administrative fees arise when cash is received from vendors prior to the receipt of vendor reports. Vendor reports provide detail to the customer’s purchases and prove that delivery of product or service occurred. Administrative fees are also deferred when reported fees are contingent upon meeting a performance target that has not yet been achieved (see Revenue Recognition — Combined services).

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Deferred service fees arise when cash is received from customers or upon advanced customer invoicing, prior to delivery of service. When the fees are contingent upon meeting a performance target that has not yet been achieved, the service fees are either not invoiced or are deferred on our balance sheet.

Deferred software and implementation fees include (i) software license fees which result from undelivered products or specified enhancements, acceptance provisions, or software license arrangements that lack VSOE and are not separable from implementation, consulting, or other services; (ii) software support fees which represent customer payments made in advance for annual software support contracts; and (iii) implementation fees that are received at the beginning of a subscription contract. These fees are deferred and amortized over the expected period of benefit, which is the greater of the contracted subscription period or the customer relationship period. Software and implementation fees are also deferred when the fees are contingent upon meeting a performance target that has not yet been achieved.

For the years ended December 31, 2010 and 2009, deferred revenues recorded that are contingent upon meeting performance targets were $4,841 and $686, respectively.

The following table summarizes the deferred revenue categories and balances as of:

	December 31,
	2010	2009

Software and implementation fees	$15,290	$14,080
Service fees	26,970	15,786
Administrative fees	2,573	924
Other fees	1,297	1,088

Deferred revenue, total	46,130	31,878
Less: Deferred revenue, current portion	(36,533)	(24,498)

Deferred revenue, non-current portion	$9,597	$7,380

Revenue Share Obligation and Rebates

We accrue revenue share obligations and rebates for certain customers according to (i) our revenue share program and (ii) our vendor rebate programs.

Under our revenue share program, certain hospital and health system customers receive revenue share payments. This obligation is accrued according to contractual agreements between the GPO and the hospital and healthcare customers as the related administrative fee revenue is recognized. See description of this accounting treatment under “Administrative Fees” in the “Revenue Recognition” section.

We receive rebates pursuant to the provisions of certain vendor agreements. The rebates are earned by our hospitals and health system customers based on the volume of their purchases. We collect, process, and pay the rebates as a service to our customers. Substantially all the vendor rebate programs are excluded from revenue. The vendor rebates are accrued for active customers when we receive cash payments from vendors.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2010, 2009, and 2008 was $2,053, $2,224 and $2,651, respectively.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Share-Based Compensation

Share-based payment transactions as fully discussed in Note 10 are accounted for in accordance with GAAP relating to stock compensation. The guidance requires companies to recognize the cost (expense) of all share-based payment transactions in the financial statements. We expense employee share-based compensation using fair value-based measurement over an appropriate requisite service period primarily on an accelerated basis.

Derivative Financial Instruments

Derivative instruments are accounted for in accordance with GAAP relating to derivatives and hedging. The guidance requires companies to recognize derivative instruments as either assets or liabilities in the balance sheet at fair value. We have no derivative positions as of December 31, 2010. See Note 14 for further discussion regarding our outstanding derivative financial instruments.

Income Taxes

In accordance with GAAP relating to income taxes, we recognize deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the tax year in which the differences are expected to be reflected in the tax return.

The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income in applicable tax jurisdictions to realize the value of these assets. If we are unable to generate sufficient future taxable income in these jurisdictions, a valuation allowance is recorded when it is more likely than not that the value of the deferred tax assets is not realizable. Management evaluates the realizability of the deferred tax assets and assesses the need for any valuation allowance adjustment. It is our policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. To the extent that the probable tax outcome of these uncertain tax positions changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. At December 31, 2010, we believe we have appropriately accounted for any unrecognized tax benefits. To the extent we prevail in matters for which a liability for an unrecognized tax benefit is established or we are required to pay amounts in excess of the liability, our effective tax rate in a given financial statement period may be affected. See Note 11.

Sales Taxes

In accordance with GAAP relating to principal agent considerations under revenue recognition, we record any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on a net basis (excluded from revenues).

Basic and Diluted Net Income and Loss Per Share

Basic net income or loss per share (“EPS”) is calculated in accordance with GAAP relating to earnings per share. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would result in the reduction of a loss or the increase in income per share. For purposes of this calculation, our stock options, stock warrants, non-vested restricted stock and stock-settled stock appreciation rights are considered to be potential common shares and are only included in the calculation of diluted EPS when the effect is dilutive.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

The shares used to calculate basic and diluted EPS represent the weighted-average common shares outstanding. Diluted net loss per share is the same as basic net loss per share for the fiscal year ended December 31, 2010 since the effect of any potentially dilutive securities was excluded as they were anti-dilutive due to our net loss.

Recent Accounting Pronouncements

Business Combinations

In December 2010, the FASB issued an accounting standards update relating to the disclosure of supplementary pro forma information for business combinations, which addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The update specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We believe the adoption of this guidance will not have a material impact on our Consolidated Financial Statements.

Revenue Recognition

In October 2009, the FASB issued an accounting standards update for multiple-deliverable revenue arrangements. The update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. The update also addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The amendments in the update significantly expand the disclosures related to a vendor’s multiple-deliverable revenue arrangements with the objective of providing information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method of determining stand-alone value affects the timing or amount of revenue recognition. The accounting standards update is applicable for annual periods beginning after June 15, 2010, however, early adoption is permitted. We believe the adoption of this guidance will not have a material impact on our Consolidated Financial Statements.

In October 2009, the FASB issued an accounting standards update relating to certain revenue arrangements that include software elements. The update will change the accounting model for revenue arrangements that include both tangible products and software elements. Among other things, tangible products containing software and non-software components that function together to deliver the tangible product’s essential functionality are no longer within the scope of software revenue guidance. In addition, the update also provides guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that includes tangible products and software. The accounting standards update is applicable for annual periods beginning after June 15, 2010, however, early adoption is permitted. We believe the adoption of this guidance will not have a material impact on our Consolidated Financial Statements.

In April 2010, the FASB issued new standards for vendors who apply the milestone method of revenue recognition to research and development arrangements. These new standards apply to arrangements with payments that are contingent, at inception, upon achieving substantively uncertain future events or circumstances. The guidance is applicable for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this guidance will

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

impact our arrangements with one-time or nonrecurring performance fees that are contingent upon achieving certain results. Historically, we have recognized these types of performance fees in the period the respective performance target has been met as we believe these arrangements are substantive. Upon adoption of this guidance on January 1, 2011, these performance fees will be recognized proportionately over the contract term. We believe the adoption of this guidance will not have a material impact on our Consolidated Financial Statements.

Subsequent Events

In February 2010, the FASB issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements for the period ended March 31, 2010.

2.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of:

	December 31,
	2010	2009

Land	$1,200	$1,200
Buildings (Note 6)	8,821	8,821
Furniture and fixtures	8,811	7,577
Computers and equipment	37,963	26,499
Leasehold improvements	9,710	8,038
Purchased software	19,349	9,849
Capitalized software development costs (internal use)	49,059	32,194

	134,913	94,178
Accumulated depreciation and amortization	(57,176)	(39,218)

Property and equipment, net	$77,737	$54,960

Software — Internal Use

We classify capitalized costs of software developed for internal use in property and equipment. Costs capitalized for software to be sold, leased or otherwise marketed are classified as other assets. Software acquired in a business combination is classified as a developed technology intangible asset. Capitalized costs of software developed for internal use during the years ended December 31, 2010 and 2009 amounted to $16,613 and $14,160, respectively. Accumulated amortization related to capitalized costs of software developed for internal use was $20,694 and $11,581 at December 31, 2010 and 2009, respectively.

For the years ended December 31, 2010, 2009 and 2008, we recognized impairment charges of $398, zero and $243, respectively, which relate to all of our segments and were attributable to the write down of software tools that we were not able to utilize. We had no other impairment charges related to property and equipment during the years ended December 31, 2010, 2009 and 2008. These impairment charges have been recorded to the impairment line item within our consolidated statements of operations.

For the years ended December 31, 2010, 2009 and 2008, we recognized $649, $740 and $873, respectively, in cost of revenue related to amortization of software developed for internal use.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Software — External Use

Capitalized costs of software developed for external use are classified as other assets in our consolidated balance sheet. Capitalized costs of software developed for external use during the years ended December 31, 2010 and 2009 amounted to $1,355 and $2,242, respectively. Accumulated amortization related to capitalized costs of software developed for external use was $6,190 and $3,296 at December 31, 2010 and 2009, respectively.

During the years ended December 31, 2010, 2009 and 2008, we recognized $2,894, $2,426 and $709 respectively in cost of revenue related to amortization of software developed for external use.

3.	GOODWILL AND INDEFINITE ASSETS

Goodwill and indefinite life assets consist of the following as of:

	December 31,
	2010	2009

Indefinite life intangibles
Goodwill, net	$1,035,697	$511,861
Trade name	—	1,029

	$1,035,697	$512,890

The changes in goodwill are summarized as follows, consolidated and by segment (“RCM” is our Revenue Cycle Management segment and “SCM” is our Spend and Clinical Resource Management segment), for the years ended December 31, 2010 and 2009:

	December 31,
	Consolidated	RCM	SCM

Balance, December 31, 2008	$508,748	$424,027	$84,721
Accuro acquisition purchase accounting adjustment (Note 5)	3,113	3,113	—

Balance, December 31, 2009	$511,861	$427,140	$84,721
DSS impairment loss	(44,495)	(44,495)	—
Broadlane acquisition (Note 5)	567,326	—	567,326
Other acquisition	1,005	—	1,005

Balance, December 31, 2010	$1,035,697	$382,645	$653,052

In connection with our 2010 annual impairment testing, we recognized an impairment charge related to the goodwill at our decision support services operating unit within our RCM reporting segment. We experienced a scheduled and planned step down in license fee revenue from a large business intelligence customer in our decision support services operating unit. As part of our quarterly and annual forecasting process, we expected to recover the revenue reduction related to this large customer with new customer wins. However, given the economic environment and increased competition, conversion of new customer revenue has been lower than expected over the last six to eight quarters. As a result, during our 2011 budgetting process we lowered our future growth rate estimates and revised our earnings forecast for future years for our decision support services operating unit. As a result, a goodwill impairment loss of $44,495 was recognized in the RCM segment during December 2010.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

In 2010, we recorded an impairment charge of approximately $1,029 to write-off an indefinite-lived trade name acquired as part of a prior acquisition in connection with restructuring and rebranding of our SCM segment subsequent to the Broadlane Acquisition.

In 2009, we adjusted Goodwill related to the acquisition of Accuro. See Note 5 for the detail of the adjustments. In 2008, we adjusted Goodwill related to the acquisition of XactiMed primarily related to adjustments to deferred tax liability and other accrued liabilities.

4.	OTHER INTANGIBLE ASSETS

Intangible assets with definite lives consist of the following:

	Weighted
	Average
	Amortization	Gross
	Period	Carrying	Accumulated
	(Years)	Amount	Amortization	Net

December 31, 2010
Customer base	10 years	$538,667	$(88,745)	$449,922
Developed technology	5 years	49,401	(21,664)	27,737
Trade name	3 years	4,300	(179)	4,121
Non-compete agreements	1.5 years	2,900	(242)	2,658

	10 years	$595,268	$(110,830)	$484,438

	Weighted
	Average
	Amortization	Gross
	Period	Carrying	Accumulated
	(Years)	Amount	Amortization	Net

December 31, 2009
Customer base	11 years	$139,259	$(67,559)	$71,700
Developed technology	5 years	40,556	(18,074)	22,482
Non-compete agreements	2 years	2,322	(1,944)	378

	9 years	$182,137	$(87,577)	$94,560

In 2010, we recorded an impairment of approximately $501 related to customer base and acquired developed technology intangible assets acquired from previous acquisitions.

In 2009, we reduced the gross carrying amount and the related accumulated amortization by approximately $21,869 relating to a fully amortized customer base asset within our Spend Management segment.

In 2008, we deemed several intangible assets to be impaired. We recorded an impairment charge of approximately $1,255 to write-off trade names acquired as part of the acquisitions of MD-X Solutions, Inc on July 2, 2007 and XactiMed, Inc on May 18, 2007 in connection with a rebranding of our RCM segment subsequent to the Accuro acquisition. In addition, we recorded an impairment of approximately $581 related to acquired developed technology and other intangible assets acquired from previous acquisitions.

These impairment charges have been recorded to the impairment line item within our consolidated statements of operations.

During the years ended December 31, 2010, 2009 and 2008, we recognized $31,675, $28,753 and $24,316, respectively in amortization expense, inclusive of amounts charged to cost of revenue for

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

amortization of external-use acquired developed technology related to definite-lived intangible assets. Future amortization expense of definite-lived intangibles as of December 31, 2010, is as follows:

Amount

2011	$81,067
2012	73,209
2013	62,722
2014	55,042
2015	49,205
Thereafter	163,193

$484,438

5.	ACQUISITIONS

Broadlane Acquisition

On November 16, 2010, pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) with Broadlane Holdings, LLC, a Delaware limited liability company (“Broadlane LLC”), and Broadlane Intermediate Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Broadlane LLC (“Broadlane”), we acquired all of the outstanding shares of capital stock of Broadlane (the “Broadlane Acquisition”) from Broadlane LLC.

Broadlane delivers supply chain management, strategic sourcing of supplies and services, capital equipment lifecycle management, advanced technology and analytics, clinical and lean process consulting and clinical workforce optimization. We believe with the acquisition of Broadlane our SCM segment is positioned to provide a more comprehensive suite of cost management services, supply chain analytics and data capabilities that will improve our customers’ ability to manage their supply expenses.

We paid to Broadlane LLC approximately $725,000 in cash plus working capital of $20,895 for an aggregate preliminary purchase price of $745,895. In addition, we will make an additional payment in cash, subject to adjustment and to certain limitations, currently estimated at $123,100 on or before January 4, 2012 (the “deferred purchase consideration”).

At closing, we recorded $119,505 on our balance sheet, representing the present value of the preliminary estimated $123,100 deferred purchase consideration amount. The deferred purchase consideration is subject to adjustment based on certain adjustments as defined in the Purchase Agreement. During the year ended December 31, 2010, we recognized approximately $407, in imputed interest expense due to the accretion of this liability and we will record additional interest expense of approximately $3,162 using the effective interest method to accrete the deferred purchase consideration to its face value by January 4, 2012. The balance of the deferred purchase consideration was $119,912 as of December 31, 2010 and has been recorded as a current liability in the accompanying consolidated balance sheet.

The preliminary purchase price is subject to change based upon final agreement of certain adjustments with the seller. Any subsequent adjustments to the purchase price will be recorded as an increase or decrease to the deferred purchase consideration and goodwill.

The purchase price paid for Broadlane reflects a premium relative to the value of identified assets due to the strategic importance of the transaction to us and because Broadlane’s business model does not rely

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

intensively on fixed assets. The goodwill of $567,326 arising from the acquisition primarily relates to the following factors:

•	The acquisition expands our spend management capability and general market presence and provides for industry leading pricing offered under our combined strategic sourcing contracts;

•	The acquisition of Broadlane, which was a large SCM segment competitor, allows us to compete effectively for hospital and health system customers and increases our customer base which allows us to expand market share and further penetrate our customer base; and

•	The acquisition offers us the opportunity to leverage cost and revenue synergies and economies of scale expected from combining our operations.

We expect that approximately $892 of the $567,326 of goodwill will be deductible for income tax purposes.

Broadlane Purchase Price Allocation

The following table summarizes the consideration paid for Broadlane and the preliminary amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration
Cash	$773,281
Less: cash acquired	(27,386)

Net cash consideration	745,895
Fair value of deferred purchase consideration	119,505

Fair value of total consideration transferred	$865,400

Recognized amounts of identifiable assets acquired and liabilities assumed
Current assets	$56,402
Property and equipment	13,941
Other long term assets	110
Intangible assets	419,900
Current liabilities	(35,832)
Deferred tax liabilities	(155,166)
Other long term liabilities	(1,281)

Total identifiable net assets	298,074
Goodwill	567,326

$865,400

The fair value of current assets acquired includes trade accounts receivable due under agreements with customers with a fair value of approximately $11,369. The gross amount due under customer contracts is $11,708, of which $339 is expected to be uncollectible.

The fair value of current assets acquired also includes a preliminary fair value estimate of $34,500 related to administrative fees related to customer purchases that occurred prior to the acquisition date that will be reported to us subsequent to the acquisition date. Under our revenue recognition accounting policy, these administrative fees would ordinarily be recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases occurring prior to the acquisition date

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

and to record the fair value of the administrative fees to be received from those purchases as an accounts receivable (as opposed to recognizing revenue when these transactions are reported to us). We have also recorded a preliminary fair value liability estimate of $17,750 included in the fair value of current liabilities related to corresponding revenue share obligation that will be owed to customers that generated the administrative fees.

We expect to adjust our preliminary estimate of the administrative receivable and related revenue share obligation during the measurement period (up to one year from the acquisition date) as actual purchases are reported to us.

The fair value of acquired identified intangible assets of $419,900 is preliminary pending receipt of final valuations for those assets. Our preliminary fair value estimates are as follows:

	Preliminary	Weighted-
	Estimated	Average Useful
	Fair Value	Lives

Customer base	$399,400	10 year life
Developed technology	13,300	5 year life
Trade name	4,300	3 year life
Non-compete agreement	2,900	1.5 year life

Total aquired identified intangibles	$419,900

In connection with the acquisition, we incurred approximately $10,396 of costs primarily related to legal, financial, and accounting professional advisors. These costs were expensed as incurred and are included in the Acquisition and integration line item on the accompanying consolidated statement of operations.

The operating results of Broadlane have been included in our consolidated statement of operations since the acquisition date of November 16, 2010. We have recorded actual revenue of $9,607 and an actual net loss of $10,859 in our consolidated statement of operations for the period November 16, 2010 through December 31, 2010.

Unaudited Pro Forma Financial Information

The unaudited financial information in the table below summarizes the combined results of operations of MedAssets and Broadlane on a pro forma basis. The pro forma information is presented as if the companies had been combined on January 1, 2010 and January 1, 2009, respectively. The 2010 and 2009 pro forma results include the following adjustments that were directly attributable to the acquisition:

•	adjustments to reduce net revenue by approximately $18,900 and $18,100 during the years ended December 31, 2010 and 2009, respectively related to purchase accounting adjustments that reflect the fair value of administrative fees related to customer purchases that occurred prior to January 1, 2010 and 2009, respectively, but were reported to us subsequent to those dates. Under our revenue recognition accounting policy, which is in accordance with GAAP, these administrative fees would be ordinarily recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases occurring prior to the transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as a liability;

•	adjustments to increase intangible amortization expense by approximately $40,000 and $45,800 during the years ended December 31, 2010 and 2009, respectively related to purchase accounting adjustments that reflect the fair value of identified intangible assets acquired;

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

•	adjustments to increase interest expense by approximately $30,900 and $29,400 during the years ended December 31, 2010 and 2009, respectively related to additional indebtedness incurred to complete the acquisition; and

•	adjustments to increase income tax benefit by approximately $22,800 and $32,600 during the years ended December 31, 2010 and 2009, respectively related to the income tax benefit generated by the adjustments discussed above.

The following pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each period:

	Year Ended December 31,
	2010	2009
	(Unaudited)

Net revenue	$538,479	$490,755
Net (loss)	(83,755)	(37,533)
Basic and diluted (loss) per share	$(1.48)	$(0.68)
Basic and diluted weighted average shares outstanding(1)	56,434	54,841

(1)	Basic and diluted weighted average shares outstanding are the same given our net pro forma loss

Other Acquisition-Related Activities

During the year, our SCM segment acquired certain assets associated with oncology pharmaceutical products for $3,160. The acquired assets consist of certain customer relationships valued at $2,155 with a ten-year weighted-average useful life and goodwill of $1,005.

During the year ended December 31, 2010, we incurred $2,798, respectively, related to certain due diligence and acquisition and integration-related activities associated with an unsuccessful acquisition attempt. We expensed these costs as incurred in accordance with GAAP and they are included in the Acquisition-related expenses line item on our consolidated statement of operations.

Accuro Acquisition

In 2009, we finalized the acquisition purchase price and related purchase price allocation of Accuro Healthcare Solutions, Inc. (collectively with its subsidiaries, “Accuro”), which was acquired on June 2, 2008 (the “Accuro Acquisition”).

In connection with the purchase consideration paid upon the closing of the Accuro Acquisition, which occurred on June 2, 2008, we recorded an initial liability (or the “deferred purchase consideration”) of $18,500 on our balance sheet, representing the present value of $20,000 in deferred purchase consideration payable on the first anniversary date of the closing of the Accuro Acquisition as required by the purchase agreement. During the years ended December 31, 2009 and 2008, we recognized approximately $639 and $862, respectively, in imputed interest expense to accrete the Accuro deferred purchase consideration to its face value by the first anniversary of the Accuro Acquisition closing date or June 2, 2009.

On June 2, 2009, we reduced the $20,000 deferred purchase consideration by approximately $224 due to certain adjustments allowed for under the purchase agreement and we paid $19,776 (inclusive of $1,501 of imputed interest) in cash to the former shareholders of Accuro to satisfy the deferred purchase consideration obligation. We acquired all the outstanding stock of Accuro for a total purchase price of $357,635 comprised of $228,248 in cash, including $5,355 in acquisition related costs, and approximately 8,850,000 unregistered shares of our common stock valued at $129,387.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Accuro is a provider of SaaS-based revenue cycle management software and service solutions that help hospitals, health systems and other ancillary healthcare providers optimize revenue capture and cash flow. The purchase price paid to Accuro’s former shareholders reflects a premium relative to the value of the identified assets due to the strategic importance of the transaction to our company and because Accuro’s technology and service business model does not rely intensively on fixed assets. The following factors contribute to the strategic importance of the transaction:

•	The acquisition expands our research and development capability and general market presence, and increases our revenue cycle management product and service offerings with well regarded solutions and recurring revenue streams;

•	Accuro’s business is complementary and a long-term strategic fit that provides us opportunities to expand market share and further penetrate our current customer base;

•	The acquisition of Accuro, which was one of our largest and most scaled Revenue Cycle Management segment competitors, allows us to compete effectively for hospital and health system customers; and

•	The acquisition offers us the opportunity to leverage cost and revenue synergies.

Accuro Purchase Price Allocation

During 2009, we made certain adjustments to finalize the purchase price allocation of Accuro. These adjustments have been recognized as assets acquired or liabilities assumed in the Accuro Acquisition and included in the allocation of the cost to acquire Accuro and, accordingly, have resulted in a net increase to goodwill of approximately $3,113. The adjustments primarily relate to the following:

•	a $3,463 increase associated with restructuring activities, consisting of estimated severance costs, facility lease termination penalties, system migration and standardization as well as other restructuring costs (as further described below);

•	a $224 decrease related to adjustments to the final deferred purchase consideration; and

•	a $126 decrease associated with adjusting assets acquired and liabilities assumed to fair value.

The following table details the final purchase price and purchase price allocation for the Accuro Acquisition:

	Preliminary		Final
	Purchase		Purchase
	Price		Price
	Allocation	Adjustments	Allocation

Current assets	$9,113	$(124)	$8,989
Property and equipment	4,853	—	4,853
Other long term assets	169	—	169
Goodwill	275,899	3,113	279,012
Intangible assets	87,700	—	87,700

Total assets acquired	377,734	2,989	380,723
Current liabilities	14,474	3,282	17,756
Other long term liabilities	5,401	(69)	5,332

Total liabilities assumed	19,875	3,213	23,088

Total purchase price	$357,859	$(224)	$357,635

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Accuro Intangible Assets

The table below summarizes the acquired identified intangible assets, (in thousands):

	Gross
	Carrying	Weighted-Average
	Value	Useful Lives

Developed technology	$23,200	5.0
Customer base	63,200	12.5
Non-compete agreements	1,300	2.0

Total acquired intangible assets	$87,700	10.4

Additionally, $55,592 of the $279,012 of goodwill is expected to be deductible for tax purposes.

Accuro Deferred Revenues and Costs

We have estimated the fair value of the service obligation assumed from Accuro in connection with the acquisition purchase price allocation. The service obligation assumed from Accuro represents our acquired commitment to provide continued SaaS-based software and services for customer relationships that existed prior to the acquisition where the requisite service period has not yet expired. The estimated fair value of the obligation and other future services was determined utilizing a cost build-up approach, which determines fair value by estimating the costs related to fulfilling the obligation plus a normal profit margin. The sum of the costs and operating profit approximates the amount that we would be required to pay a third party to assume the service obligation. The estimated costs to fulfill the obligation were based on the historical direct costs related to providing the related services. We did not include any costs associated with selling efforts, research and development or the related operating margins on these costs. As a result of allocating the acquisition purchase price, we recorded an adjustment to reduce the carrying value of Accuro’s June 2, 2008 deferred revenue by $7,643 down to $4,200, an amount representing our estimate of the fair value of service obligation assumed. In addition, we recorded an adjustment of $6,974 to eliminate the carrying value of Accuro’s June 2, 2008 deferred cost asset associated with the related deferred revenue.

6.	RESTRUCTURING ACTIVITIES

Broadlane Restructuring Plan

In connection with the Broadlane Acquisition, our management approved, committed, and initiated a plan to restructure our operations resulting in certain management, system and organizational changes within our SCM segment. During the year ended December 31, 2010, we expensed exit and integration related costs of approximately $8,418 associated with restructuring activities of the acquired operations consisting of severance and other restructuring and integration costs. These costs are included within the acquisition and integration-related expenses line on the accompanying statements of operations.

As of December 31, 2010, the components of our restructuring plan are as follows:

•	Involuntary employee terminations — we are reorganizing our SCM workforce and plan to eliminate redundant or unneeded positions in connection with combining our business operations. In connection with the workforce restructuring, we expect to incur severance, benefits and other employee related costs in the range of $18,000 to $20,000 to be incurred over the next eighteen to twenty-four months. During the fiscal year ended December 31, 2010, we expensed approximately $6,976 related to severance and other employee benefits in connection with or plan. As of December 31, 2010, we had approximately $3,488 included in current liabilities for these costs.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

•	System migration and standardization — we plan to integrate and standardize certain software platforms of the combined business operations. In connection with the system migration and standardization, we expect to incur costs in the range of $2,000 to $4,000 over the next twelve to eighteen months. During the fiscal year ended December 31, 2010, we expensed approximately $1,442 related to consulting and other third-party services in connection with our plan.

•	Facilities consolidation — we expect to consolidate office space in areas where we have common or redundant locations. We expect to incur a liability in the range of $5,000 to $7,000 over the next twelve to eighteen months relating to ceasing use of certain facilities. As of and for the fiscal year ended December 31, 2010, no liability has been accrued and no expense has been recorded as we have no termination penalty and have not ceased use of the facilities as of December 31, 2010.

The changes in the plan during 2010 are summarized as follows:

			Accrued,
	Initial Costs	Cash	December 31,
	Incurred	Payments	2010

Broadlane Restructuring Plan
Involuntary employee terminations	$6,976	$(3,488)	$3,488
System migration and integration	1,442	(1,442)	—
Facility consolidation	—	—	—

Total Broadlane Restructuring Costs	$8,418	$(4,930)	$3,488

Accuro Restructuring Plan

In connection with the Accuro Acquisition, our management approved, committed and initiated a plan to restructure our operations resulting in certain management, system and organizational changes within our RCM segment. Any increases or decreases to the estimates of executing the restructuring plan subsequent to June 2009 have been recorded as adjustments to operating expense. During 2010, we reduced our estimated lease termination liability by approximately $491 related to a sublease arrangement.

The remaining balance relating to the Accuro restructuring plan pertains to a lease termination penalty we incurred for which we made cash payments of approximately $1,162 for the fiscal year ended December 31, 2010. We expect that $114 of the remaining lease termination penalty will be paid in January 2011 and $1,046 will be paid in February 2011. The balance of the accrual was $1,160 as of December 31, 2010.

7.	NOTES AND BONDS PAYABLE

Our notes and bonds payable are summarized as follows as of:

	December 31,
	2010	2009

Notes payable — senior	$635,000	$215,161
Bonds payable	325,000	—

Total notes and bonds payable	960,000	215,161
Less: current portions	(6,350)	(13,771)

Total long-term notes and bonds payable	$953,650	$201,390

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Notes Payable

The principal amount of our long term notes payable consists of our senior term loan facility which had an outstanding balance of $635,000 as of December 31, 2010. We had no amounts drawn on our revolving credit facility, and no amounts drawn on our swing-line component, resulting in approximately $149,000 of availability under our credit facility inclusive of the swing-line (after giving effect to $1,000 of outstanding but undrawn letters of credit on such date) as of December 31, 2010. The applicable weighted average interest rate (inclusive of the applicable bank margin) on our senior term loan facility at December 31, 2010 was 5.25%.

The principal amount of our long term notes payable as of December 31, 2009 consists of our senior term loan facility which had an outstanding balance of $215,161. We had no amounts drawn on our revolving credit facility, and no amounts drawn on our swing-line component as of December 31, 2009. We made payments during 2009 on our term loan balance which included an annual excess cash flow payment of approximately $27,516 and scheduled principal payments on our senior term loan facility of $2,499.

Total interest paid during the fiscal years ended December 31, 2010, 2009 and 2008 was approximately $11,855, $14,722 and $18,032, respectively.

We had a credit agreement dated October 23, 2006 that consisted of a senior secured term loan and a revolving line of credit that was administered by Bank of America. On November 16, 2010, we consummated the acquisition of Broadlane and as a result we terminated our credit agreement with Bank of America and entered into a new credit agreement (the “Credit Agreement”) with Barclays Bank and JP Morgan Securities (collectively, the “Banks”). In addition, we closed a private placement offering of senior notes that is described below. The Credit Agreement consists of a six-year $635,000 senior secured term loan facility and a five-year $150,000 senior secured revolving credit facility, including a letter of credit sub-facility of $25,000 and a swing line sub-facility of $25,000. Borrowings under the revolving credit facility may be used for general corporate purposes and working capital. Both the senior secured term loan and revolving credit facility charge a variable interest rate of London Interchange Bank Offering Rate (“LIBOR”) or an alternate base rate plus and applicable margin.

The Credit Agreement also permits the Company to, subject to the satisfaction of certain conditions and obtaining commitments, add one or more incremental term loan facilities, increase the aggregate commitments under the senior secured revolving credit facility or add one or more incremental revolving credit facility tranches in an aggregate amount of up to $200,000, which may have the same guarantees, and be secured equally in all respects by the same collateral, as the senior secured term loan loans and the senior secured revolving credit loans.

The Credit Agreement contains certain customary negative covenants, including but not limited to, limitations on the incurrence of debt, limitations on liens, limitations on fundamental changes, limitations on asset sales and sale leasebacks, limitations on investments, limitations on dividends or distributions on, or redemptions of, equity interests, limitations on prepayments or redemptions of unsecured or subordinated debt, limitations on negative pledge clauses, limitations on transactions with affiliates and limitations on changes to the Company’s fiscal year. The Credit Agreement also includes certain maintenance covenants (beginning March 31, 2011) including but not limited to, a maximum total leverage ratio of consolidated indebtedness to consolidated EBITDA and a minimum consolidated interest coverage ratio of consolidated EBITDA to consolidated cash interest expense (as defined in the Credit Agreement). The Company was in compliance with these covenants as of December 31, 2010.

We are also required to prepay our debt obligations based on an excess cash flow calculation for the applicable fiscal year which is determined in accordance with the terms of our credit agreement. Our first excess cash flow calculation will be completed during the first quarter of 2012 for the fiscal year ended December 31, 2011.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Bonds Payable

In connection with the financing of the Broadlane Acquisition, the Company closed the offering of an aggregate principal amount of $325,000 of senior notes due 2018 (the “Notes”) in a private placement (the “Notes Offering”). The Notes are guaranteed on a senior unsecured basis by each of the Company’s existing domestic subsidiaries and each of the Company’s future domestic restricted subsidiaries in each case that guarantees the Company’s obligations under the Credit Agreement. Each of the subsidiary guarantors is 100% owned by the Company; the guarantees by the subsidiary guarantors are full and unconditional; the guarantees by the subsidiary guarantors are joint and several; the Company has no independent assets or operations; and any subsidiaries of the Company other than the subsidiary guarantors are minor. The Notes and the guarantees are senior unsecured obligations of the Company and the subsidiary guarantors, respectively.

The Notes were issued pursuant to an indenture dated as of November 16, 2010 (the “Indenture”) among the Company, its subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. Pursuant to the Indenture, the Notes will mature on November 15, 2018 and bear 8% annual interest. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2011.

The Indenture contains certain customary negative covenants, including but not limited to, limitations on the incurrence of debt, limitations on liens, limitations on consolidations or mergers, limitations on asset sales, limitations on certain restricted payments and limitations on transactions with affiliates. The Indenture does not contain any significant restrictions on the ability of the Company or any subsidiary guarantor to obtain funds from the Company or any other subsidiary guarantor by dividend or loan. The Indenture also contains customary events of default. The Company was in compliance with these covenants as of December 31, 2010.

The Company has the option to redeem all or part of the Notes as follows: (i) at any time prior November 15, 2013, the Company may at its option redeem up to 35% of the aggregate original principal amount of Notes issued; and (ii) on or after November 15, 2014, the Company may at its option, redeem all or a part of the Notes after the required notification procedures have been performed, at the following redemption prices:

Year	Percentage

2014	104%
2015	102%
2016 and thereafter	100%

The Notes also contain a redemption feature that would require the repurchase of 101% of the aggregate principal amount plus accrued and unpaid interest at the option of the holders upon a change in control.

As of December 31, 2010, the Company’s 8% senior notes due 2018 were trading at approximately 100.1% of par value.

As of December 31, 2010, we had approximately $45,584 of debt issuance costs related to our Credit Agreement and Notes which will be amortized into interest expense generally over the effective interest method until the maturity date. For the years ended December 31, 2010 and 2009, we recognized approximately $6,863, inclusive of the write-off of $4,330 of the remaining unamortized debt issuance costs from our previous credit agreement with Bank of America, and $1,841, respectively, in interest expense related to the amortization of debt issuance costs.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

The following table summarizes our stated debt maturities and scheduled principal repayments as of December 31, 2010:

		Senior Unsecured
Year	Term Loan	Notes	Total

2011	$6,350	$—	$6,350
2012	6,350	—	6,350
2013	6,350	—	6,350
2014	6,350	—	6,350
2015	6,350	—	6,350
Thereafter	603,250	325,000	928,250

	$635,000	$325,000	$960,000

Finance Obligation

We entered into a lease agreement for a certain office building in Cape Girardeau, Missouri with an entity owned by the former owner of a company that was acquired in May 2001 (the “Lease Agreement”). Under the terms of the Lease Agreement, we were required to purchase the office building and adjoining retail space on January 7, 2004 for $9,274. The fair value of the office building and related retail space at the acquisition date was $6,000 and $2,900, respectively.

In August 2003, we facilitated the sale of the office building and related retail space under the Lease Agreement. We entered into a new lease with the new owner of the office building and provided a $1,000 letter of credit and eight months of prepaid rent in connection with the new lease. The lease agreement was for ten years. The letter of credit and prepaid rent constitute continuing involvement as defined in GAAP relating to leases, and as such the transaction did not qualify for sale and leaseback accounting. In accordance with the guidance, the Company recorded the transaction as a financing obligation. As such, the book value of the assets and related obligation remain on the Company’s consolidated financial statements. We recorded a $501 commission on the sale of the building as an increase to the corresponding financing obligation. In addition, we deferred $386 in financing costs that will be amortized into expense over the life of the obligation. Subsequent to the date of sale (August 2003), we decreted the finance obligation in accordance with a policy that would match the amortization of the corresponding asset. The amount of the financial obligation decretion for the years ended December 31, 2010 and 2009 was $167 and $152, respectively.

In July 2007, we extended the lease terms of the Lease Agreement an additional four years through July 2017. The terms of the lease extension were substantially similar to that of the original lease term, and our outstanding letter of credit continues to constitute continuing involvement as defined by the guidance previously described. The lease extension effectively increased our outstanding finance obligation and corresponding office building asset by $1,121 at the time of the amendment.

The lease payments on the office building are charged to interest expense in the periods they are due. The lease payments included as interest expense in the accompanying statement of operations for the years ended December 31, 2010, 2009 and 2008 were $658, $658 and $647, respectively.

Rental income and additional interest expense is imputed on the retail space of approximately $438 annually. Both the income and the expense are included in “Other income (expense)” in the accompanying consolidated statement of operations for each of the years ended December 31, 2010, 2009 and 2008 with no effect to net income. Under the Lease Agreement, we are not entitled to actual rental income on the retail space, nor do we have legal title to the building.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

When we have no further continuing involvement with the building as defined under generally accepted accounting principles relating to leases, we will remove the net book value of the office building, adjoining retail space, and the related finance obligation and account for the remainder of our payments under the Lease Agreement as an operating lease. Under the Lease Agreement, we will not obtain title to the office building and retail space. Our future commitment is limited to the payments required by the ten year Lease Agreement. At December 31, 2010, the future undiscounted payments under the Lease Agreement aggregate to $4,440.

Future payments of the finance obligation as of December 31, 2010 are as follows:

Obligations
Under
Capital Lease

2011	$1,103
2012	1,114
2013	1,114
2014	1,114
2015	1,114
Thereafter	9,714

15,273
Less: Amounts representing interest	(5,582)

Net present value of capital lease obligation	9,691
Less: Amount representing current portion	(186)

Finance obligation, less current portion	$9,505

8.	COMMITMENTS AND CONTINGENCIES

We lease certain office space and office equipment under operating leases. Some of our operating leases include rent escalations, rent holidays, and rent concessions and incentives. However, we recognize lease expense on a straight-line basis over the related minimum lease term utilizing total future minimum lease payments. Future minimum rental payments under operating leases with initial or remaining non-cancelable lease terms of one year as of December 31, 2010 are as follows:

Operating
Lease

2011	$9,125
2012	7,940
2013	7,637
2014	6,878
2015	4,994
Thereafter	15,177

$51,751

Rent expense for the years ended December 31, 2010, 2009 and 2008, was approximately $8,370, $8,102 and $6,651 respectively.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Performance Targets

In the ordinary course of contracting with our customers, we may agree to make some or all of our fees contingent upon the customer’s achievement of financial improvement targets from the use of our services and software. These contingent fees are not recognized as revenue until the customer confirms achievement of the performance targets. We generally receive customer acceptance as and when the performance targets are achieved. Prior to customer confirmation that a performance target has been achieved, we record invoiced contingent fees as deferred revenue on our consolidated balance sheet. Often, recognition of this revenue occurs in periods subsequent to the recognition of the associated costs.

Legal Proceedings

As of December 31, 2010, we are not presently involved in any legal proceedings, the outcome of which, if determined adversely to us, would have a material adverse affect on our business, operating results or financial condition.

9.	STOCKHOLDERS’ EQUITY

Preferred Stock

In connection with our initial public offering we amended and restated our Certificate of Incorporation (“Certificate”) authorizing us to issue 50,000,000 shares of undesignated preferred stock, par value $0.01 per share. The preferred stock could be issued from time to time in one or more series, each of which series had distinctive designation or title and such number of shares as was fixed by the Board prior to the issuance of any shares thereof. Each such series of preferred stock had voting powers, full or limited, or no voting powers, and such preferences and relative, participating optional or other special rights and such qualifications, limitations or restrictions thereof, as had to be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock.

Common Stock

During 2010, 2009 and 2008, we issued shares of common stock in connection with employee share-based payment arrangements. See Note 10 to the consolidated financial statements.

During the fiscal year ended December 31, 2008, we issued approximately 8,850,000 unregistered shares of our common stock in connection with our acquisition of Accuro. We valued this equity issuance at $14.62 per share, which was computed using the five-day average of our closing share price for the period beginning two days before the April 29, 2008 announcement of the Accuro Acquisition and ending two days after the announcement.

During the fiscal year ended December 31, 2008, we issued approximately 20,000 shares of our common stock to an unrelated charitable foundation. The market value of the common stock on the date of issuance was approximately $348, which has been recorded as non-cash, non-employee share-based expense in our accompanying Consolidated Statement of Operations for the fiscal year ended December 31, 2008.

Common Stock Warrants

As of December 31, 2010 and 2009, we had approximately 38,000 warrants outstanding that were exercisable into common stock at a weighted average exercise price of $2.29 with a weighted average remaining life of 2.5 and 3.5 years, respectively. During the fiscal year ended December 31, 2008, we issued approximately 190,000 unregistered shares of our common stock in connection with a cashless exercise of a warrant.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Shareholder Notes Receivable

During 2008, we settled all outstanding notes receivable issued by certain stockholders. The notes were collateralized by pledged shares of our common stock. In lieu of cash payment, we accepted a number of the pledged shares as payment in full for amounts owed under the notes receivable. The number of shares paid was determined by dividing the total principal and interest due under each note receivable by the closing market price of our common stock on the date prior to the effective date of each respective transaction. We received approximately 33,000 shares of our common stock in lieu of cash to settle $585 in principal and interest outstanding under the notes receivable. The shares were subsequently retired and are no longer outstanding. For the year ended December 31, 2008, we recorded a mark to market adjustment to decrease non-cash share-based compensation expense of $645 related to the underlying shares pledged as collateral for the notes.

10.	SHARE-BASED COMPENSATION

As of December 31, 2010, we had restricted common stock, stock-settled stock appreciation rights (or “SSARs”) and common stock option equity awards outstanding under three share-based compensation plans.

The share-based compensation cost related to equity awards that has been charged against income was $11,493, $16,652, and $8,550 for the fiscal years ended December 31, 2010, 2009 and 2008, respectively. The total income tax benefit recognized in the income statement for share based compensation arrangements related to equity awards was $4,387, $6,302 and $3,227 for the fiscal years ended December 31, 2010, 2009 and 2008, respectively. There were no capitalized share-based compensation costs at December 31, 2010, 2009 or 2008.

Total share-based compensation expense (inclusive of restricted common stock, common stock options, and SSARs) for the fiscal years ended December 31, 2010, 2009 and 2008 is reflected in our Consolidated Statements of Operations as noted below:

	December 31,
	2010	2009	2008

Cost of revenue	$2,722	$3,063	$1,983
Product development	461	866	721
Selling and marketing	2,476	2,920	1,894
General and administrative	5,834	9,803	3,952

Total share-based compensation expense	$11,493	$16,652	$8,550

Employee Stock Purchase Plan

In 2010, the Company established the MedAssets, Inc. Employee Stock Purchase Plan (the “Plan”). Under the Plan, eligible employees may purchase shares of our common stock at a discounted price through payroll deductions. The price per share of the common stock sold to participating employees will be 95% of the fair market value of such share on the applicable purchase date. The Plan requires that all stock purchases be held by participants for a period of 18 months from the purchase date. A total of 500,000 shares of our common stock are authorized for purchase under the Plan. There were no purchases under the Plan during the year ended December 31, 2010 and the first purchase date is expected to be February 28, 2011.

Equity Incentive Plans

In 2010, the Board approved and the Company’s stockholders adopted the MedAssets, Inc. 2010 Special Stock Incentive Plan (the “Plan”). Under the Plan, the Company may award stock-based incentives to selected eligible persons. The Plan allows for the grant of stock options, which are the right to purchase shares of stock at a fixed price at some time in the future, and other stock-based awards. The Company granted 425,000 SSARs

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

and 185,000 shares of restricted stock pursuant to the Plan. No further equity grants will be issued under the plan.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain individuals who have not previously served as employees or directors of the Company or its affiliates and who have become employees of the Company or its affiliates in connection with the Company’s acquisition of the Broadlane Group, and to serve as an inducement to their entering into employment with the Company. The Plan is intended to promote the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of the stockholders.

In 2008, the Board approved and the Company’s stockholders adopted the MedAssets Inc. Long-Term Performance Incentive Plan (the “2008 Plan”). The 2008 Plan provides for the grant of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock unit awards, performance awards, stock appreciation rights and other stock-based awards. An aggregate of 5,500,000 underlying shares of our common stock was reserved for issuance to the Company’s directors, employees, and others under the 2008 Plan. As of December 31, 2010, we had approximately 953,000 shares remaining under our 2008 Plan available for grant. The 2008 Plan was designed to replace and succeed the MedAssets, Inc. 2004 Long-Term Incentive Plan and the 1999 Stock Incentive Plan. Equity awards issued under the 2008 Plan consist of common stock options, restricted stock (both service-based and performance-based), and SSARs (both service-based and performance-based).

Option awards issued under the 2008 Plan generally vest based over five years of continuous service and have seven-year contractual terms. Service-based share awards generally vest over one to four years. However, specific vesting criteria have been established for certain equity awards issued to employees which are comprised of the following:

•	Performance-based SSARs vest upon the achievement of a 25% compounded annual growth rate of non-GAAP diluted adjusted EPS (which we formerly referred to as non-GAAP diluted cash EPS) for the three-year period ending December 31, 2011. None of the performance-based SSARs will vest unless the Company achieves the 25% diluted adjusted EPS growth rate.

•	Performance-based restricted common stock will vest as follows:

(i) 50% vesting based on achievement of a 15% compounded annual growth rate of diluted adjusted EPS for the three-year period ending December 31, 2011;

(ii) Pro rata vesting of between 50% and 100% based on achievement of a compounded annual growth rate of diluted adjusted EPS between 15% and 25% for the three-year period ending December 31, 2011; and

(iii) 100% vesting based on achievement of a 25% compounded annual growth rate of diluted adjusted EPS for the three-year period ending December 31, 2011.

The compensation committee resolved that the Company’s adjusted earnings per share growth, or diluted adjusted EPS growth (formerly referred to as diluted cash earnings per share, or “cash EPS”), will be used as the performance criteria for the SSARs and restricted common stock awards subject to performance-based vesting. Diluted adjusted EPS, a non-GAAP measure, is defined as the Company’s fully-diluted net income per share excluding non-cash acquisition-related intangible amortization, non-cash share-based compensation expense and certain Board approved non-recurring items on a tax-adjusted basis. The Company’s management team and Board believe the use of diluted adjusted EPS as the measure for vesting terms is appropriate as it can be used to analyze the Company’s operating performance on a consistent basis by removing the impact of certain non-cash and non-recurring items from the Company’s operations, and by reflecting organic growth and accretive business transactions. However, as diluted adjusted EPS is a non-GAAP measure, it may not be the sole or best measure for investors to gauge the Company’s overall financial performance. The audit committee of the Board will be responsible for validating the calculation of diluted adjusted EPS growth over the relevant period.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

In addition to meeting the performance targets as discussed above, the grantees must be employed by the Company for a continuous four year period through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest.

•	Service-based SSARs vest 25% annually beginning on December 31, 2009.

•	Service-based restricted stock vest 100% on December 31, 2012.

Option awards issued under the 2004 Long Term Equity Incentive Plan generally vest based over five years of continuous service and have ten-year contractual terms. Service-based share awards generally vest over three years. We will not issue any additional awards under this plan and all future shares that are canceled or forfeited that were initially issued under this plan will be added back to our 2008 plan.

Option awards issued under the 1999 Stock Incentive Plan generally vest based over three to four years of continuous service and have ten-year contractual terms. Service-based share awards generally vest over three years. We will not issue any additional awards under this plan and all future shares that are canceled or forfeited that were initially issued under this plan will be added back to our 2008 plan.

Under all plans, our policy is to grant equity awards with an exercise price (or base price in the case of SSARs) equal to the fair market price of our stock on the date of grant.

Equity Award Valuation

Under generally accepted accounting principles for stock compensation, we calculate the grant-date estimated fair value of share-based awards using a Black-Scholes valuation model. Determining the estimated fair value of share-based awards is judgmental in nature and involves the use of significant estimates and assumptions, including the expected term of the share-based awards, risk-free interest rates over the vesting period, expected dividend rates, the price volatility of the Company’s shares and forfeiture rates of the awards. The guidance requires forfeitures to be estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate is estimated based on historical experience. We base fair value estimates on assumptions we believe to be reasonable but that are inherently uncertain. Actual future results may differ from those estimates.

The fair value of each equity award has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions for the fiscal years ended December 31, 2010, 2009 and 2008:

	December 31,
	2010	2009	2008

Range of calculated volatility	29.6% - 44.99%	31.21% - 34.73%	32.2% - 36.1%
Dividend yield	0%	0%	0%
Range of risk free interest rate	1.37% - 2.44%	1.36% - 2.46%	1.6% - 3.6%
Range of expected term	4.0 - 5.0 years	4.0 - 5.0 years	5.0 - 6.5 years

It is not practicable for us to estimate the expected volatility of our share price required by existing accounting requirements based solely on our own historical stock price volatility (trading history), given our limited history as a publicly traded company. Once we have sufficient history as a public company, we will estimate the expected volatility of our share price, which may impact our future share-based compensation. In accordance with generally accepted accounting principles for stock compensation, we have estimated grant-date fair value of our shares using a combination of our own trading history and a volatility calculated (“calculated volatility”) from an appropriate industry sector index of comparable entities using the “simplified method” as prescribed in Staff Accounting Bulletin No. 107, Share-based Payment, to calculate expected term. Dividend payments were not assumed, as we did not anticipate paying a dividend at the dates in which the

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

various option grants occurred during the year. The risk-free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the options. The expected term of the awards represents the period of time that options granted are expected to be outstanding.

Equity Award Expense Attribution

For service-based equity awards, compensation cost is recognized using an accelerated method over the vesting or service period and is net of estimated forfeitures. For performance-based equity awards, compensation cost is recognized using a straight-line method over the vesting or performance period and is adjusted each reporting period in which a change in performance achievement is determined and is net of estimated forfeitures. We evaluate the probability of performance achievement each reporting period and, if necessary, adjust share-based compensation expense based on expected performance achievement.

Restricted Common Stock Awards

We have issued restricted common stock awards to employees, our Board and our senior advisory board. During 2010, 2009 and 2008, we issued approximately 359,000 (or 280,000 shares net of forfeitures), 1,074,000 (or 1,049,000 shares net of forfeitures), and 6,000 shares, respectively. During 2010, 2009 and 2008, the weighted-average grant date fair value of each restricted common stock share was $19.35, $15.02, and $16.04, respectively. The fair value of shares vested during the fiscal years ended December 31, 2010, 2009 and 2008 was $340, $747, and $107, respectively.

A summary of changes in restricted shares during the fiscal year ended December 31, 2010 is as follows:

				Weighted	Weighted
				Average	Average
	Service-			Grant	Remaining	Aggregate
	Based	Performance-		Date Fair	Contractual	Intrinsic
	Shares	Based Shares	Total Shares	Value	Term	Value

Non-vested restricted shares outstanding as of January 1, 2010	343,000	674,000	1,017,000	$14.92	6 years
Granted	278,000	81,000	359,000	19.35
Vested	(16,000)	—	(16,000)	21.32
Forfeited	(26,000)	(53,000)	(79,000)	14.74

Restricted Shares outstanding as of December 31, 2010	579,000	702,000	1,281,000	$15.85	6 years	$25,813

As of December 31, 2010, there was $12,766 of total unrecognized compensation cost related to unvested restricted common stock awards that will be recognized over a weighted average period of 1.9 years.

SSARs

We have issued SSARs to employees, our Board and our senior advisory board. During 2010 and 2009, we issued approximately 1,876,000 SSARs (or 1,689,000 SSARs net of forfeitures) and 2,765,000 SSARs (or 2,696,000 SSARs net of forfeitures), respectively. During 2010 and 2009 the weighted-average grant date fair value of each SSAR was $7.52 and $4.66, respectively. The fair value of SSARs vested during the fiscal year ended December 31, 2010 and December 31, 2009 was $2,322 and $1,802 respectively.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

A summary of changes in SSARs during the fiscal year ended December 31, 2010 is as follows:

				Weighted	Weighted
				Average	Average
	Service-			Grant	Remaining	Aggregate
	Based	Performance-		Date Fair	Contractual	Intrinsic
	SSARs	Based SSARs	Total SSARs	Value	Term	Value

SSARs outstanding as of January 1, 2010	1,329,000	1,367,000	2,696,000	$4.66	6 years
Granted	1,597,000	279,000	1,876,000	7.52
Exercised	(61,000)	—	(61,000)	4.62
Forfeited	(80,000)	(107,000)	(187,000)	4.69

SSARs outstanding as of December 31, 2010	2,785,000	1,539,000	4,324,000	$5.86	6 years	$15,240

SSARs exercisable as of December 31, 2010	779,000	—	779,000	$4.90	5 years	$3,584

During the fiscal years ended December 31, 2010 we issued approximately 12,000 shares of common stock, in connection with stock-settled stock appreciation right (or “SSAR) exercises of 61,000.

As of December 31, 2010, there was $15,322 of total unrecognized compensation cost related to unvested SSARs that will be recognized over a weighted average period of 1.8 years.

Common Stock Option Awards

During the fiscal years ended December 31, 2010, 2009 and 2008, we granted service-based stock options for the purchase of approximately 102,000, 543,000 and 1,904,000 shares, respectively. The stock options granted during the fiscal year ended December 31, 2010 have a weighted average exercise price of $21.50 and have a service vesting period of five years. The options granted during 2009 have a weighted average exercise price of $20.01 and have a service vesting period of five years. The options granted during 2008 have a weighted average exercise price of $15.70 and have a service vesting period of five years with the exception of 41,000 which vest over a ten-month period.

The exercise price of all stock options described above was equal to the market price of our common stock on the date of grant (or “common stock grant-date fair value”), and therefore the intrinsic value of each option grant was zero. The common stock grant-date fair value of options granted during the fiscal year ended December 31, 2010 represents the market value of our common stock as of the close of market on the grant date. The common stock grant-date fair value of options granted during the fiscal years ended December 31, 2009 and 2008 represents the market value of our common stock as of the close of market on the date prior to the grant date.

The weighted-average grant-date fair value of each option granted during the fiscal years ended December 31, 2010, 2009 and 2008 was $6.84, $6.54 and $6.41, respectively.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

A summary of changes in outstanding options during the fiscal year ended December 31, 2010 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Options outstanding as of January 1, 2010	6,444,000	$9.93	7 years
Granted	102,000	21.50
Exercised	(1,403,000)	7.72
Forfeited	(576,000)	15.41

Options outstanding as of December 31, 2010	4,567,000	$10.18	6 years	$46,344

Options exercisable as of December 31, 2010	2,953,000	$8.47	5 years	$34,727

The total fair value of stock options vested during the fiscal years ended December 31, 2010, 2009 and 2008 was $12,450, $6,195 and $7,095, respectively.

During the fiscal years ended December 31, 2010, 2009 and 2008, we issued approximately 1,403,000, 1,749,000, and 455,000 shares of common stock, respectively, in connection with employee stock option exercises for aggregate exercise proceeds of $10,698, $10,407 and $1,862, respectively.

The total intrinsic value of stock options exercised during the fiscal years ended December 31, 2010, 2009 and 2008 was $19,883, $22,448, and $5,592, respectively. Our policy for issuing shares upon stock option exercise is to issue new shares of common stock.

As of December 31, 2010, there was $3,529 of total unrecognized compensation cost related to outstanding stock option awards that will be recognized over a weighted average period of 1.5 years.

The following table summarizes the exercise price range, weighted average exercise price, and remaining contractual lives for the number of stock options outstanding as of December 31, 2010, 2009 and 2008:

	December 31,
	2010	2009	2008

Range of exercise prices	$0.63 - $23.11	$0.63 - $23.60	$0.63 - $17.86
Number of options outstanding	4,567,000	6,444,000	7,995,000
Weighted average exercise price	$10.18	$9.93	$8.63
Weighted average remaining contractual life	5.7 years	6.7 years	7.3 years

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

11.	INCOME TAXES

The provision for income tax expense is as follows for the years ended December 31:

	2010	2009	2008

Current expense
Federal	$8,903	$6,518	$1,349
Foreign	14	58	—
State	1,893	1,738	1,008

Total current expense	10,810	8,314	2,357
Deferred expense
Federal	(24,287)	4,147	5,229
State	(778)	365	(84)

Total deferred expense	(25,065)	4,512	5,145
Change in valuation allowance	—	—	(13)

Provision for income taxes	$(14,255)	$12,826	$7,489

A reconciliation between reported income tax expense and the amount computed by applying the statutory federal income tax rate of 35 percent is as follows at December 31, 2009, 2008 and 2007:

	2010	2009	2008

Computed tax expense	$(16,234)	$11,471	$6,415
State taxes (net of federal benefit)	630	1,679	606
Other permanent items	101	91	73
Meals & entertainment related to operations	795	695	565
Nondeductible Acquisition Costs	2,036	—	—
Research & development credits	(2,156)	(882)	—
Uncertain tax positions	598	(145)	(152)
Net operating loss adjustments	164	(22)	(36)
Alternative minimum tax	108	(57)	18
Other	(297)	(4)	—

Provision for income taxes	$(14,255)	$12,826	$7,489

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

	2010	2009

Deferred tax asset, current
Accrued expenses	$5,478	$3,516
Accounts receivable	2,007	1,586
Returns and allowances	479	175
Deferred revenue	9,732	3,108
Net operating loss carryforwards	599	3,387
AMT credit	828	1,311
Research and development credit	822	1,409
Foreign Tax Credit	—	61
Prepaid Expenses	—	47

Deferred tax asset, current	19,945	14,600
Valuation allowance	(291)	(177)

Total deferred tax asset, current	19,654	14,423

Deferred tax liability, current
Prepaid Expenses	(526)	—
Deferred Interest Expense	(1,041)	—

Total deferred tax liability, current	(1,567)	—

Net deferred tax asset, current	$18,087	$14,423

Deferred tax asset, non-current
Deferred compensation	$10,558	$9,793
Accrued Expenses	637	—
Net operating loss carryforwards	1,761	167
Capital lease	2,415	811
Deferred revenue	—	936
Financial hedges	—	962
AMT credit	828	—
Research and development credit	740	—
Capital Loss Limitation	1,053	—
Other	172	111

Deferred tax asset, non-current	18,164	12,780
Valuation allowance	(2,094)	(545)

Total deferred tax asset, non-current	16,070	12,235

Deferred tax liability, non-current
Intangible assets	(153,617)	(17,611)
Prepaid expenses	(8)	(39)
Fixed assets	(1,065)	(3,604)
Capitalized software costs	(12,267)	(10,220)

Total deferred tax liability, non-current	(166,957)	(31,474)

Net deferred liability, non-current	$(150,887)	$(19,239)

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

We have historically maintained a valuation allowance on certain deferred tax assets. In assessing the ongoing need for a valuation allowance, we consider recent operating results, the scheduled reversal of deferred tax liabilities, projected future taxable benefits and tax planning strategies. As a result of this assessment, we recorded a $1,663 increase to our valuation allowance on certain deferred tax assets for the year ended December 31, 2010.

Of this increase, $610 was attributable to the valuation allowance related to our expected utilization of state net operating loss carry forwards in future periods. The remaining $1,053 was recorded in connection with the acquisition of Broadlane. As a result of the increase in the valuation allowance of $1,663, we realized a state expense of $610 included in “Income tax (benefit) expense” on the accompanying consolidated statements of operations. The remaining $1,053 was reflected in purchase price allocation related to the Broadlane Acquisition, which was recorded as an increase to Goodwill of $1,053. We will continue to evaluate on an annual basis, whether or not a continued valuation allowance is necessary.

We have fully utilized all of our federal net operating loss carryforwards as of December 31, 2010.

Cash paid for income taxes amounted to $6,577 and $749 for the years ended December 31, 2010 and 2009, respectively.

We adopted generally accepted accounting principles relating to the accounting for uncertainty in income taxes, on January 1, 2007. As a result of the implementation of this guidance, we recognized a cumulative-effect adjustment by reducing the January 1, 2007 balance of retained earnings by $1,316 and increasing our liability for unrecognized tax benefits, interest, and penalties by $314 and reducing noncurrent deferred tax assets by $1,002.

Upon adoption of this guidance, we elected an accounting policy to also classify accrued penalties and interest related to unrecognized tax benefits in our income tax provision. Previously, our policy was to classify penalties and interest as operating expenses in arriving at pretax income. During the year ended December 31, 2010, we accrued $82 of interest and penalties, of which $67 related to acquisition of Broadlane and was reflected in the purchase price allocation. During the year ended December 31, 2009, we reversed $82, for the potential payment of interest and penalties.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$2,380
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(2,002)
Settlements and lapse of statue of limitations	—

Balance at December 31, 2008	$378
Additions based on tax positions related to the current year	79
Additions for tax positions of prior years	77
Reductions for tax positions of prior years	—
Settlements and lapse of statue of limitations	—

Balance at December 31, 2009	$534
Additions based on tax positions related to the current year	164
Additions for tax positions of prior years	1,230
Reductions for tax positions of prior years	—
Settlements and lapse of statue of limitations	—

Balance at December 31, 2010	$1,928

Included in our unrecognized tax benefits are $1,838 of uncertain positions that would impact our effective rate if recognized. We expect unrecognized tax benefits to increase by approximately $164 in the next 12 months.

Our consolidated U.S. federal income tax returns for tax years 1999 to 2009 remain subject to examination by the Internal Revenue Service (or “IRS”) for net operating loss carryforward and credit carryforward purposes. For years 1999 to 2006 the statute for assessments and refunds has generally expired, however tax attributes for those years may still be examined, which would impact tax years in which those attributes were utilized, which would impact tax years 2007 forward. Separate state income tax returns for our parent company and certain consolidated state returns remain subject to examination for net operating loss carryforward purposes. Separate state income tax returns for previously acquired companies for tax years 2006 -2008 and our former significant subsidiary for tax year 2006 remain open. The statute of limitations on these 2006 state returns generally expired on September 15, 2010.

12.	INCOME (LOSS) PER SHARE

We calculate earnings per share (or “EPS”) in accordance with the generally accepted accounting principles relating to earnings per share. Basic EPS is calculated by dividing reported net income (loss) by the weighted-average number of common shares outstanding for the reported period following the two-class method. Diluted EPS reflects the potential dilution that could occur if our stock options, stock settled stock appreciation rights, unvested restricted stock and stock warrants were exercised and converted into our common shares during the reporting periods.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2010	2009	2008

Numerator for Basic and Diluted Income Per Share:
Net (loss) income	(32,124)	19,947	10,841
Denominator for basic (loss) income per share weighted average shares	56,434,000	54,841,000	49,843,000
Effect of dilutive securities:
Stock options	—	2,416,000	2,444,000
Stock settled stock appreciation rights	—	193,000	—
Restricted stock and stock warrants	—	415,000	27,000

Denominator for diluted (loss) income per share — adjusted weighted average shares and assumed conversions	56,434,000	57,865,000	52,314,000
Basic (loss) income per share:
Basic net (loss) income from continuing operations	$(0.57)	$0.36	$0.22

Diluted net (loss) income per share:
Diluted net (loss) income from continuing operations	$(0.57)	$0.34	$0.21

During the fiscal year ended December 31, 2010, basic and diluted EPS are the same as potentially dilutive securities have been excluded from the calculation of diluted EPS given our net loss for the year. In addition, the effect of certain dilutive securities has been excluded for the fiscal years ended December 31, 2010, 2009 and 2008 because the impact is anti-dilutive as a result of the strike price of certain securities being greater than the average market price (or out of the money) during the periods presented. The following table provides a summary of those potentially dilutive securities that have been excluded from the above calculation of diluted EPS:

	Year Ended December 31,
	2010	2009	2008

Stock options	2,023,000	110,000	355,000
Stock settled stock appreciation rights	290,000	24,000	—
Restricted stock and stock warrants	222,000	1,000	—

Total	2,535,000	135,000	355,000

13.	SEGMENT INFORMATION

We deliver our solutions and manage our business through two reportable business segments, Revenue Cycle Management (“RCM”) and Spend and Clinical Resource Management (“SCM”):

Effective, January 1, 2011, we realigned our decision support services (“DSS”) and performance analytics business operations under our SCM segment from our RCM segment. We believe that this realignment will help us capitalize on the integration of our products and services, and to better focus on offering data-driven tools and services to help bridge our customers’ clinical and financial gaps so they can produce higher quality patient outcomes at a lower cost. All prior period amounts have been recast to reflect this realignment.

•	Revenue Cycle Management. Our Revenue Cycle Management (“RCM”) segment provides a comprehensive suite of software and services spanning the hospital, health system and other ancillary healthcare provider revenue cycle workflow — from patient admission and financial responsibility, patient financial liability estimation, charge capture, case management, contract management and health information management through claims processing and accounts receivable management. Our workflow solutions, together with our data management and business intelligence tools, increase revenue capture and cash collections, reduce accounts receivable balances and increase regulatory compliance.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

•	Spend and Clinical Resource Management. Our Spend and Clinical Resource Management (“SCM”) segment provides a comprehensive suite of technology-enabled services that help our customers manage their non-labor expense categories. Our solutions lower supply and medical device pricing and utilization by managing the procurement process through our group purchasing organization portfolio of contracts, consulting services and business intelligence tools.

GAAP relating to segment reporting, defines reportable segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing financial performance. The guidance indicates that financial information about segments should be reported on the same basis as that which is used by the chief operating decision maker in the analysis of performance and allocation of resources. Management of the Company, including our chief operating decision maker, uses what we refer to as Segment Adjusted EBITDA as its primary measure of profit or loss to assess segment performance and to determine the allocation of resources. We define Segment Adjusted EBITDA as segment net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization (“EBITDA”) as adjusted for other non-recurring, non-cash or non-operating items. Our chief operating decision maker uses Segment Adjusted EBITDA to facilitate a comparison of our operating performance on a consistent basis from period to period. Segment Adjusted EBITDA includes expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of the segment. General and administrative corporate expenses that are not specific to the segments are not included in the calculation of Segment Adjusted EBITDA. These expenses include the costs to manage our corporate offices, interest expense on our credit facilities and expenses related to being a publicly-held company. All reportable segment revenues are presented net of inter-segment eliminations and represent revenues from external customers.

The following tables present Segment Adjusted EBITDA and financial position information as utilized by our chief operating decision maker. A reconciliation of Segment Adjusted EBITDA to consolidated net income is included. General corporate expenses are included in the “Corporate” column. “RCM” represents the Revenue Cycle Management segment and “SCM” represents the Spend and Clinical Resource Management segment. Other assets and liabilities are included to provide a reconciliation to total assets and total liabilities.

The following tables represent our results of operations, by segment, for the fiscal years ended December 31, 2010, 2009 and 2008. The results of operations of Broadlane are included in our SCM segment

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

from the date of acquisition, or November 16, 2010. The results of operations of Accuro are included in our RCM segment from the date of acquisition, or June 2, 2008:

	Year Ended December 31, 2010
	RCM	SCM	Corporate	Total

Results of Operations:
Revenue:
Administrative fees	$—	$182,024	$—	$182,024
Revenue share obligation	—	(62,954)	—	(62,954)
Other service fees	213,728	58,533	—	272,261

Total net revenue	213,728	177,603	—	391,331
Total operating expenses	182,868	180,460	47,524	410,852

Operating (loss) income	30,860	(2,857)	(47,524)	(19,521)
Interest (expense) income	—	(20)	(27,488)	(27,508)
Other income (expense)	144	26	480	650

(Loss) income before income taxes	$31,004	$(2,851)	$(74,532)	$(46,379)
Income tax (benefit) expense	(5,031)	17,581	(26,805)	(14,255)

Net (loss) income	36,035	(20,432)	(47,727)	(32,124)

Segment Adjusted EBITDA	$65,891	$87,696	$(25,547)	$128,040

	Year Ended December 31, 2010
	RCM	SCM	Corporate	Total

Financial Position:
Accounts receivable, net	$50,327	$49,546	$147	$100,020
Other assets	487,515	1,135,836	121,982	1,745,333

Total assets	537,842	1,185,382	122,129	1,845,353
Accrued revenue share obligation	—	57,744	—	57,744
Deferred revenue	29,206	16,924	—	46,130
Other liabilities	8,772	29,643	1,267,481	1,305,896

Total liabilities	$37,978	$104,311	$1,267,481	$1,409,770

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

	Year Ended December 31, 2009
	RCM	SCM	Corporate	Total

Results of Operations:
Revenue:
Administrative fees	$—	$163,454	$—	$163,454
Revenue share obligation	—	(55,231)	—	(55,231)
Other service fees	178,721	54,337	—	233,058

Total net revenue	178,721	162,560	—	341,281
Total operating expenses	158,411	102,507	29,893	290,811

Operating income (loss)	20,310	60,053	(29,893)	50,470
Interest (expense) income	(1)	(1)	(18,112)	(18,114)
Other income (expense)	48	(118)	487	417

Income (loss) before income taxes	$20,357	$59,934	$(47,518)	$32,773
Income tax (benefit)	7,967	23,455	(18,596)	12,826

Net income (loss)	12,390	36,479	(28,922)	19,947

Segment Adjusted EBITDA	$56,053	$76,469	$(21,084)	$111,438

	Year Ended December 31, 2009
	RCM	SCM	Corporate	Total

Financial Position:
Accounts receivable, net	$50,418	$41,869	$(24,670)	$67,617
Other assets	501,232	159,780	49,915	710,927

Total assets	551,650	201,649	25,245	778,544
Accrued revenue share obligation	—	31,948	—	31,948
Deferred revenue	22,527	9,351	—	31,878
Other liabilities	30,332	39,649	207,365	277,346

Total liabilities	$52,859	$80,948	$207,365	$341,172

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

	Year Ended December 31, 2008
	RCM	SCM	Corporate	Total

Results of Operations:
Revenue:
Administrative fees	$—	$158,618	$—	$158,618
Revenue share obligation	—	(52,853)	—	(52,853)
Other service fees	128,036	45,855	—	173,891

Total net revenue	128,036	151,620	—	279,656
Total operating expenses	120,810	95,152	22,172	238,134

Operating income	7,226	56,468	(22,172)	41,522
Interest (expense) income	(2)	(3)	(21,266)	(21,271)
Other income (expense)	56	23	(2,000)	(1,921)

Income (loss) before income taxes	$7,280	$56,488	$(45,438)	$18,330
Income tax (benefit)	4,497	22,454	(19,462)	7,489

Net income (loss)	2,783	34,034	(25,976)	10,841

Segment Adjusted EBITDA	$36,593	$70,957	$(17,834)	$89,716

	Year Ended December 31, 2008
	RCM	SCM	Corporate	Total

Financial Position:
Accounts receivable, net	$40,989	$42,935	$(28,876)	$55,048
Other assets	508,832	165,733	44,247	718,812

Total assets	549,821	208,668	15,371	773,860
Accrued revenue share obligation	—	29,698	—	29,698
Deferred revenue	19,893	10,798	—	30,691
Other liabilities	23,860	46,375	260,297	330,532

Total liabilities	$43,753	$86,871	$260,297	$390,921

GAAP relating to segment reporting requires that the total of the reportable segments’ measures of profit or loss be reconciled to the Company’s consolidated operating results. The following table reconciles Segment

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

Adjusted EBITDA to consolidated net (loss) income for each of the fiscal years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31,
	2010	2009	2008

RCM Adjusted EBITDA	$65,891	$56,053	$36,593
SCM Adjusted EBITDA	87,696	76,469	70,957

Total reportable Segment Adjusted EBITDA	153,587	132,522	107,550
Depreciation	(16,164)	(10,982)	(8,139)
Depreciation (included in cost of revenue)	(2,894)	(2,426)	(709)
Amortization of intangibles	(31,027)	(28,012)	(23,442)
Amortization of intangibles (included in cost of revenue)	(649)	(740)	(873)
Interest expense, net of interest income(1)	59	17	24
Income tax	(12,549)	(31,422)	(26,951)
Impairment of intangibles(2)	(46,026)	—	(1,916)
Share-based compensation expense(3)	(6,491)	(10,113)	(6,278)
Purchase accounting adjustments(4)	(13,406)	25	(2,449)
Acquisition-related expenses(5)	(8,837)	—	—

Total reportable segment net income	15,603	48,869	36,817
Corporate net (loss)	(47,727)	(28,922)	(25,976)

Consolidated net (loss) income	$(32,124)	$19,947	$10,841

(1)	Interest income is included in other income (expense) and is not netted against interest expense in our consolidated statements of operations.

(2)	The impairment during the fiscal year ended December 31, 2010 primarily consisted of (i) a $44,495 write-off of goodwill relating to our decision support services operating unit; and (ii) $1,281 relating to an SCM trade name and a customer base intangible asset from prior acquisitions that were deemed to be impaired as part of the product and service offering integration associated with the Broadlane Acquisition. The impairment during the fiscal year ended December 31, 2008 primarily relates to acquired developed technology from prior acquisitions, revenue cycle management trade name and internally developed software products, mainly due to the integration of Accuro’s operations and products.

(3)	Represents non-cash share-based compensation to both employees and directors. We believe excluding this non-cash expense allows us to compare our operating performance without regard to the impact of share-based compensation, which varies from period to period based on amount and timing of grants.

(4)	Upon acquiring Broadlane, we made certain purchase accounting adjustments that reflects the fair value of administrative fees related to customer purchases that occurred prior to November 16, 2010 but were reported to us subsequent to that. Under our revenue recognition accounting policy, which is in accordance with GAAP, these administrative fees would be ordinarily recorded as revenue when reported to us; however, the acquisition method of accounting requires us to estimate the amount of purchases occurring prior to the transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to us) and record any corresponding revenue share obligation as a liability. The $13,406 represents the net amount of (i) $26,791 in administrative fees based on vendor reporting received from the acquisition date up through December 31, 2010; and (ii) a corresponding revenue share obligation of $13,385. In 2008, these adjustments include the effect on revenue of adjusting acquired deferred revenue balances, net of any

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

reduction in associated deferred costs, to fair value as of the respective acquisition dates for Accuro and XactiMed. The reduction of the deferred revenue balances materially affects period-to-period financial performance comparability and revenue and earnings growth in future periods subsequent to the acquisition and is not indicative of changes in underlying results of operations. The acquired deferred revenue balances were fully amortized in 2009. We may have this adjustment in future periods if we have any new acquisitions.

(5)	Amount was attributable to $10,396 in transaction costs incurred (not related to the financing) to complete the Broadlane Acquisition such as due diligence, consulting and other related fees; $8,418 for integration and restructuring-type costs associated with the Broadlane Acquisition, such as severance, retention, certain performance-related salary-based compensation, and operating infrastructure costs; and $2,798 was attributable to acquisition-related fees associated with an unsuccessful acquisition attempt. We expect to continue to incur costs in future periods to fully integrate the Broadlane Acquisition, including but not limited to the alignment of service offerings and the standardization of the legacy Broadlane accounting policies to our existing accounting policies and procedures.

14.	DERIVATIVE FINANCIAL INSTRUMENTS

Effective January 1, 2009, we adopted GAAP for derivatives and hedging which requires companies to provide enhanced qualitative and quantitative disclosures about how and why an entity uses derivative instruments and how derivative instruments and related hedged items are accounted for under GAAP. As of December 31, 2010, we did not have any derivative financial instruments.

Interest Rate Swap

On May 21, 2009, we entered into a London Inter-bank Offered Rate (or “LIBOR”) interest rate swap with a notional amount of $138,276 beginning June 30, 2010, which effectively converted a portion of our variable rate term loan credit facility to a fixed rate debt as an effective cash flow hedge. The interest rate swap was terminated on November 16, 2010 as part of the Broadlane Acquisition and we recognized a $1,605 loss upon termination, which is recorded in interest expense on the accompanying consolidated statement of operations.

As of December 31, 2009, we recorded the fair value of the swap on our balance sheet as a liability of approximately $610 in other long-term liabilities, and the offsetting loss ($379 net of tax) was recorded in accumulated other comprehensive loss in our stockholders’ equity. For the year ended December 31, 2009, we recorded an unrealized loss of $379 in other comprehensive income in our stockholders’ equity.

We determined the fair values of the swap using Level 2 inputs as defined under GAAP for fair value measurements and disclosures because our valuation techniques included inputs that are considered significantly observable in the market, either directly or indirectly.

During 2008, we terminated two floating-to-fixed rate LIBOR-based interest rate swaps, originally entered into in November 2006 and July 2007. The swaps were originally set to fully terminate by July 2010. Such early termination with the counterparty was deemed to be a termination of all future obligations between us and the counterparty. In consideration of the early termination, we paid $3,914 to the counterparty on June 26, 2008 plus $903 of accrued interest. The result was a charge to expense for the fiscal year ended December 31, 2008 of $3,914.

Interest Rate Collar

On June 24, 2008 (effective June 30, 2008), we entered into an interest rate collar to hedge our interest rate exposure on a notional $155,000 of our outstanding term loan credit facility. The collar expired on

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

June 30, 2010. As of December 31, 2009, we recorded the fair value of the interest rate collar on our balance sheet as a liability of approximately $1,965 in other long term liabilities and the offsetting loss of $1,221 (net of tax) was recorded in accumulated other comprehensive loss in our stockholders’ equity as an effective cash flow hedge. For the year ended December 31, 2009, we recorded an unrealized gain of $1,058 in other comprehensive income in our stockholders’ equity.

15.	FAIR VALUE MEASUREMENTS

We measure fair value for financial instruments, such as derivatives and non-financial assets, when a valuation is necessary, such as for impairment of long-lived and indefinite-lived assets when indicators of impairment exist in accordance with GAAP for fair value measurements and disclosures. This defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value.

Refer to Note 14 for information and fair values of our derivative instruments measured on a recurring basis under GAAP for fair value measurements and disclosures.

In estimating our fair value disclosures for financial instruments, we use the following methods and assumptions:

•	Cash and cash equivalents. The carrying value reported in the consolidated balance sheets for these items approximates fair value due to the high credit standing of the financial institutions holding these items and their liquid nature;

•	Accounts receivable, net. The carrying value reported in the consolidated balance sheets is net of allowances for doubtful accounts which includes a degree of counterparty non-performance risk;

•	Accounts payable and current liabilities. The carrying value reported in the consolidated balance sheets for these items approximates fair value, which is the likely amount for which the liability with short settlement periods would be transferred to a market participant with a similar credit standing as the Company;

•	Finance obligation. The carrying value of our finance obligation reported in the consolidated balance sheets approximates fair value based on current interest rates; and,

•	Notes payable. The carrying value of our long-term notes payable reported in the consolidated balance sheets approximates fair value since they bear interest at variable rates. Refer to Note 7.

16.	VALUATION AND QUALIFYING ACCOUNTS

We maintain an allowance for doubtful accounts that is recorded as a contra asset to our accounts receivable balance; a sales return reserve and customer allowance that is recorded as a contra revenue account; and, a self insurance accrual related to the medical and dental insurance provided to our employees. The

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

following table sets forth the change in each of those reserves for the years ended December 31, 2010, 2009, and 2008.

Valuation and Qualifying Accounts

	Balance at		Write-offs	Balance at
	Beginning	Charged to	Net of	End of
	of Year	Bad Debt(1)	Recoveries(2)	Year

Allowance for Doubtful Accounts
Year ended December 31, 2010	$4,189	$1,686	$(619)	$5,256
Year ended December 31, 2009	2,247	5,753	(3,811)	4,189
Year ended December 31, 2008	3,506	1,906	(3,165)	2,247

(1)	Additions to the allowance account through the normal course of business are charged to expense.

(2)	Write-offs reduce the balance of accounts receivable and the related allowance for doubtful accounts indicating management’s belief that specific balances are not recoverable.

	Balance at			Balance at
	Beginning	Net Charged to		End of
	of Year	Net Revenue(1)	Write-offs(2)	Year

Customer Allowance and Return Reserve
Year ended December 31, 2010	$462	$847	(66)	$1,243
Year ended December 31, 2009	352	110	—	462
Year ended December 31, 2008	253	99	—	352

(1)	Includes customer service allowance and sales returns. Additions to the allowance through the normal course of business reduce net revenue.

(2)	Write-offs reduce the balance of the customer allowance and return reserve.

	Balance at			Balance at
	Beginning	Charged to	Claims	End of
	of Year	Expense(2)	Payments(3)	Year

Self Insurance Accrual(1)
Year ended December 31, 2010	$1,538	$13,317	$(12,789)	$2,066
Year ended December 31, 2009	993	10,756	(10,211)	1,538
Year ended December 31, 2008	—	6,963	(5,970)	993

(1)	During 2008, we implemented a self insurance policy to cover our employee’s medical and dental insurance (2008 was exclusive of acquired employees related to the Accuro acquisition).

(2)	Estimates of insurance claims expected to be incurred through the normal course of business are charged to expense.

(3)	Actual insurance claims payments reduce the self insurance accrual.

MedAssets Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands, except share and per share amounts)

17.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Unaudited summarized financial data by quarter for the years ended December 31, 2010 and 2009 is as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 2010
Net revenue	$93,406	$95,127	$95,852	$106,946
Gross profit	71,684	72,370	73,155	73,385
Net income (loss)	5,520	3,294	8,461	(49,399)
Net income (loss) per basic share	$0.10	$0.06	$0.15	$(0.87)

Net income (loss) per diluted share	$0.09	$0.06	$0.14	$(0.87)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Fiscal 2009
Net revenue	$78,984	$84,209	$82,393	$95,695
Gross profit	62,239	66,596	60,921	76,874
Net income	1,905	2,175	5,896	9,971
Net income per basic share	$0.04	$0.04	$0.11	$0.18

Net income per diluted share	$0.03	$0.04	$0.10	$0.17

18.	RELATED PARTY TRANSACTION

We have an agreement with John Bardis, our chief executive officer, for the use of an airplane owned by JJB Aviation, LLC (“JJB”), a limited liability company, owned by Mr. Bardis. We pay Mr. Bardis at market-based rates for the use of the airplane for business purposes. The audit committee of the board of directors reviews such usage of the airplane annually. During the fiscal years ended December 31, 2010, 2009 and 2008, we incurred charges of $1,913, $1,813 and $782, respectively, related to transactions with Mr. Bardis.

19.	SUBSEQUENT EVENTS

We have evaluated subsequent events for recognition or disclosure in the consolidated financial statements filed on Form 10-K with the SEC and no events have occurred that require disclosure.